UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☑	Definitive Proxy Statement
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Western Digital Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Our strategy across six major strategic pillars:

Enhanced Customer Focus
●Deepen customer advocacy to build lasting relationships
●Enhance engagement to best understand and serve customer needs
●Aim to be the vendor of choice through tailored solutions

Driving the Future of Data Storage
At Western Digital, our vision is to unleash the power and value of data. For decades, we have been at the forefront of storage innovation, which fuels our mission to be the market leader in data storage, delivering solutions for now and the future. We are committed to providing scalable, sustainable technology for the world’s hyperscalers, enterprises and cloud providers, and building cutting-edge innovation designed to drive the next generation of AI-driven data workloads.
Hard disk drives (“HDDs”) are the foundation of the data economy, and our relentless dedication to innovation is driving the future of data storage. As data volumes surge at unprecedented rates, businesses face increasing pressure to balance capacity, performance, cost and sustainability.
Western Digital offers a clear path forward—with advancements in technology, our predictable capacity leadership reduces total cost of ownership and ensures smooth technology transitions. We work hand in hand with our customers to create solutions that meet evolving demands, enabling HDDs to truly set the foundation for the data economy. With Western Digital, the future of storage is secure, efficient and built to scale.
All that we do is powered by our people, who are united in a common purpose of creating meaningful solutions that move the world forward.
Our Values
●Customers: Enabling all customers to succeed
●Results: Making progress and achieving goals
●Connection: Collaborating as one supportive team
●Excellence: Doing our best and doing what's right
●Innovation: Inventing in big and small ways

Product and Technology Leadership ●Deliver the best total cost of ownership ●Lead with differentiated IP and proprietary technologies ●Disciplined product management to prioritize consistent innovation

Innovation and Growth ●Explore adjacent markets to unlock new revenue streams ●Expand presence in high-growth global markets ●Incubate emerging technologies to stay ahead of market trends

Operational Excellence ●Improve margin profile through cost optimization ●Execute with precision to deliver consistent results ●Optimize operations to enhance agility and scale

Rigorous Financial Discipline ●Set ambitious financial performance targets ●Execute disciplined capital allocation strategy ●Maintain clear and consistent communication with investors

High Performance Teams ●Build the right capabilities to support our strategic goals ●Leverage seasoned leadership team with a proven track record ●Foster a high-performance culture rooted in our values

1

Letter from Our Chair
Dear Fellow Stockholders:
It is a privilege to write to you for the first time as the new Chair of Western Digital’s Board of Directors. This year marks a significant milestone as we hold our first Annual Meeting following the successful separation of our flash business, Sandisk, on February 21, 2025 (the “Separation”) while also continuing to drive strong performance for our customers, employees and stockholders.
Driving Long-Term Value with a Clear Vision and Commitment to Stockholders
Artificial intelligence (“AI”) is ushering in a new era of data growth by fundamentally changing how data is created, collected, processed and stored and, importantly, valued. It is an exciting time for our company as we build on our strong foundational business to be the backbone of the world’s data infrastructure and to capitalize on the exponential growth of data storage demand in the age of AI. The exceptional cost-efficiency and reliability of our HDD technology position us to realize the accelerating opportunities for mass storage, which continues to drive secular growth as our largest addressable market.
In fiscal 2025, Western Digital demonstrated disciplined execution and resilience. We remained focused on optimizing our operations, investing in product innovation and capitalizing on the explosive growth of data. Western Digital continues to be an unmatched partner for mass data storage needs as we deliver high capacity drives with improved performance, energy efficiency and lowest total cost of ownership.
Our commitment to stockholders remains a priority as we deliver on our capital allocation strategy to reinvest in our business, reduce debt and return cash to stockholders. We have already taken significant steps to strengthen our balance sheet and have initiated a quarterly dividend and authorized a share repurchase program.
We are encouraged by our recent performance that indicates our more focused structure will enable stronger profitability, faster decision-making and enhanced long-term value creation. Despite geopolitical and trade uncertainty, we believe that demand for our portfolio remains robust and allows us to effectively plan for our future. We look ahead with confidence for fiscal 2026 and beyond.
Guided by a Board Strategically Aligned for Our Future
We are thrilled to have appointed and now nominate Bruce E. Kiddoo, Roxanne Oulman and Irving Tan to our Board. These accomplished leaders bring critical expertise in innovation, finance and our industry, strengthening the Board’s ability to oversee and support strategic priorities. As part of our ongoing Board refreshment, we have carefully considered the skills and experiences of both new and current directors to ensure alignment with our long-term strategy. I am proud to serve alongside such a distinguished Board committed to driving long-term success for our stockholders.
Strong Governance and a Foundation of Accountability
Corporate governance excellence remains a cornerstone of our company. We demonstrated this principle through the successful execution of succession planning and the commitment to strong, independent Board oversight around the Separation. In fiscal 2025, we continued to regularly engage with our stockholders on our business, governance, executive compensation, sustainability and other topics of interest to solicit feedback, which remains a key input in our Board’s decision-making.
Our executive compensation strategy is rooted in our core philosophy: attracting and retaining best-in-class talent while closely aligning pay with performance. Throughout the Separation and subsequent leadership transitions, we have maintained a compensation framework that supports both our immediate priorities and long-term objectives, with a clear focus on driving stockholder value creation.
Commitment to Transparency and Sustainable Business Practices
Western Digital is committed to operating with transparency and integrating corporate responsibility into all facets of our strategy. We are proud of our continued progress on environmental and social initiatives, including advancing toward our climate targets and strengthening our responsible sourcing, labor and safety programs. We remain committed to developing top talent and building a future-ready workforce equipped to thrive in an evolving digital landscape.
Our fiscal 2025 sustainability goals, revised to account for the Separation, are designed to support our strategy of innovating with technology to drive positive impact. Our efforts are focused on driving measurable results. Our re-commitment to ambitious science-based emission reduction targets and reducing waste and water usage advance our progress towards a sustainable future and business.
We are proud of the strides made in our circular economy strategies, advancing rare earth element recovery from HDDs, expanding our use of recycled materials in our products and ramping up reuse and recertification efforts globally.
We Ask for Your Support
We are honored to serve you, our stockholders, during this exciting new era for Western Digital. We thank you for your trust, your engagement and your investment. We welcome your input and ask for your support for our voting recommendations at our Annual Meeting.
Sincerely,

MARTIN I. COLE Chair of the Board

2	Western Digital 2025 Proxy Statement

Notice of Annual Meeting of Stockholders

Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

Date November 20, 2025

Time Online check-in begins: 7:45 a.m. Pacific Time Meeting begins: 8:00 a.m. Pacific Time

Location
Our annual meeting will be a completely virtual meeting of stockholders that will provide stockholders comparable rights and opportunities to participate as they would have at an in-person meeting. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/WDC2025. Please see the section entitled “Additional Information— General Information About the Annual Meeting—Virtual Annual Meeting” for additional information.

Who Can Vote
Holders of record of shares of our common stock and Series A Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at the close of business on September 22, 2025 will be entitled to notice of and to vote, together as a single class, at our annual meeting and any postponements or adjournments of the meeting.

Matters to be Voted on

Proposal		Board Recommendation

01	Election of the eight director nominees named in the Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified	VOTE FOR

02	Approval on an advisory basis of the named executive officer compensation disclosed in the Proxy Statement	VOTE FOR

03	Approval of the amendment and restatement of our 2005 Employee Stock Purchase Plan to increase by 8 million the number of shares of our common stock available for issuance under that plan	VOTE FOR

04	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026	VOTE FOR

At the meeting, we will also consider any other business that may properly come before our annual meeting and any postponements or adjournments of the meeting.
By Order of our Board of Directors,
CYNTHIA LOCK TREGILLIS
Executive Vice President, Chief Legal Officer and Secretary
October 6, 2025

Voting Shares in Advance of the Meeting
Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your vote will be counted regardless of whether you attend the annual meeting.

Via the Internet Visit the website listed on your notice, proxy card or voting instruction form	By Phone Call the phone number listed on your proxy card or voting instruction form	By Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided

Important notice regarding the availability of proxy materials for our annual meeting of stockholders to be held on November 20, 2025:
On or about October 6, 2025, proxy materials for the annual meeting, including the attached Proxy Statement and our Annual Report for the fiscal year ended June 27, 2025 (the “2025 Annual Report”), are being furnished to stockholders entitled to vote at the annual meeting. The Proxy Statement and 2025 Annual Report are available on our Investor Relations website at investor.wdc.com. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

3

Disclaimers
Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning our business strategy and strategic priorities, our ability to execute our strategy, our future financial performance, our plans for our corporate responsibility and sustainability program, including our emissions reduction targets, renewable energy, waste and water use goals, and our policies and reporting in the area of human rights and inclusion efforts. These forward-looking statements are based on management’s current expectations as of the date of this Proxy Statement and are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to: adverse global or regional conditions, including new or additional tariffs or trade restrictions; our dependence on a limited number of qualified suppliers; volatility in demand for our products; the impact of business and market conditions, including inflation, increases in interest rates and an economic recession; the outcome and impact of our completed Separation of our HDD and flash businesses; the impact of competitive products and pricing; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with cost saving initiatives, restructurings, acquisitions, divestitures, mergers, joint ventures and our strategic relationships; difficulties or delays in manufacturing or other supply chain disruptions; hiring and retention of key employees; our level of debt and other financial obligations; changes to our relationships with key customers; compromise, damage or interruption from cybersecurity incidents or other data system security risks; actions by competitors; any decisions to reduce or discontinue paying cash dividends or repurchasing shares of our common stock; our ability to achieve our greenhouse gas emissions reduction and other sustainability goals; the impact of international conflicts; risks associated with compliance with changing legal and regulatory requirements and the outcome of legal proceedings; and other risks and uncertainties listed in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K filed with the SEC on August 14, 2025 (the “2025 Annual Report on Form 10-K”), to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we do not intend, and undertake no obligation, to update or revise these forward-looking statements to reflect new information or events, except as required by law. Furthermore, certain statements in this Proxy Statement, particularly pertaining to our sustainability performance, goals and initiatives, are subject to additional risks and uncertainties, including regarding: gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost and complexity; our dependency on third parties to provide certain information and to comply with applicable laws and policies; our reference to various reporting standards and frameworks (including standards for the measurement of underlying data), which continue to evolve; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. Additionally, we may provide information herein that is not necessarily “material” under the federal securities laws for SEC reporting purposes but that is informed by various standards and frameworks (including standards for the measurement of underlying data) and the interest of various stakeholders. However, we cannot guarantee strict adherence to framework recommendations and much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change, and our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control.
Website References
You may also access additional information about Western Digital at investor.wdc.com. References to our website throughout this Proxy Statement are provided for convenience only, and the content on our website does not constitute a part of, and shall not be deemed incorporated by reference into, this Proxy Statement.

4	Western Digital 2025 Proxy Statement

Description of Compensation Arrangements for Named Executive Officers		62
Outstanding Equity Awards at Fiscal 2025 Year-End Table		62
Fiscal 2025 Option Exercises and Stock Vested Table		65
Fiscal 2025 Non-Qualified Deferred Compensation Table		66
Potential Payments upon Termination or Change in Control		66

CEO Pay Ratio		70

Pay Versus Performance		71

ESPP Proposal		75

PROPOSAL 3:	Approval of the Amendment and Restatement of Our 2005 Employee Stock Purchase Plan to Increase by 8 Million the Number of Shares of Our Common Stock Available for Issuance Under That Plan	75

Equity Compensation Plan Information		82

Stock Ownership Information		83

Audit Committee Matters		85

PROPOSAL 4:	Ratification of Appointment of Our Independent Registered Public Accounting Firm	85

Report of the Audit Committee		86

Additional Information		88

General Information About the Annual Meeting		88

Virtual Annual Meeting		88

Availability of Annual Report		93

Communication with Our Company		93

Appendix A—Non-GAAP Financial Measures		A-1

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan		B-1

5

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read this entire Proxy Statement for more information about these topics prior to voting.
Our Director Nominees

Audit	Compensation and Talent	Governance	Executive	Committee Chair

6	Western Digital 2025 Proxy Statement

Board Nominee Highlights

INDEPENDENCE	TENURE	GENDER	AGE

88% Independent	7 Years Median	38% Women	62 Years Average

7 Independent 1 Non-Independent	3 <5 years 3 5-10 years 2 >10 years	3 Women 5 Men	3 <60 years 2 60-65 years 3 >65 years
Corporate Governance Highlights
Our Board of Directors is committed to maintaining the highest standards of corporate governance. Our strong corporate governance practices are intended to help promote the long-term interests of our stockholders.
Corporate Governance Best Practices
We regularly evaluate our corporate governance practices against prevailing best practices, as well as emerging and evolving topics identified through stockholder outreach, trends and developments in corporate governance.

  Robust year-round Board-led stockholder engagement program that informs Board decisions
  Independent Board leadership, with an independent Chair of the Board separate from our CEO
  Board refreshment in connection with the Separation led to a change in approximately 40% of our Board, including the addition of two new independent directors
  Comprehensive and well-executed succession planning for our CEO and other key officers through the Separation
  Annual Board and committee self-evaluations
  Annual individual assessments of directors
  All directors are elected annually by a simple majority of votes cast
  Seven of eight director nominees are independent
  Director retirement policy upon reaching age 75
  Women serve in key Board leadership positions as Chairs of the Audit Committee and Governance Committee

  Overboarding policy for additional public company directorships by directors, including a lower threshold for our CEO
  Active Board oversight of strategic planning and risk management
  Board committee oversight of corporate responsibility, sustainability and human capital management
  Annual sustainability reporting via standalone Sustainability Report aligned with leading frameworks and standards
  Board committee oversight of political and lobbying activities and expenditures
  Board oversight of emerging technologies, including AI
  Anti-hedging, anti-pledging and clawback policies
  Structured stock ownership guidelines for directors and executive officers with compliance by all individuals

Proxy Summary	7

Year-Round Stockholder Engagement
We have a regular and long-standing practice of maintaining dialogue with our stockholders through our Board-led stockholder engagement program. We value our stockholders’ feedback and have relied on our ongoing engagement program to solicit, identify and understand stockholder perspectives and feedback on our strategy, Board refreshment and composition, executive compensation, sustainability and other areas of investor focus. After the Separation, we reached out to stockholders representing approximately 68% of shares outstanding and conducted calls with stockholders representing approximately 30% of shares outstanding, and reflecting various investment styles and geographies. Tunç Doluca, Chair of the Compensation and Talent Committee, led select engagements. Stockholder feedback is shared regularly with our Board and serves as a critical input in our Board's deliberations and decision-making process. Please see the section entitled “Corporate Governance Matters—Stockholder Engagement” on page 24 for a description of the topics discussed and stockholder feedback during our summer 2025 stockholder engagement.
Corporate Responsibility and Sustainability
We believe responsible and sustainable business practices support the long-term success of our company. For us, sustainability is about innovating with technology to positively impact our future. We believe that sustainability can create opportunities for everyone in our value chain and serves as a competitive differentiator. Our focus is on minimizing our environmental footprint, influencing our ecosystem, empowering and connecting our stakeholders and embedding sustainability in our decision-making processes. According to our customers, they view our sustainability program as an important part of their own efforts to achieve environmental objectives, making it a meaningful extension of the value we provide. Our commitment to sustainability is reflected in our long-term strategy, as well as our day-to-day activities to support that strategy. These activities include our adoption of sustainability-focused policies and procedures, fostering an inclusive workplace, our constant drive toward more efficient use of materials and energy, our careful and active management of our supply chain, our community-focused volunteerism programs and philanthropic initiatives and our impactful, globally-integrated ethics and compliance program. The Governance Committee oversees our corporate responsibility and sustainability policies and programs pursuant to its charter.
Continuing our focus on environmental sustainability, we re-baselined our goals following the Separation. In June 2025, we reaffirmed our commitment to running our global operations on 100% carbon-free energy by 2030 and to achieve net zero emissions in our operations (Scopes 1 and 2) by 2032, reducing downstream use phase emissions per petabyte by 50% (as compared to a 2020 baseline), as well as diverting more than 95% of our operational waste from landfills and reducing water withdrawals by 20% (as compared to a 2022 baseline), both by 2030. Aligning with industry trends and how our cloud customers are approaching energy demand and supply, we added carbon-free energy to our energy mix, opening more options for decarbonization. In addition, we are committing to a 20% reduction of upstream direct materials Scope 3 emissions (as compared to a 2024 baseline) by 2030.
In close collaboration with our customers and suppliers, we are expanding our circularity programs. Our efforts are focused on recovery, recycling and reduction of virgin materials. For example, in April 2025 we announced our at-scale HDD Rare Earth material recapture program in collaboration with a key customer and recyclers, achieving rare earth recovery in the United States. We furthered our commitment to circularity by announcing goals to increase recycled content in our enterprise HDD products to 43% and packaging to 72%, both by 2030.
Our 2024 Sustainability Report is located on our Corporate Responsibility page at www.westerndigital.com. Information included in our 2024 Sustainability Report and on our website, other than this Proxy Statement, is not incorporated by reference into, and is not a part of, this Proxy Statement. For more information, please refer to the section entitled “Corporate Governance Matters—Corporate Responsibility and Sustainability” on page 21.

8	Western Digital 2025 Proxy Statement

Corporate Governance Matters

PROPOSAL 1
ELECTION OF DIRECTORS
We are asking our stockholders to elect eight directors to our Board of Directors at the 2025 annual meeting of stockholders. Defining attributes of our Board include:
●All directors elected annually by a simple majority of votes cast
●Board refreshment in connection with the Separation led to a change in approximately 40% of our Board, including the addition of two new independent directors
●Independent Board leadership, with an independent Chair of the Board separate from our CEO
●Skills and experience of directors aligned to business strategy and key areas of risk oversight
●Seven of eight director nominees are independent
Our Board of Directors recommends a vote FOR each of the eight director nominees named in this Proxy Statement

Our Board of Directors is presenting eight nominees for election as directors at our 2025 annual meeting of stockholders (“Annual Meeting”). Each of the nominees is currently a member of our Board and, other than Messrs. Kiddoo and Tan and Ms. Oulman, who joined our Board at the time of the Separation, was elected to our Board by our stockholders at our 2024 annual meeting of stockholders (the “2024 Annual Meeting”). Mr. Kiddoo and Ms. Oulman were recommended to our Board by a third-party search firm and non-management directors. Each director elected at the Annual Meeting will serve until our 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and until a successor is duly elected and qualified or until the director’s earlier resignation.
Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable or unwilling for good cause to stand for election or serve as a director if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors, or our Board may choose to reduce its size.
Vote Required for Approval
Each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of votes “FOR” a director must exceed the number of votes cast “AGAINST” that director). You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Proxies received by our Board of Directors will be voted FOR each director nominee unless specified otherwise.
Under our Bylaws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board. If the director conditions his or her resignation on acceptance by our Board, the Governance Committee will then make a recommendation to our Board on whether to accept or reject the resignation or whether other action should be taken. Our Board will act on the resignation and publicly disclose and explain its decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the committee’s decision.

Corporate Governance Matters	9

Nominees for Election
Below is information about the experience and other key qualifications and attributes of each of our Board’s eight director nominees.

KIMBERLY E. ALEXY, 55 INDEPENDENT Director Since: November 2018 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●From her more than 25 years of experience in capital markets, corporate finance and investments across several financial institutions, Ms. Alexy brings to our Board deep expertise in finance and first-hand transaction experience.
●Ms. Alexy also contributes her specialized knowledge of cybersecurity issues, which includes a CERT Certificate in Cybersecurity Oversight for corporate directors issued by the CERT Division of the Software Engineering Institute (SEI) at Carnegie Mellon University, strengthening our Board’s risk oversight function.
●Additionally, Ms. Alexy has a CFA designation and her financial skills and prior experience qualify her as an “audit committee financial expert” under SEC rules. Her previous service on numerous public company boards of directors, including as chair of audit or governance committees, provides our Board with valuable insights and perspectives and has been instrumental in Ms. Alexy’s leadership in overseeing our enterprise risk management program as Chair of the Audit Committee.

CAREER HIGHLIGHTS
Alexy Capital Management, a private investment fund
●Founder and principal (2005-present)
Prudential Securities
●Senior vice president and managing director (1998-2003)
Lehman Brothers
●Vice president of equity research (1995-1998)

OTHER PUBLIC BOARDS

	Current ●Sandisk Corporation ●Netskope, Inc.	Past Five Years ●Five9, Inc. ●Mandiant, Inc. ●Alteryx, Inc.

MARTIN I. COLE, 69 INDEPENDENT CHAIR OF THE BOARD Director Since: December 2014 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Mr. Cole brings over 40 years of experience as a former executive, CEO and public company board member across a variety of business sectors and geographies, providing deep insights to our Board on long-term strategic planning, technology innovation and corporate governance.
●In February 2025, Mr. Cole was appointed as our Chair of the Board given his track record of oversight, critical decision-making and extensive stockholder engagement and responsiveness.
●Through his roles at Accenture plc and Cloudera, Mr. Cole has a demonstrated track record and understanding of how to build and lead successful global businesses through increasingly competitive technology environments.
●Mr. Cole also serves as the chairman, non-executive and non-independent director of the board of directors of Sagility India Limited, a U.S.-focused healthcare services provider driven with technology, bringing insights into the adoption of AI and data management across large-scale global operations.
●Mr. Cole’s former executive and board roles, along with his financial experience, qualify him as an “audit committee financial expert” under SEC rules.

CAREER HIGHLIGHTS
3i Group plc, a private equity firm
●Senior adviser (2017-February 2025)
Cloudera, Inc.
●Interim CEO (2019-January 2020)
Accenture plc
●Chief executive – technology (2012-2014)
●Chief executive – communications, media and technology group (2006-2012)
●Chief executive – government operating group (2004-2006)
●Managing partner, outsourcing and infrastructure group (2002-2004)

OTHER PUBLIC BOARDS

	Current ●The Western Union Company	Past Five Years ●None

Audit	Compensation and Talent	Governance	Executive	Committee Chair

10	Western Digital 2025 Proxy Statement

TUNÇ DOLUCA, 67 INDEPENDENT Director Since: August 2018 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Mr. Doluca brings to our Board 40 years of executive leadership and technical experience in the semiconductor industry, which provides our Board with valuable perspectives directly relevant to our business, our products and the markets in which we operate.
●As a seasoned CEO and previous director of large public technology companies, Mr. Doluca has contributed extensively to our Board’s oversight of corporate strategy, financial management, compensation, operations, marketing and research and development.
●Mr. Doluca has a range of experience across compensation and human capital matters, and, as the Chair of the Compensation and Talent Committee, has helped guide the development of our compensation programs and people policies and programs, including those critical to successfully executing the Separation.

CAREER HIGHLIGHTS
Maxim Integrated Products, Inc. (acquired by Analog Devices, Inc. in August 2021), an integrated circuits manufacturing company
●President and CEO (2007-August 2021)
●Group president (2005-2007)
●Senior vice president (2004-2005)
●Vice president (1994-2004)

OTHER PUBLIC BOARDS

	Current ●None	Past Five Years ●Analog Devices, Inc. ●Maxim Integrated Products, Inc.

BRUCE E. KIDDOO, 64 INDEPENDENT Director Since: February 2025 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Mr. Kiddoo brings to our Board 35 years of financial and management experience in the semiconductor industry, which provides our Board with key insights directly related to our industry, technology innovation, capital planning and long-term strategy.
●Through his extensive work with public company boards as chief financial officer of Maxim Integrated Products and Broadcom, Mr. Kiddoo is skilled at driving transformational business changes and designing innovative capital structure programs.
●Mr. Kiddoo has a range of experience across audit and corporate governance matters, and, as a member of the Audit and Governance Committees, has played a key role in overseeing financial reporting processes and enhancing board governance practices since the Separation.
●Mr. Kiddoo also contributes his specialized knowledge of cybersecurity issues, which includes CERT Certification in Cybersecurity Oversight for corporate directors from Carnegie Mellon SEI. Additionally, Mr. Kiddoo’s financial skills and prior experience qualify him as an “audit committee financial expert” under SEC rules.
CAREER HIGHLIGHTS Maxim Integrated Products, Inc. ●Chief financial officer (2007-2019) Broadcom Corporation ●Acting chief financial officer (2006-2007) ●Various positions, (1999-2006)

OTHER PUBLIC BOARDS

	Current ●ON Semiconductor Corporation	Past Five Years ●None

Audit	Compensation and Talent	Governance	Executive	Committee Chair

Corporate Governance Matters	11

MATTHEW E. MASSENGILL, 64 INDEPENDENT Director Since: January 2000 Committees: None
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Mr. Massengill brings over 30 years of executive management and leadership experience, including as Western Digital’s former CEO, President and COO and former Chair of the Board, which has been instrumental to our Board’s role in overseeing achievement of our strategic objectives and risk management.
●In addition to his deep understanding of our operations, Mr. Massengill also has extensive background in various aspects of the global technology market and brings valuable insight into identification and mitigation of key risks faced by technology companies.
●His prior service on other public company boards has enabled Mr. Massengill to contribute an informed perspective to our Board’s deliberations and its oversight of management.
CAREER HIGHLIGHTS Western Digital Corporation ●Chair of the Board (2015-February 2025 and 2001-2007) ●CEO (2000-2005) ●President (2000-2002) ●Chief Operating Officer (1999-2000)

OTHER PUBLIC BOARDS

	Current ●Sandisk Corporation	Past Five Years ●None

ROXANNE OULMAN, 54 INDEPENDENT Director Since: February 2025 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Ms. Oulman brings extensive executive leadership experience as a former chief financial officer and finance executive at several companies.
●In her roles at Medallia, CallidusCloud and Thoratec, Ms. Oulman led high-growth financial strategies that drove innovation and guided successful corporate transitions that directly relate to our current strategy.
●As a former audit committee chair and current audit committee member, Ms. Oulman brings valuable experience to our Board’s review of capital allocation discipline, cost structure and working capital.
●Ms. Oulman’s financial skills and prior experience qualify her as an “audit committee financial expert” under SEC rules.

CAREER HIGHLIGHTS
Medallia, Inc., a customer experience management company
●Chief financial officer (2018-June 2022)
CallidusCloud
●Chief financial officer (2016-2018)
Thoratec Corporation
●Interim Chief financial officer (2011-2013)

OTHER PUBLIC BOARDS

	Current ●Klaviyo, Inc.	Past Five Years ●CalAmp Corp.

Audit	Compensation and Talent	Governance	Executive	Committee Chair

12	Western Digital 2025 Proxy Statement

STEPHANIE A. STREETER, 68 INDEPENDENT Director Since: November 2018 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●As the former CEO of two global companies, Ms. Streeter brings to our Board extensive senior executive leadership experience overseeing companies with manufacturing and operations across the globe, contributing crucially to our Board’s role in guiding business and marketing strategies.
●Ms. Streeter has a track record of driving growth for consumer products and supply chain management companies, contributing to our Board’s thoughtful consideration of our diverse stakeholders. Ms. Streeter has served on several public company boards of directors, with substantial governance experience as a director and former governance committee member of public companies such as Goodyear and Kohl’s.
●As Chair of the Governance Committee, Ms. Streeter has also helped lead our recent Board refreshment efforts and the oversight of our robust corporate responsibility practices and disclosures.
CAREER HIGHLIGHTS Libbey Inc. ●CEO (2011-2016) U.S. Olympic Committee ●Acting CEO (2009-2010) ●Board member (2004-2009) Banta Corporation ●President and CEO (2001-2007)

OTHER PUBLIC BOARDS

	Current ●None	Past Five Years ●Kohl’s Corporation ●Goodyear Tire & Rubber Company

IRVING TAN, 55 CHIEF EXECUTIVE OFFICER Director Since: February 2025 Committees:
SKILLS & EXPERIENCE SUPPORTING BOARD NOMINATION
●Mr. Tan brings decades of experience in sales and global operations, market transitions, and customer and government dynamics. His strong track record leading high-performing teams makes him an invaluable leader for Western Digital’s next stage of growth.
●Mr. Tan’s extensive expertise in digitalization and innovation, and in developing and implementing a global operating strategy, is critical to our Board as it oversees our innovation efforts.
●Mr. Tan's engineering and MBA background, along with his experience advising governments and industry partners, brings a valuable global strategic perspective to complex business challenges.
●Through his current service as chairman of the board of directors of SATS Ltd. (Singapore Airport Terminal Services), and his prior board service at Stanley Black & Decker, Inc., Mr. Tan brings valuable insights into international business governance and diverse industry perspectives.
●Additionally, Mr. Tan’s deep knowledge of U.S. and Asian operations and markets is critical to capture significant growth opportunities.

CAREER HIGHLIGHTS
Western Digital Corporation
●CEO (February 2025-Present)
●Executive Vice President, Global Operations (March 2022-February 2025)
Cisco, a technology conglomerate
●Chair of Asia-Pacific Japan & China (January 2021-February 2022)
●Chief of operations (2019-January 2021)
●Various positions (2011-2019)

OTHER PUBLIC BOARDS

	Current ●None	Past Five Years ●Stanley Black & Decker, Inc.

Audit	Compensation and Talent	Governance	Executive	Committee Chair

Corporate Governance Matters	13

Director Nominee Skills and Experience
Our Board of Directors believes our nominees’ mix and breadth of experience, qualifications, attributes, tenure and skills strengthen our Board’s independent leadership and effective oversight of management.

INDEPENDENCE	TENURE	GENDER	AGE

88% Independent	7 Years Median	38% Women	62 Years Average

7 Independent 1 Non-Independent	3 <5 years 3 5-10 years 2 >10 years	3 Women 5 Men	3 <60 years 2 60-65 years 3 >65 years

14	Western Digital 2025 Proxy Statement

DIRECTOR NOMINEE SKILLS, EXPERIENCE AND BACKGROUNDS

EXECUTIVE
DATA INFRASTRUCTURE	●	●	●	●	●	●	●	●
STRATEGIC TRANSACTIONS	●	●	●	●	●	●	●	●
MANUFACTURING	●	●	●	●	●	●	●	●
OPERATIONS AND INFRASTRUCTURE	●	●	●	●	●	●	●	●
TECHNOLOGY/INNOVATION	●	●	●	●	●	●	●	●
ARTIFICIAL INTELLIGENCE/MACHINE LEARNING	●	●	●	●	●	●	●	●
GLOBAL	●	●	●	●	●	●	●	●
FINANCE AND ACCOUNTING	●	●	●	●	●	●	●	●
CYBERSECURITY	●	●	●	●	●	●	●	●
RISK MANAGEMENT	●	●	●	●	●	●	●	●
CORPORATE ENVIRONMENTAL, SUSTAINABILITY AND CLIMATE	●	●	●	●	●	●	●	●
CORPORATE SOCIAL RESPONSIBILITY	●	●	●	●	●	●	●	●
HUMAN CAPITAL MANAGEMENT	●	●	●	●	●	●	●	●

●	Indicates expertise derived from direct and hands-on experience or direct managerial experience with the subject matter during his/her career

●	Indicates experience derived through: (i) board or relevant committee membership at our company or another public company; (ii) executive leadership or board membership of a public company in the relevant industry; or (iii) consulting, investment banking, private equity investing or legal experience

IN CONNECTION WITH THE SEPARATION, OUR BOARD CONDUCTED A RIGOROUS DIRECTOR ASSESSMENT TO GUIDE ITS REFRESHMENT AND ALIGN BOARD SKILLS WITH OVERSIGHT OF OUR LONG-TERM, GO-FORWARD STRATEGY.

Corporate Governance Matters	15

DESCRIPTION OF SKILLS, EXPERIENCE AND BACKGROUNDS
The skills, experience and backgrounds that we value for our Board align with our purpose to be the world’s iconic data storage company. The below table provides an overview of the collective skills of our Board nominees and why each is essential to the oversight and successful execution of our strategy and purpose.

DESIRED SKILL, EXPERIENCE OR BACKGROUND	DIRECTOR QUALIFICATIONS	ALIGNMENT TO OUR STRATEGY AND BUSINESS PURPOSE

EXECUTIVE	Experience in executive-level positions	Our scale and complexity benefit from insights gained from executive-level experience and a practical understanding of complex organizations, strategic planning, governance, operations, talent development and risk management

DATA INFRASTRUCTURE	Experience in data infrastructure, including related software, hardware and data centers, storage, protection and management	Our mission to unlock the potential of data by harnessing the possibility to use it is based on a comprehensive understanding of the challenges and opportunities our business faces with respect to data infrastructure

STRATEGIC TRANSACTIONS	Experience leading a company through a large transition, transformation, integration, merger or acquisition
Our strategic ventures have been key to our successes in our rapidly evolving industry, and transactional experience helps us identify and capitalize on strategic opportunities that unlock long-term value for our stockholders

MANUFACTURING	Experience with sophisticated, large-scale manufacturing	Our business relies on complex distribution and supply chains, as well as smoothly operating manufacturing facilities globally

OPERATIONS AND INFRASTRUCTURE	Experience with complex, global operations	Our path to advancing operational excellence and thriving in evolving market conditions is guided by insights in operational efficiencies and risk mitigation

TECHNOLOGY/INNOVATION	Experience in researching, developing or designing leading-edge technologies	Our efforts to drive continued growth through innovation across our entire portfolio of products begin with a vision to pioneer new horizons

ARTIFICIAL INTELLIGENCE/MACHINE LEARNING	Experience in developing, deploying or overseeing artificial intelligence and machine learning technologies	Our strategy to unlock data’s full potential depends on AI-driven data needs, and board-level insights enable us to seize emerging opportunities and mitigate key risks

GLOBAL	Experience with businesses with substantial international operations	Our global scale requires critical business and cultural perspectives that help us understand the strategic opportunities and risks relating to our business worldwide

FINANCE AND ACCOUNTING	Experience overseeing accounting and financial reporting	Our position as a large public company necessitates robust financial management and accurate disclosure, including our Board’s oversight of our financial reporting process and internal controls

CYBERSECURITY	Experience understanding and managing information technology and cybersecurity threats	Our business and industry are becoming increasingly subject to cybersecurity attacks and the safeguarding of our assets depends on our Board’s ability to oversee company efforts to identify and mitigate these risks

RISK MANAGEMENT	Experience in assessing and managing enterprise risks
Our management of enterprise risks largely depends on our ability to detect, evaluate and control those risks, and skilled oversight by our Board promotes our compliance with legal obligations and overall long-term success

CORPORATE ENVIRONMENTAL, SUSTAINABILITY AND CLIMATE	Experience in assessing environmental, sustainability and climate-related risks	Our efforts to address risks related to climate changes, and drive long-term value for our stockholders, are driven by our corporate sustainability policies and programs overseen by our Board

CORPORATE SOCIAL RESPONSIBILITY	Experience in promoting and upholding human rights standards and responsible corporate citizenship	Our business and customer base necessitates our commitment to human rights and responsible corporate citizenship

HUMAN CAPITAL MANAGEMENT	Experience in human capital management in large organizations	Our most valuable assets are our talented and global workforce, and our Board oversees our talent attraction, development and retention programs

16	Western Digital 2025 Proxy Statement

Director Independence
Our Board of Directors has reviewed and discussed information provided by the directors and our company regarding each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to our company or our management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the Nasdaq Stock Market. Based on its review, our Board has affirmatively determined that, except for serving as a member of our Board, none of our current non-employee directors (Messrs. Cole, Doluca, Kiddoo or Massengill, or Mses. Alexy, Oulman or Streeter) has any relationship that, in the opinion of our Board, would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each such director qualifies as “independent” as defined by the listing standards of the Nasdaq Stock Market. Our Board also previously determined that each of Reed B. Rayman, who served as a non-employee director until November 2024, and Thomas Caulfield and Miyuki Suzuki, who served as non-employee directors until the February 2025 Separation, qualified as “independent” as defined by the listing standards of the Nasdaq Stock Market during the respective periods of their service in fiscal 2025. In making this determination, our Board considered the relationship that Mr. Rayman has with AP WD Holdings, L.P. (“Apollo”) and certain of its affiliates, including Apollo Global Management, Inc., as a result of Apollo’s investment in our company in January 2023 pursuant to an investment agreement and prior ownership of shares of our Series A Preferred Stock. After considering the nature of such relationships, our Board determined that Mr. Rayman’s affiliation with Apollo and certain of its affiliates did not compromise his ability to exercise independent judgment in carrying out his responsibilities as a director. Mr. Tan is currently a full-time, executive-level employee of our company and, therefore, is not “independent” as defined by the listing standards of the Nasdaq Stock Market. David Goeckeler, who served as a full-time executive-level employee and a member of our Board until February 2025, was not “independent” during his tenure.
Director Meeting Attendance
During fiscal 2025, our Board of Directors met 12 times. Each of the directors who served during fiscal 2025 attended 75% or more of the aggregate number of Board meetings and meetings of the Board committees on which he or she served during fiscal 2025.
Our Board strongly encourages each director to attend our annual meeting of stockholders. All directors standing for election at our 2024 Annual Meeting attended the meeting.
STRONG DIRECTOR ENGAGEMENT
Average director attendance at fiscal 2025 Board and committee meetings for directors standing for election at the Annual Meeting was as follows:

Board 99%	Audit 100%	Compensation and Talent 100%	Governance 100%

Our Board and committee meeting aggregate average attendance by such directors in fiscal 2025 was 99%.

Corporate Governance Matters	17

Director Nominations and Board Refreshment
Key Director Criteria
The Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intellect, judgment, foresight, skills, experience and achievements, all of which are viewed in the context of the overall composition of our Board of Directors; the absence of any conflict of interest or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on our Board; and representation of the long-term interests of our stockholders as a whole and a diversity of backgrounds and expertise, which are most needed and beneficial to our Board and our company.
Our approach to Board composition focuses on strong qualifications and diverse perspectives to create effective oversight. By evaluating a broad slate of well-qualified candidates, we aim to build a high-performing Board that brings both excellence and a range of viewpoints to the boardroom. The Governance Committee takes into account the skills, expertise, experience, tenure, age, gender, backgrounds and other personal characteristics of current and prospective directors to enable us to have a broad range of perspectives represented on our Board to effectively perform its governance role and oversee the execution of our strategy.
As further detailed below, the Governance Committee annually evaluates the size and composition of our Board and assesses whether the composition appropriately aligns with our evolving business and strategic needs. Through this process, our Board, upon the recommendation of the committee, develops a list of qualifications, skills and attributes sought in director candidates. Specific director criteria evolve over time to reflect our strategic and business needs and the changing composition of our Board.
Director Nomination Process

ASSESS
Our Board of Directors, led by the Governance Committee, evaluates the size and composition of our Board at least annually, considering the evolving skills, perspectives and experience needed on our Board to perform its governance and oversight role as our business transforms and the underlying risks change over time. Among other factors, the committee considers our strategy and needs, as well as our directors’ skills, expertise, experience, tenure, age and backgrounds. After assessing these factors, our Board develops criteria for potential candidates to be additive and complementary to the overall composition of our Board. Specific director criteria evolve over time to reflect our strategic and business needs and the changing composition of our Board.

IDENTIFY
The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for membership on our Board of Directors, including considering recommendations from incumbent directors, management or stockholders and engaging the services of an outside search firm to identify suitable potential director candidates.

EVALUATE
The Governance Committee has established a process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the committee considers a candidate’s skills, experience, outside commitments, including service on public company boards, and other available information regarding each candidate. For incumbent director candidates, this process includes consideration of the results of the annual Board and committee evaluations. See the section entitled “Corporate Governance Matters—Board Processes and Policies—Board and Committee Evaluations” below. Following the evaluation, the committee recommends nominees to our Board.

NOMINATE
Our Board of Directors considers the Governance Committee’s recommended nominees, analyzes their independence and qualifications and selects nominees to be presented to our stockholders for election to our Board.

18	Western Digital 2025 Proxy Statement

Stockholder Recommendations of Director Candidates
The Governance Committee may receive recommendations for director candidates from our stockholders. A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of our Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC.
The committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. Stockholders recommending candidates for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.
The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as it uses for any other director candidate. If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.
Board Refreshment
Our Board of Directors believes that periodic refreshment can bring valuable experience and fresh perspectives, and is most effective when balanced with continuity to preserve institutional knowledge and company-specific expertise. Our Board seeks to achieve this balance through its director succession planning process and director retirement policy described below. Our Board also utilizes the annual Board and individual director assessment process discussed below under “Corporate Governance Matters—Board Processes and Policies—Board and Committee Evaluations” to help inform its assessment of our Board’s composition and Board refreshment needs.
As part of our ongoing refreshment process, our Board regularly evaluates its composition to seek to align directors’ skills with our evolving business needs and support effective oversight. In applying its approach prior to the Separation, our Board underwent a thoughtful and deliberate process to assemble a balanced mix of skills, experience and diverse perspectives aligned with our company’s new strategic direction and evolving oversight priorities. We added two new independent directors, Bruce E. Kiddoo and Roxanne Oulman, and appointed our CEO, Irving Tan, to our Board in 2025. These highly-qualified directors each bring fresh perspectives and new, complementary skills to our Board to meet the evolving needs of our long-term strategy. As part of this thoughtful approach, we replaced nearly 40% of our Board in 2025, with three directors transitioning from the Western Digital Board to join the Sandisk board of directors.
Succession Planning
Our Board of Directors is focused on ensuring that it has members with a variety of skills, expertise, experience, tenure, age and backgrounds because a broad range of perspectives is critical to effective corporate governance and overseeing the execution of our strategy. The Governance Committee’s long-range succession plan not only helps to identify and recruit new directors, but also ensures a smooth transition when succession needs arise. The committee also plans for the orderly succession of our Chairs of the Board committees. Additionally, our Board oversaw succession planning in connection with the Separation, taking a thoughtful approach to the composition and skills represented on each of our Board and Sandisk’s board of directors to align with each company’s respective strategic priorities following the Separation.

Corporate Governance Matters	19

Retirement Policy
To help facilitate the periodic refreshment of our Board of Directors, our Corporate Governance Guidelines provide that no director shall be nominated for re-election after the director has reached the age of 75.
Director Orientation and Education
All incoming directors participate in a director orientation program. The orientation includes one-on-one meetings with, and presentations by, the executive team and senior management on key topics, such as business and operations, technology, cybersecurity, governance policies and practices, finance, accounting and audit matters, enterprise risk management and our ethics and compliance program. We tailor the orientation to best meet the needs of each incoming director and solicit feedback from directors who completed the orientation to continuously improve the program. New Board members are also encouraged to visit our facilities to enhance their understanding of our business and operations. When directors accept new or additional responsibilities on our Board or on committees, they are provided additional orientation and educational opportunities on relevant topics.
Because our Board believes that ongoing director education is vital to the ability of directors to fulfill their responsibilities, we periodically invite external subject matter experts to present to our Board throughout the year on emerging and evolving issues that may impact our long-term business strategy. The Governance Committee is involved in selecting the topics, which have included AI, geopolitical environment, macroeconomic outlook, industry trends and cybersecurity. We also encourage directors to participate in external continuing director education programs, at our expense, and provide a list of external learning opportunities.
Board’s Role and Responsibilities
Risk Oversight and Compensation Risk Assessment
Board’s Role in Risk Oversight
Our management team is charged with managing risk and bringing to our Board of Directors’ attention all material risk exposures to our company. Our Board is responsible for overseeing the risk management process and exercises this risk oversight through both our full Board and its committees as further detailed below.
Our enterprise risk management (“ERM”) process is designed to facilitate the identification, assessment, management, reporting and monitoring of material risks our company may face over the short term and long term and assure regular communication with our Board and its committees regarding these risks. Key risks are raised by management to the Audit Committee and the full Board. At least annually, our chief audit executive, who manages the day-to-day activities of our ERM program, reports to our Board on enterprise risk assessment under our ERM program, providing updates on key risks, status of mitigation efforts and residual risk trends. Our Board consults with outside advisors and members of management, including those involved in ERM, and has access to and periodically meets with external advisors to help monitor trends, identify potential threats and assess our company’s risk environment. Risk areas identified in the ERM process help inform how we present the risks facing our company in the “Risk Factors” section of our 2025 Annual Report on Form 10-K, which is also reviewed with the Audit Committee.

20	Western Digital 2025 Proxy Statement

The independence of our Board and its leadership structure strengthens our Board’s ability to oversee risk. Through the authority of our independent Chair to set Board agendas and to call and preside over Board meetings and executive sessions of the independent directors (as described under “Corporate Governance Matters—Board Structure—Board Leadership Structure” below), our leadership framework provides effective mechanisms to support our Board’s oversight responsibilities. These include requiring management to report on specific risk exposures and, when appropriate, requesting additional information or directing alternative actions in response to management’s recommendations on risk matters.

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BOARD OF DIRECTORS
Our Board meets periodically with our chief audit executive to review our overall ERM program and policies. Throughout the year, our Board receives updates on specific risks (including emerging risks such as those posed by AI) and mitigating measures in the course of its review of our strategy and business plan, and through reports to our Board by its respective committees and senior members of management.
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AUDIT
COMMITTEE
●Oversees ERM, internal audit and internal controls processes and policies and our chief audit executive
●Oversees the following risk topics:
●Financial reporting, accounting, internal controls, fraud and capital structure
●Cybersecurity
●Legal and regulatory compliance, including our Ethics and Compliance program, as well as requirements and controls and procedures related to public disclosure of corporate responsibility and sustainability topics
●Tax and transfer pricing matters
●General business risks

COMPENSATION AND
TALENT COMMITTEE
Oversees the following risk topics:
●Compensation programs, policies and practices
●Equity and other incentive plans
●People programs, policies and practices, including talent attraction, engagement and retention and inclusion
●CEO succession planning and senior leadership development

GOVERNANCE
COMMITTEE
Oversees the following risk topics:
●Board and committee composition, including Board leadership structure
●Director succession planning
●Corporate governance policies and practices
●Corporate responsibility and sustainability policies and programs, including related to human rights, environmental and climate change
●Corporate political and lobbying activities and expenditures

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MANAGEMENT
Each of our functional area heads, with assistance from their staff, works with our internal audit function to identify risks that could affect achievement of business strategies or objectives and to develop risk mitigation measures, contingency plans and a consolidated risk profile that is reviewed and discussed with our CEO and CFO before presentation to the Audit Committee. On a regular basis, our internal audit function reviews with senior management and the Audit Committee the risk profile and action plan progress, which are also made available to our Board. Our chief audit executive also develops a risk-based internal audit plan utilizing the ERM consolidated risk profile.

Corporate Governance Matters	21

Compensation Risk Assessment
Consistent with SEC disclosure requirements, we reviewed our fiscal 2025 compensation policies and practices to determine whether they encourage excessive risk taking. We concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.
Insider Trading Policy
Our Board of Directors has adopted an Insider Trading Policy governing the purchase, sale or other dispositions of our securities by members of our Board, officers and employees of our company and its subsidiaries. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. Our Insider Trading Policy is filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K. Because our Insider Trading Policy is designed to address transactions in our company’s securities by our directors, officers and employees, our Insider Trading Policy does not govern purchases of our securities by our company.
Corporate Responsibility and Sustainability
We believe responsible and sustainable business practices support our long-term success as a company. These practices help keep our communities and our environment vibrant and healthy. They also lead us to more efficient and resilient business operations, help us meet our customers’ efficiency targets, reduce risks of misconduct and legal liability, enhance the reliability of our supply chain and improve the health, well-being, engagement and productivity of our employees. We believe that being an industry leader is not just about having talented employees or innovative products. It is also about doing business the right way, every day. That is why our commitment to corporate responsibility is deeply embedded in all aspects of our business.
Oversight by Our Board of Directors
Sound corporate responsibility in all aspects of our business is a focus of our Board of Directors. The Governance Committee is responsible for assisting our Board in overseeing the development and maintenance of our corporate responsibility and sustainability policies, practices and programs, including our public sustainability reporting. The committee has specific responsibility for periodically reviewing our policies and practices related to human rights, environmental and climate change, political and lobbying activities and other topics designated by our Board from time to time. The committee receives updates from our sustainability group and management regularly, including progress towards our sustainability initiatives or established targets or goals, and reviews trends, priorities and implementation of new sustainability initiatives.
The Audit Committee is responsible for reviewing the implementation of legal or regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs and management’s controls and procedures with respect to these disclosures.
In addition, the Compensation and Talent Committee periodically reviews our people policies and programs, including those focusing on talent attraction, engagement and retention, inclusion and other topics as may be designated by our Board from time to time.

22	Western Digital 2025 Proxy Statement

2024 Sustainability Report
Our 2024 Sustainability Report is located on our Corporate Responsibility–Overview page at www.westerndigital.com. The topics covered were selected based on a detailed materiality assessment facilitated by a third party, which incorporated input from investors, customers and other stakeholders, as well as our strategic priorities, and the report was prepared in accordance with the Global Reporting Initiative (“GRI”) standards: Core option, references Sustainability Accounting Standards Board (“SASB”) standards and includes disclosures aligned with the UN Sustainable Development Goals (“UN SDGs”) and the Task Force on Climate-related Financial Disclosures (“TCFD”) recommendations. Below are highlights from our 2024 Sustainability Report (which covers our fiscal year ended June 28, 2024) and other recent updates:

New Environmental Targets	Energy and Emissions	Circularity

In June 2025, we revised our sustainability goals to take into account the Separation’s impact on our business and operations. In addition to our goal to reach net zero Scope 1 and 2 emissions by 2032, we have the following goals to reach by 2030:
●Operations: 100% carbon-free energy; 20% lower water withdrawals (vs. 2022); and 95% of waste diversion away from landfill
●Value Chain: 50% reduction in downstream Scope 3 emissions/petabyte (vs. 2020); 20% reduction in upstream materials emissions (vs. 2024); and 43% recycled product content and 72% recycled packaging for enterprise HDDs

We believe we are on the right trajectory to meet our combined Scope 1 and 2 emissions goals with regard to our science-based emissions reduction target.
●We achieved a 36.3% reduction in our combined Scope 1 and 2 emissions, versus our fiscal 2020 baseline.
●We secured renewable energy to support 44% of our needs. Five of our HDD factories are powered by 100% renewable energy.

We placed a strong focus on product life cycle impact and intensified our circularity efforts.
●We launched an HDD advanced recovery initiative recapturing rare earth materials from shredded drives.
●We continue to advance recycled content of products and packaging.
●We maintained a range of 36-40% recycled contents in HDD products.
●We increased recycled content from 45% to 64% in enterprise packaging.

Inclusion	Human Rights and Labor	Integrity

Our people are Western Digital’s most valuable resource. We believe we can achieve the best business outcomes by empowering our talented employees to make an impact, together. To support this commitment, we:
●Use employee focus groups and surveys to shape programs and identify opportunities
●Conduct pay equity assessments to promote equal pay for equal work
●Perform periodic living wage analyses and adjust pay where needed

Respecting human rights is fundamental to our business. We engage proactively with stakeholders to assess our impact and strengthen our human rights program, including by:
●Collaborating since 2010 with other major electronics companies to host supply chain seminars on topics related to human rights, including responsible hiring and foreign worker management
●Participating in the Responsible Labor Initiative (RLI) since 2017 to share best practices, develop cross-industry labor standards and monitor working conditions across our operations and supply chain

As a global company operating across a wide range of geographies, we are committed to doing business fairly and legally. We set a consistent tone across our organization to form our global culture of integrity. As evidence of this commitment, we:
●Received recognition from Ethisphere Institute for the seventh consecutive year in 2025 as one of the World’s Most Ethical Companies
●Assessed 100% of our operations during fiscal 2024 for risks related to corruption

Corporate Governance Matters	23

Our People Strategy
Our people strategy supports our vision of unleashing the power and value of data and our mission to be the market leader in data storage through thoughtful offerings and practices that aim to attract, develop and engage talent. At the end of fiscal 2025, we employed approximately 40,000 people worldwide across 24 countries with approximately 88% of our people in Asia Pacific, 11% in the Americas and less than 1% in Europe, the Middle East and Africa. In support of our global operations, our people strategy emphasizes capability building, employee engagement and competitive compensation and benefits designed to attract, develop and retain talent.
Talent Growth and Engagement
We invest in developing our people to lead us into the future. To help our employees reach their full potential, we aim to cultivate an environment that encourages learning, development and career growth, supported by a clear performance framework with goal setting, feedback and coaching. Highlights for the fiscal year include:
●Upskilling and reskilling for factory employees through on‑the‑job training, technical classes, workshops and partnerships with universities and colleges
●On‑demand learning management system to map career journeys, access learning online and track progress
●Recruiting exceptional talent across the organization, with intern and new college graduate programs that converted about 40% of eligible global interns to employees in 2025
●Employee listening through our Pulse survey and listening sessions at all levels to understand strengths and identify opportunities that support our business strategy
●Employee philanthropy to support local communities, with more than half of employees around the world participating in company‑sponsored volunteer events in 2025
Compensation and Benefits
We recognize and reward performance with competitive compensation consisting of base salary and short‑term and long‑term incentives. We invest in the physical, mental and financial well‑being of our people through a Total Rewards program aligned to our culture and values. Key elements of our program include:
●Competitive benefits that include health coverage, life and disability insurance, retirement plans, paid time off, an employee assistance program and an employee stock purchase plan (benefits vary by country/region)
●Annual benchmarking of compensation and benefits using market data from reputable third‑party consultants
●Internal focus groups and employee surveys to inform programs and identify improvement opportunities
●Regular pay equity assessments designed to promote equal pay for equal work along with ongoing living wage analysis
Communication with Management
We have the following practices to promote clear, timely and regular communication between directors and management:
●Business Updates Between Meetings. Between Board meetings, our Board receives updates from our CEO and management, including on key company developments.
●Engagement with Management. Our Board regularly interacts with our CEO and management during and between Board meetings through in-person meetings and presentations, as well as informal gatherings of our Board and management.
●Meeting Agendas and Presentations. Our Chair of the Board and committee Chairs regularly communicate with management to discuss the development of meeting agendas and presentations.
●Reference Materials. Directors also regularly receive securities analysts’ reports, investor communications, company publications, news articles and other reference materials.

24	Western Digital 2025 Proxy Statement

Chief Executive Officer Evaluation and Succession Planning
Evaluation
The Compensation and Talent Committee reviews and approves our CEO’s goals and objectives in concert with the full Board of Directors. The Compensation and Talent Committee Chair leads the evaluation of our CEO’s performance against those goals and objectives by capturing input from our non-employee directors, which is then discussed with our Board. Following the evaluation of our CEO’s performance, the committee determines and approves our CEO’s compensation.
Succession Planning
The Compensation and Talent Committee oversees CEO and key management personnel succession planning. Directors engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Furthermore, our Board periodically reviews the overall composition of our key management personnel’s qualifications, tenure and experience. Our Board oversaw the succession-related decisions and planning for the Separation and prioritized thoughtful leadership transitions at both post-Separation companies that align with their respective strategic focuses.
Emergency Succession
Our Board of Directors has also adopted an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties to minimize potential disruption or loss of continuity to our business and operations. Our emergency CEO succession plan is reviewed annually by the Governance Committee and our Board.
Stockholder Engagement
Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social, people strategy and other matters. Stockholder feedback is shared regularly with our Board and serves as a critical input in our Board’s deliberations and decision-making process.
●Transparency and Informed Compensation Decisions and Governance Enhancements. The Compensation and Talent and Governance Committees routinely review our executive compensation design and governance practices and policies, respectively, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board, its committees and management, facilitating a dialogue that provides stockholders with transparency into our executive compensation design, compensation decisions under consideration and governance practices, and informs our company’s enhancement of those practices.
●Board-Driven Engagement. In addition to the Governance Committee’s oversight of the stockholder engagement process and the periodic review and assessment of stockholder input, our directors also engage directly with our stockholders by periodically participating in stockholder outreach and engagement.
●Year-Round Engagement and Board Reporting. Our management members and directors conduct outreach to stockholders throughout the year to obtain their input on key matters and keep our management and Board informed about the issues that our stockholders tell us matter most to them.
Year-Round Stockholder Engagement

In addition to our stockholder engagement activities prior to the Separation, after the Separation we contacted stockholders representing approximately 68% of our shares of common stock outstanding and conducted calls with stockholders representing approximately 30% of our shares of common stock outstanding. These investors reflect various investment styles and geographies. Our Chair of the Compensation and Talent Committee, an independent director, led a number of these calls.

Corporate Governance Matters	25

Summer 2025 Engagement and Feedback
In our recent summer 2025 stockholder engagement cycle, we discussed a variety of topics. Key areas of focus included the following topics:
●Our approach to Board composition and alignment with our post-Separation strategy, as well as director education and our onboarding process for new directors
●Our executive compensation program design, actions taken for a successful execution of the Separation and considerations for fiscal 2026
●Updates on sustainability initiatives, including changes made in connection with the Separation
●Our Board and management’s role in overseeing emerging technologies, including AI, and their evolving role in our business strategy
We share all feedback received as part of our engagement program with our Board to help inform our Board’s deliberations and future decisions.
Board Structure
Board Leadership Structure
Current Leadership Structure

IRVING TAN	MARTIN I. COLE
Chief Executive Officer and Director	Chair of the Board
Our Board of Directors does not have a policy with respect to whether the roles of Chair of the Board and CEO should be separate and, if they are to be separate, whether our Chair of the Board should be selected from our non-employee directors or should be an employee. Our Board believes the Board’s leadership structure at any point in time should be based upon an assessment of the needs of our Board and our company at the time after giving consideration to, among other things, our business plans, strategic opportunities and succession planning priorities. Our Board also considers the views of stockholders, including as it relates to director independence, as well as corporate governance and industry trends.
We currently separate the roles of CEO and Chair of the Board, with Mr. Cole currently serving as Chair of the Board. Mr. Cole has served as Chair of the Board since the Separation. Our Board believes this is the appropriate leadership for our company at this time because it permits Mr. Tan, who began serving as our CEO in February 2025, to focus on setting our strategic direction, day-to-day leadership and our performance post-Separation, while permitting our Chair of the Board to focus on providing guidance to our CEO and setting the agenda for Board meetings. Our Board also believes that the separation of our CEO and Chair of the Board roles assists our Board in providing robust discussion and evaluation of strategic goals and objectives. We believe that Mr. Cole is best suited for the Chair of the Board position based on his strong leadership skills, extensive experience in the technology industry, public company experience and many years of building strong relationships on our Board.

26	Western Digital 2025 Proxy Statement

Our Corporate Governance Guidelines provide that our Board will appoint a Lead Independent Director if our Chair of the Board is not an independent director under the Nasdaq Stock Market listing standards or if our Board otherwise deems it appropriate. In connection with Mr. Cole’s appointment as Chair of the Board, our Board determined not to appoint a Lead Independent Director.
From 2015 through the Separation, Mr. Massengill served as Chair of the Board. Although our Board had determined that Mr. Massengill qualifies as independent under the Nasdaq Stock Market listing standards, because he is a former executive Chair of the Board and President and CEO of our company, our Board believed that it was appropriate to annually appoint a Lead Independent Director during Mr. Massengill’s tenure as Chair of the Board. Our Lead Independent Director played an important role in maintaining effective independent oversight of our company. The independent members of our Board had most recently appointed Ms. Streeter as our Lead Independent Director, a position she held from 2021 until the Separation.
The responsibilities of our Chair of the Board are summarized below.

●Leads our Board in oversight of management and company strategy ●Calls and chairs Board and stockholder meetings ●Sets meeting schedules and agendas
●Facilitates communication among directors and with management between meetings
●Convenes executive sessions of independent directors
●Represents our company in communications with stockholders and other stakeholders as appropriate

Executive Sessions
All members of our Board of Directors, other than our CEO, are independent. In order to assure that our independent directors are not inappropriately influenced by management, the independent directors meet without management in executive sessions led by our independent Chair of the Board in conjunction with each regularly scheduled meeting of our Board, and otherwise as deemed necessary by our Chair of the Board or our other independent directors. At these executive sessions, our independent directors review, among other things, our strategy, financial performance, management effectiveness and succession planning. Our Chairs of each of the Board committees also lead regular executive sessions of each of the Board committees. These executive sessions allow independent directors to speak candidly on any matter of interest, without members of management present.

Corporate Governance Matters	27

Committees
Our Board of Directors has standing Audit, Compensation and Talent, Governance and Executive Committees. Each of the standing committees operates pursuant to a written charter that is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board has affirmatively determined that all members of the Audit, Compensation and Talent and Governance Committees are independent as defined under the listing standards of the Nasdaq Stock Market and applicable SEC rules.

Audit Committee		Meetings Held in Fiscal 2025: 11 | Committee Report: page 86

COMMITTEE MEMBERS		KEY RESPONSIBILITIES

●Directly responsible for appointing, compensating and overseeing independent accountants, with input from management
●Pre-approves all audit and non-audit services provided by our independent accountants
●Reviews annual and quarterly financial statements
●Reviews adequacy of accounting and financial personnel resources
●Oversees and appoints our chief audit executive and reviews our internal audit plan and internal controls
●Reviews and discusses with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance and cybersecurity
●Reviews and discusses with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs and related controls and procedures
●Oversees ethics and compliance program
Our Board has affirmatively determined that each member is an “audit committee financial expert” as defined by rules of the SEC.

Kimberly E. Alexy (Chair)	Martin I. Cole

Bruce E. Kiddoo	Roxanne Oulman

Compensation and Talent Committee		Meetings Held in Fiscal 2025: 9 | Committee Report: page 37

COMMITTEE MEMBERS		KEY RESPONSIBILITIES

●Evaluates and approves executive officer compensation
●Reviews our people programs and initiatives, including talent attraction, engagement and retention and inclusion
●Reviews and makes recommendations on non-employee director compensation
●Reviews and approves corporate goals and objectives for our CEO’s compensation and evaluates our CEO’s performance in light of those goals and objectives
●Oversees incentive and equity-based compensation plans
●Reviews and recommends changes to benefit plans requiring Board approval
●Reviews, approves, oversees and administers our compensation recovery (clawback) policy applicable to executive officers
●Reviews and approves our stock ownership guidelines applicable to executive officers
●Oversees the CEO succession plan and senior leadership development program

Tunç Doluca (Chair)	Roxanne Oulman

Stephanie A. Streeter

28	Western Digital 2025 Proxy Statement

Governance Committee		Meetings Held in Fiscal 2025: 8

COMMITTEE MEMBERS		KEY RESPONSIBILITIES

●Develops and recommends a set of corporate governance principles
●Evaluates and recommends the size and composition of our Board and committees and functions of committees
●Develops and recommends Board membership criteria
●Identifies, evaluates and recommends director candidates
●Reviews corporate governance issues and practices
●Reviews directorships in other companies held by or offered to directors and executive officers
●Manages the annual Board and committee evaluation process
●Assists our Board in overseeing corporate responsibility and sustainability policies and programs and public reporting
●Reviews and oversees responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters
●Oversees our political and lobbying strategy, activities and expenditures

Stephanie A. Streeter (Chair)	Martin I. Cole

Bruce E. Kiddoo

Executive Committee		Meetings Held in Fiscal 2025: 1

COMMITTEE MEMBERS		KEY RESPONSIBILITIES

●Has powers of our Board in management of our business affairs in between meetings of our Board, subject to applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by our Board

Irving Tan (Chair)	Kimberly E. Alexy

Martin I. Cole	Tunç Doluca

Stephanie A. Streeter

Corporate Governance Matters	29

Board Processes and Policies
Corporate Governance Guidelines and Code of Business Ethics
Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for governance of our company and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders, including:
●Director nomination procedures and qualifications
●Director independence
●Policies related to board refreshment and limitations on other board service
●Director orientation and continuing education
●Annual performance evaluations of our Board and committees
●Succession planning and management development
●The appointment, role and responsibilities of a Lead Independent Director
Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under “Leadership & Governance” at investor.wdc.com.
We intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under “Leadership & Governance” at investor.wdc.com, to the extent required by applicable rules and regulations of the SEC or the Nasdaq Stock Market.
Director Overboarding Policy
Our Board of Directors encourages directors to limit the number of other boards on which they serve to ensure that they are able to devote sufficient time and effort to properly discharge their duties and responsibilities as a member of our Board. In determining the appropriate number of outside directorships, directors should consider potential board attendance, participation and effectiveness on these boards. The table below summarizes the limits on the number of outside directorships under our overboarding policy set forth in our Corporate Governance Guidelines.

Directors A director may not simultaneously serve on the boards of more than 5 public companies (including Western Digital)	CEO Our CEO may not simultaneously serve on the boards of more than 2 public companies (including Western Digital)

All incumbent directors are in compliance with our overboarding policy.
Before accepting an invitation to serve on another board, a director must notify our Chair of the Board and our Chair of the Governance Committee. The Governance Committee reviews whether the position would affect the director’s ability to serve on our Board (including potential conflicts of interest, independence, related person transactions and time commitments). The Governance Committee reviews outside directorship positions and other time commitments annually as part of its review of director nominees and reviews the overboarding policy annually as part of its review of our Corporate Governance Guidelines.

30	Western Digital 2025 Proxy Statement

Board and Committee Evaluations
Our Board of Directors engages in a comprehensive annual Board and Board committee evaluation process. Our Board believes that a thorough evaluation process that encourages director engagement will foster constructive feedback and enhance our Board’s overall effectiveness. Accordingly, the Governance Committee oversees an annual performance evaluation process that includes the following:

Thorough Evaluation Questionnaires
Each director completes a written questionnaire soliciting feedback on various topics, including:
●Board meetings and materials
●Board composition
●Board committee performance
●Relationships with management
●Communications among and between our Board and management
●Our Board’s strategic oversight role
●Board succession planning
●Overall Board effectiveness

▼

Discussions with Each Director
An outside firm compiles and analyzes the results of each written evaluation and summarizes the results on an aggregated and anonymous basis, which the Governance Committee Chair discusses with each director to solicit further feedback.

▼

Results Discussed with the Full Board and Each Committee	The full Board and each respective committee discusses the performance evaluation results, and, if determined appropriate, acts on the feedback received.

▼

Individual Director Assessments
As part of the annual performance evaluation process, each director also completes a written self-evaluation covering various topics, including:
●Contributions to our Board dynamics and collaboration
●Alignment of director strengths to our strategy and goals
●Development of director knowledge and skills
Our Chair of the Board discusses individual self-evaluation responses with each director.

▼

Evaluation Results	The information collected during our Board evaluation process is utilized by our Board to make decisions regarding Board structure, Board committees and their responsibilities, agendas and meeting schedules, changes in the performance or function of our Board and continued service of individual directors. The Governance Committee oversees and monitors the actions taken as a result of the Board evaluations at each of its regular meetings.

Corporate Governance Matters	31

Communicating with Directors
Our Board of Directors provides a process for stockholders to send communications to our Board or to individual directors or groups of directors. In addition, interested parties may communicate with our Chair of the Board or with our independent directors as a group. Our Board recommends that stockholders and other interested parties initiate any communications with our Board (or individual directors or groups of directors) in writing. These communications should be sent by mail to our Secretary (please see page 93 for contact information). The name of any specific intended Board recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-employee Chair of the Board or our non-employee directors as a group). Our Board has instructed our Secretary to forward such correspondence to the intended recipients unless such correspondence is purely commercial or frivolous in nature (such as spam), or otherwise obviously inappropriate for consideration.
Transactions with Related Persons
Policies and Procedures for Approval of Related Person Transactions
Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (i) we were, are or will be a participant; (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year; and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is: (i) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of our common stock (or any other class of voting securities); or (iii) any immediate family member of any of the foregoing persons.
Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the committee is to consider all relevant facts and circumstances of the related person transaction available to the committee. The committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. No member of the committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.
Certain Transactions with Related Persons
We have not had any related person transaction since the beginning of fiscal 2025.

32	Western Digital 2025 Proxy Statement

Director Compensation
Fiscal 2025 Director Compensation Program for Non-Employee Directors
We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of our non-employee directors with those of our stockholders. The Compensation and Talent Committee, with the assistance of its independent compensation consultant, regularly reviews our non-employee director compensation and market trends in director compensation (including non-employee director compensation practices at a group of peer companies) and evaluates the competitiveness and reasonableness of the compensation program in light of general trends and practices. The committee makes recommendations based on such review to our Board of Directors, which determines whether any changes should be made to our non-employee director compensation program.
We established a compensation program for fiscal 2025 for each of our non-employee directors that generally consisted of a combination of annual cash retainers and restricted stock units (“RSUs”). As a part of its most recent review of the non-employee director compensation program, the Compensation and Talent Committee reviewed an analysis of competitive market data and determined that our non-employee director compensation was near the median of our peers in terms of the average total direct compensation amount.
The following section describes the elements and other features of our director compensation program for fiscal 2025 for non-employee directors. We did not make any changes compared to the fiscal 2024 director compensation program and there are currently no planned changes to the non-employee director compensation program for fiscal 2026.
Non-Employee Director Cash Retainer Fees
Cash retainer fees are paid to our non-employee directors based on Board and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. The following table sets forth the schedule of annual cash retainer and committee membership fees for our non-employee directors for fiscal 2025.

Type of Fee	Current Annual Fee ($)
Annual Retainer	85,000
Additional Non-Employee Chair of the Board Retainer	100,000
Additional Committee Member Retainers:
Audit Committee	15,000
Compensation and Talent Committee	12,500
Governance Committee	10,000
Additional Committee Chair Retainers:
Audit Committee	25,000
Compensation and Talent Committee	22,500
Governance Committee	15,000
A non-employee director serving as Chair of a Board committee receives both the Additional Committee Chair Retainer and the Additional Committee Member Retainer for that committee. Non-employee directors who are appointed to our Board, a Board committee, or to one of our Chair positions noted above during the year are paid a pro rata amount of the annual retainer fees for that position based on service to be rendered for the remaining part of the year after appointment.
Non-employee directors do not receive a separate fee for each Board or committee meeting they attend. We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board or committee meeting.

Corporate Governance Matters	33

Non-Employee Director Equity Awards
Under our Non-Employee Director Restricted Stock Unit Grant Program, each of our non-employee directors automatically received for fiscal 2025 an award of RSUs equal in value to $240,000 (or, in the case of our non-employee director serving as Chair of the Board, $290,000, or, in the case of our Lead Independent Director, $280,000). Non-employee directors receive the awards immediately following the annual meeting of stockholders if he or she has been re-elected as a director at that meeting. In the case of a non-employee director who is newly elected or appointed after the date of the annual meeting, we grant a prorated award of RSUs for the year in which he or she is elected or appointed. Pursuant to our Non-Employee Director Restricted Stock Unit Grant Program, a non-employee director who is serving on our Board pursuant to an investor’s contractual right (an “Investor Designated Director”) will receive a cash award in lieu of RSUs. The amount of a cash award granted in lieu of RSUs will be equal to the value of RSUs that the recipient would otherwise have been entitled to receive.
The RSUs awards granted in fiscal 2025 vest 100% upon the earlier of: (i) the first anniversary of the grant date; and (ii) immediately prior to the first annual meeting of stockholders held after the grant date.
Deferred Compensation Plan for Non-Employee Directors
We permit each non-employee director to defer payment of up to 80% of his or her annual cash compensation in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described in the “Fiscal 2025 Non-Qualified Deferred Compensation Table.”
Director Compensation Table for Fiscal 2025
The table below summarizes the compensation for fiscal 2025 for each of our non-employee directors serving on our Board of Directors in fiscal 2025. Each of Messrs. Tan and Goeckeler was a named executive officer for fiscal 2025 and did not receive any additional compensation for his service as a director during fiscal 2025. Information regarding their compensation for fiscal 2025 is presented in the “Fiscal 2023-2025 Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kimberly E. Alexy	125,000	239,975	364,975
Thomas Caulfield(2)	95,000	239,975	334,975
Martin I. Cole(3)	216,973	239,975	456,948
Tunç Doluca(4)	114,267	239,975	354,242
Bruce E. Kiddoo(5)	81,973	191,237	273,210
Matthew E. Massengill(6)	185,000	289,961	474,961
Roxanne Oulman(7)	83,836	191,237	275,073
Reed B. Rayman(8)	—	—	—
Stephanie A. Streeter	137,500	279,938	417,438
Miyuki Suzuki(2)	95,000	239,975	334,975
(1)The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2025 computed in accordance with Accounting Standards Codification 718 (“ASC 718”) using the closing price of our common stock on the grant date. With the exception of Messrs. Kiddoo and Rayman and Ms. Oulman, who did not receive any equity grants on the date of our 2024 Annual Meeting (November 20, 2024), each non-employee director was automatically granted 3,759 RSUs (4,542 RSUs for our Chair of the Board and 4,385 RSUs for our Lead Independent Director). In addition, Mr. Kiddoo and Ms. Oulman were appointed to our Board at the time of the Separation, and upon such appointment, received prorated grants of 4,068 RSUs, with a grant date fair value of $191,237.

34	Western Digital 2025 Proxy Statement

The following table presents the aggregate number of shares of our common stock covered by unvested stock awards (and corresponding dividend equivalents that may be settled in stock) and deferred stock units held by each of our non-employee directors on June 27, 2025:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units
Kimberly E. Alexy	3,765	—
Thomas Caulfield	—	—
Martin I. Cole	5,469	—
Tunç Doluca	5,469	—
Bruce E. Kiddoo	4,075	—
Matthew E. Massengill	6,608	20,750
Roxanne Oulman	4,075	—
Reed B. Rayman	—	—
Stephanie A. Streeter	6,380	—
Miyuki Suzuki	—	—
(2)Dr. Caulfield and Ms. Suzuki resigned as directors of our Board at the time of the Separation and joined the Sandisk board of directors.
(3)The amount shown in the Fees Earned or Paid in Cash column includes a prorated annual Chair of the Board retainer in the amount of $74,521 and a prorated annual committee retainer in the amount of $7,452 paid to Mr. Cole in connection with his appointment as Chair of the Board and to the Governance Committee at the time of the Separation.
(4)The amount shown in the Fees Earned or Paid in Cash column includes a prorated annual Compensation and Talent Committee Chair retainer in the amount of $16,767 paid to Mr. Doluca in connection with his appointment as Chair of the Compensation and Talent Committee at the time of the Separation.
(5)The amount shown in the Fees Earned or Paid in Cash column includes a prorated annual retainer in the amount of $63,343 and prorated annual committee retainers in the amount of $18,630 paid to Mr. Kiddoo in connection with his appointment to our Board and the Audit and Governance Committees at the time of the Separation.
(6)Mr. Massengill elected to defer 50% of his cash compensation earned in calendar year 2024 and 100% of his fiscal 2025 RSU award.
(7)The amount shown in the Fees Earned or Paid in Cash column includes a prorated annual retainer in the amount of $63,343 and prorated annual committee retainers in the amount of $20,493 paid to Ms. Oulman in connection with her appointment to our Board and the Audit and Compensation and Talent Committees at the time of the Separation.
(8)Mr. Rayman was not nominated for re-election at our 2024 Annual Meeting and his term of office ended November 20, 2024.
Director Stock Ownership Guidelines
Under our director stock ownership guidelines, directors are generally prohibited from selling any shares of our common stock unless they own “qualifying shares” with a market value of at least $375,000, which include common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) do not count towards the stock ownership requirement. All of our current non-employee directors comply with our director stock ownership guidelines.

35

Executive Officers
Listed below are our current executive officers, followed by a brief account of their business experience. Executive officers are normally appointed annually by our Board of Directors at a meeting immediately following the annual meeting of stockholders. There are no family relationships among these officers nor any arrangements or understandings between any officer and any other person pursuant to which an officer was selected.

Irving Tan
55, Chief Executive Officer
●Mr. Tan has served as our CEO since February 2025. Biographical information regarding Mr. Tan is set forth in the section entitled “Corporate Governance Matters—Proposal 1: Election of Directors.”

Kris A. Sennesael
56, Executive Vice President and Chief Financial Officer
●Mr. Sennesael has served as our Executive Vice President and Chief Financial Officer since May 2025.
●Prior to joining our company, he served as the chief financial officer of Skyworks Solutions, Inc., a semiconductor company, from 2016 to May 2025. From 2012 to 2016, Mr. Sennesael served as the chief financial officer of Enphase Energy, Inc. and the chief financial officer of Standard Microsystems Corporation from 2009 to 2012, when it was acquired by Microchip Technology Incorporated. Prior to 2009, Mr. Sennesael served in various financial roles at ON Semiconductor Corp. and AMI Semiconductor, Inc.

Vidyadhara K. Gubbi
62, Executive Vice President and Chief of Global Operations
●Mr. Gubbi has served as our Executive Vice President and Chief of Global Operations since February 2025. From January 2020 to February 2025, he served as our Senior Vice President of our HDD Operating Unit, and from 2006 to 2019, he served in various other roles of increasing responsibility.
●From 2005 to 2006, he served as vice president and chief technology officer, research and development, at Maxtor Corp., a hard disk drive company, and from 1997 to 2005, he was an executive director at Seagate Technology plc.

Ahmed M. Shihab
53, Executive Vice President and Chief Product Officer
●Mr. Shihab has served as our Executive Vice President and Chief Product Officer since March 2025.
●Prior to joining our company, Mr. Shihab served as corporate vice president, Azure Storage, at Microsoft Corporation, a technology company, from January 2024 to February 2025. From 2016 to January 2024, Mr. Shihab served as vice president, infrastructure hardware, at Amazon Web Services, and as senior vice president and general manager at Xyratex.

Cynthia L. Tregillis
56, Executive Vice President, Chief Legal Officer and Secretary
●Ms. Tregillis has served as our Executive Vice President, Chief Legal Officer and Secretary since February 2025. She was Senior Vice President, Chief Legal Officer and Secretary from January 2024 to February 2025. She served as Senior Vice President, Deputy General Counsel, from July 2021 to January 2024 and Vice President, Deputy General Counsel, from 2018 to June 2021. Since joining our company in 2012, Ms. Tregillis has also held other legal positions of increasing responsibility within our company.
●Prior to joining our company, Ms. Tregillis practiced intellectual property and commercial litigation at several large law firms from 1995 to 2012, including Orrick Herrington & Sutcliffe LLP and McDermott Will & Emery LLP.

Brian Scott Davis
63, Executive Vice President and Chief Sales and Marketing Officer
●Mr. Davis has served as our Executive Vice President and Chief Sales and Marketing Officer since February 2025. From 2013 to February 2025, he served as our Senior Vice President of Worldwide Sales, Channel and Regional OEMs, and from 2003 to 2013, he was Vice President of Worldwide Sales. He also served in various sales positions of increasing responsibility from 1988 to 2003.

36	Western Digital 2025 Proxy Statement

Executive Compensation

PROPOSAL 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation and Talent Committee designed an executive compensation program that provides:
●Strong linkage between management and stockholders’ interests
●Pay-for-performance alignment and rewards for long-term value creation
●Robust oversight by our Board and Compensation and Talent Committee
Our Board of Directors recommends a vote FOR this Proposal 2 to approve on an advisory basis the executive compensation program for our named executive officers

Proposal Details
You have the opportunity to cast a non-binding, advisory “Say-on-Pay” vote on the executive compensation of our named executive officers. Our current policy is to provide our stockholders with an advisory Say-on-Pay vote every year and we currently expect that our next advisory Say-on-Pay vote will be held at our 2026 Annual Meeting.
Please read the section entitled “Executive Compensation—Compensation Discussion and Analysis” (and the various compensation tables and narrative discussions accompanying those tables included under “Executive Compensation Tables and Narratives”) for information necessary to inform your vote on this Proposal 2.
Board Recommendation and Vote Required for Approval
Board Recommendation
Our Board of Directors recommends that you vote FOR approval, on a non-binding advisory basis, of our executive compensation program for our named executive officers as disclosed in this Proxy Statement: RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
Vote Required for Approval
The affirmative vote of a majority of the voting power of the shares of our Voting Stock (as described in the section entitled “Additional Information—General Information About the Annual Meeting—Who Can Vote”) represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve this Proposal 2. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 2 unless specified otherwise.
While this vote is nonbinding on our company and our Board of Directors, our Board and Compensation and Talent Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers under our executive compensation program.

Executive Compensation	37

Report of the Compensation and Talent Committee
The Compensation and Talent Committee, comprised entirely of independent directors, reviewed and discussed the following Compensation Discussion and Analysis with management. Based on that review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2025 annual meeting of stockholders and incorporated by reference into our 2025 Annual Report on Form 10-K.
THE COMPENSATION AND TALENT COMMITTEE

TUNÇ DOLUCA Chair	ROXANNE OULMAN	STEPHANIE A. STREETER
Compensation and Talent Committee Interlocks and Insider Participation
In addition to each of the committee members whose names appear on the Compensation and Talent Committee Report above, Martin I. Cole also served as a member of the committee during fiscal 2025. All members of the committee during fiscal 2025 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure of certain transactions with related persons under SEC rules. There are no compensation committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on the committee or our Board.

38	Western Digital 2025 Proxy Statement

Compensation Discussion and Analysis
Our Named Executive Officers
In connection with the Separation, we made meaningful changes to our executive leadership team.
When we refer to our continuing “named executive officers” or “NEOs” for fiscal 2025, we mean:

Continuing Named Executive Officers 2025

IRVING TAN	KRIS SENNESAEL	VIDYADHARA K. GUBBI	AHMED M. SHIHAB	CYNTHIA L. TREGILLIS

Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief of Global Operations	Executive Vice President and Chief Product Officer	Executive Vice President, Chief Legal Officer and Secretary

All continuing named executive officers were either hired or promoted to their current roles in conjunction with or following completion of the Separation. Accordingly, several former executives also qualified as named executive officers for fiscal 2025:
●David V. Goeckeler, former CEO. Effective February 2025, Mr. Goeckeler became the chief executive officer of Sandisk and ceased employment with our company.
●Wissam G. Jabre, former Executive Vice President and CFO. Mr. Jabre’s employment terminated effective February 2025.
●Don R. Bennett, Senior Vice President, Finance and former Interim CFO. Mr. Bennett served as Interim CFO from February 2025 until Mr. Sennesael assumed the role of CFO effective May 2025, at which point he returned to the role of Senior Vice President, Finance.
●Robert W. Soderbery, former Executive Vice President and General Manager, Flash Business. Mr. Soderbery’s employment terminated effective January 2025.
The compensation actions stemming from the Separation and these leadership changes are discussed throughout this Compensation Discussion and Analysis.

Executive Compensation	39

Fiscal 2025 Overview
Business Highlights

OPERATING INCOME(1) ($M)	GROSS MARGIN(1)	REVENUE ($M)

G GAAP	N Non-GAAP
(1)See Appendix A to this Proxy Statement for a reconciliation of GAAP operating income to non-GAAP operating income and GAAP gross margin to non-GAAP gross margin.

Elements of Our Fiscal 2025 Executive Compensation Program
We emphasize variable, at-risk compensation in alignment with our focus on operating excellence and our belief that executives’ compensation opportunities and outcomes should reflect our performance and support stockholder value creation. The key components of our executive compensation program are summarized below. The Separation necessitated certain compensation-related actions for fiscal 2025 to align with changes to our business, and to retain, attract and motivate key talent during a period of heightened uncertainty. See “—Fiscal 2025 Program Changes to Support the Separation” below for a summary of those actions. Further, the hiring or promotion of all continuing named executive officers during fiscal 2025 increased the proportion of service-based equity granted in fiscal 2025 relative to our historic mix of performance-based versus service-based equity vehicles in order to appropriately prioritize long-term retention through and after the Separation. As the charts below illustrate, continuing named executive officers’ fiscal 2026 equity awards will be comprised of 50% performance stock units (“PSUs”) (60% for our CEO) and 50% restricted stock units (40% for our CEO), consistent with our pre-Separation equity award structure. Our compensation programs continue to prioritize performance-based pay to closely align executive incentives with company and stockholder outcomes.

40	Western Digital 2025 Proxy Statement

PAY MIX(1)

CEO FY25	OTHER NEOs FY25

CEO FY26	OTHER NEOs FY26

(1)For both fiscal 2025 and fiscal 2026, the pay mix reflects only the continuing NEOs and for fiscal 2025, new hire NEOs have been excluded from the pay mix calculation.

Executive Compensation	41

FISCAL 2025 COMPENSATION ELEMENTS
Compensation Element	Characteristics	Purpose	Performance Link/ Key Benchmark

Base Salary	●Fixed compensation	●Attracts, retains and motivates premier executive talent ●Compensates executive officers for sustained individual performance	●Competitive with market and industry practices ●Adjusted for experience, responsibility, potential and performance

Short-Term Incentives (STI)	●Performance-based cash incentive compensation ●Measured in two six-month performance periods for fiscal 2025 to account for Separation impact
●Motivates executive officers to drive annual growth and financial performance
●Encourages accountability by rewarding achievement of corporate and individual performance objectives
●Aligns executive goals pre- and post-Separation and ensures a successful transition period
●Focuses our executive officers on value creation through achievement of corporate and individual performance objectives that drive our ability to create value for stockholders

●Non-GAAP operating income (60% weighting)
●Cash conversion cycle (30% weighting)
●Emissions (10% weighting)
●Individual performance modifier (+/- 25%) tied to specific individual performance goals
●Individual performance modifier does not increase award payout if non-GAAP operating income is below threshold

PSUs
●Performance-based equity compensation delivered in performance stock units (PSUs)
●Three-year performance period with annual performance targets (Two-year performance period with annual performance targets for the CEO’s PSU promotion award)
●Annual achievements averaged to determine payout

●Encourages accountability by rewarding achievement of long-term (over a three-year period) corporate and market-based performance objectives
●Focuses our executive officers on value creation through achievement of financial objectives that drive our ability to create long-term value for stockholders

●Revenue and non-GAAP EPS goals are each weighted at 50%
●Three-year relative Total Shareholder Return (“TSR”) modifier (+/-10%)
●If absolute TSR performance is negative, the relative TSR modifier may not increase the PSU payout and can only be used to decrease such payout

RSUs	●Variable long-term equity compensation delivered in restricted stock units (RSUs) ●Vests with respect to 25% after one year and 6.25% quarterly thereafter	●Provides alignment with stockholder interests by focusing executive officers on long-term value creation ●Provides retention value	●Value based on stock price performance

*    Blue text indicates new for fiscal 2025
In addition to the elements outlined above, we also provide executive officers with limited perquisites and certain other indirect benefits, as described in the section below entitled “—Other Program Features and Policies.”

42	Western Digital 2025 Proxy Statement

Fiscal 2025 Program Changes to Support the Separation

STI
●Shift from annual performance period to two six-month performance periods to enable rigorous goal-setting in alignment with the Separation timeline.
●Increased weighting of non-GAAP operating income (from 45% to 60%) and corresponding decrease in cash conversion cycle weighting (from 45% to 30%) to emphasize focus on the achievement of our profitability objectives.

LTI
Equity Granted in Fiscal 2025
●Our executives serving as named executive officers at the beginning of fiscal 2025 received both RSUs and PSUs tied to revenue and non-GAAP EPS performance over fiscal 2025, 2026 and 2027, consistent with our prior year equity award structure.
●Our continuing named executive officers who were promoted during fiscal 2025 were not serving as such at the time their annual equity awards were granted in August 2024. Accordingly, their annual equity awards were granted in RSUs, consistent with our program design for all similarly situated executives.
●Given the timing of the completion of the Separation, and resulting March 2025 grant date of promotion awards for continuing named executive officers, the Compensation and Talent Committee did not believe a four-month fiscal 2025 measurement period was a sufficient period upon which to assess fiscal 2025 performance.
●For continuing named executive officers other than our CEO, the Compensation and Talent Committee determined that RSU-based promotion awards would effectively align their pay positioning with their new, expanded responsibilities while incentivizing well-rounded focus on the future success of our company and creation of sustained value for our stockholders during this transitional period.
●For Mr. Tan, to provide consistency with our fiscal 2025 PSU program while establishing an appropriate pay mix and positioning as CEO immediately upon promotion and creating further alignment with stockholders, the committee determined to grant 60% of Mr. Tan’s promotion award in PSUs, which will be earned, if at all, based on adjusted free cash flow and non-GAAP EPS performance over fiscal 2026 and fiscal 2027.
●Fiscal 2026 annual LTI PSU awards for all continuing named executive officers returned to a three-year performance period, consistent with our pre-Separation award structure, as illustrated above.
Outstanding Awards
●To maintain economic value, outstanding, unvested stock awards held by our employees, including our NEOs, were adjusted in line with the terms of the Separation and the capitalization adjustment terms of our Amended and Restated 2021 Long-Term Incentive Plan (the “2021 Long-Term Incentive Plan”). The number of shares subject to outstanding RSUs and PSUs were ratably adjusted using a conversion ratio of 1.452526x, which was determined by dividing the closing price of our common stock immediately prior to the Separation by the 5-day average closing price of our common stock following the Separation.
●Considering the fundamental change to our business resulting from the Separation, the Compensation and Talent Committee determined in accordance with the terms of our 2021 Long-Term Incentive Plan that performance for the fiscal 2025 performance period of PSUs be deemed earned at target. These modifications to PSU awards resulted in certain incremental accounting charges under applicable accounting rules for our named executive officers who did not transition to Sandisk. These incremental accounting charges appear as additional 2025 compensation in the Summary Compensation Table in accordance with SEC rules.

Executive Compensation	43

Transaction Completion Awards
To ensure a successful Separation in which Western Digital maintained strong institutional knowledge and leadership continuity through the closing of the Separation, the Compensation and Talent Committee approved a transaction-related award subject to a one-year clawback to key employees at the level of vice president or above transitioning to Sandisk. The Compensation and Talent Committee determined it was in the best interests of Western Digital stockholders to incentivize these executives through the transition period and successfully launch Sandisk as a standalone company. As a part of this action, Mr. Goeckeler was awarded a cash-based transaction completion payment equal to two times his fiscal 2025 base salary upon completion of the Separation subject to a one-year clawback.

Paying for Performance: Fiscal 2025 Performance Results and Payouts
The executive incentive compensation plan payouts align with the Compensation and Talent Committee’s pay-for-performance philosophy.

Award	Achievement of Performance Metrics
STI Performance for Fiscal 2025	First Half	Second Half
First Half Fiscal 2025 Achievement

Second Half Fiscal 2025 Achievement

Performance for Fiscal 2023-2025 PSUs	108%

44	Western Digital 2025 Proxy Statement

Executive Compensation Philosophy, Objectives and Process
The summary below provides the key objectives of our executive compensation program:

Attract, retain and motivate premier talent necessary to create growth and drive financial, operational and market performance.	Provide competitive target compensation relative to the technology industry in which we compete for business and talent.
Encourage accountability by tying a substantial portion of each executive officer’s target total direct compensation opportunity to individual, corporate and market-based performance objectives that we expect to create long-term value for our stockholders.

Pay for performance by providing a substantial portion of compensation in the form of “at-risk,” variable incentive compensation awards that reward superior individual, corporate and market-based performance and that reduce pay for underperformance.

Align the interests of our executive officers with our stockholders through our pay-for-performance compensation design and by granting long-term equity awards that include multi-year performance or service vesting requirements.

Our Compensation Policies and Practices

  Pay for performance by tying a substantial portion of executive compensation to the achievement of pre-established performance goals.
  Actively engage with our stockholders on an ongoing basis and consider their feedback in the future design of our executive compensation program.
  Link our executive compensation program to our long-term corporate strategy and sustainable stockholder value creation.
  Use a mix of performance measures, cash- and equity-based vehicles and short- and long-term incentive compensation opportunities that hold our executive officers accountable for executing on our long-term corporate strategy.
  Cap maximum vesting or payout levels under our incentive compensation awards, which are aligned with competitive market practices.
  Engage an independent compensation consultant to evaluate and advise the Compensation and Talent Committee on our executive compensation program design and pay decisions.
  Evaluate executive compensation data and practices of our proxy peer group companies as selected annually by the Compensation and Talent Committee with guidance from its independent compensation consultant.
  Limit payouts under our Change in Control Severance Plan to “double-trigger” events.
  Maintain and adhere to executive stock ownership guidelines.
  Maintain and adhere to our compensation recovery (“clawback”) policy.
  Provide limited executive perquisites.

  No tax gross-up payments in connection with severance or change in control payments.
  No hedging, pledging or short-sale or derivative transactions by executive officers or directors.
  No dividend equivalent payments on equity awards until they are earned and vested.

Executive Compensation	45

Process for Determining Executive Compensation
The Compensation and Talent Committee reviews and determines compensation for our executive officers. The committee reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year.
In determining our fiscal 2025 executive compensation program design and the actual pay positioning for each named executive officer, the committee’s executive compensation decisions were informed by several factors, including:

EXTERNAL AND INTERNAL FACTORS
●Our compensation philosophy and objectives
●Our pay positioning relative to our proxy peer group and broad compensation survey market data
●The executive officer’s role, experience, scope of responsibility, past performance and expected future contributions
●Internal pay equity
●Our retention objectives
●Succession planning
●Current and historical company performance and strategic and financial goals, including the impact of the planned Separation
●Market performance and general economic conditions
COMPENSATION CONSULTANT ●Views from the committee’s independent compensation consultant ●Compensation survey and proxy peer group company market data prepared by the independent compensation consultant

MANAGEMENT
●Our CEO’s recommendations for our other executive officers (not including himself)
●Our CFO’s input on financial targets for our performance-based incentive compensation program, data regarding the impact of the program on our financial results and actual results against our pre-established performance targets
●Internal and external compensation data provided by our Chief Human Resources Officer and other staff

STOCKHOLDERS ●Feedback received during stockholder outreach and engagement efforts

The Compensation and Talent Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant in fiscal 2025. Compensia reported directly to the committee and communicated with management to gather information and review management proposals as needed. Compensia attended all regularly scheduled meetings of the committee during fiscal 2025 and its responsibilities generally included:
●Reviewing and advising on executive compensation, including the performance metrics used under the executive compensation program
●Reviewing and advising on compensation design and amounts for non-employee members of our Board of Directors
●Providing recommendations regarding the composition and selection of our proxy peer group companies
●Analyzing proxy peer group and survey compensation data
●Providing advice regarding executive compensation disclosures, policies, practices and trends
●Advising on the compensation-related decisions in connection with the Separation
The Compensation and Talent Committee assessed the independence of Compensia pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that the engagement of Compensia did not raise any conflicts of interest during fiscal 2025 and currently does not raise any conflicts of interest.

46	Western Digital 2025 Proxy Statement

Comparative Market Data
The Compensation and Talent Committee determines the composition of our proxy peer group and reevaluates this group on an annual basis with input from its independent compensation consultant.
For fiscal 2025, market data was collected from the Radford Global Compensation Database, an independently published survey. The survey data was filtered to screen for companies in our proxy peer group that participate in the survey and, for executive roles in which such survey screen resulted in insufficient data, a broader screen of technology companies as adjusted for revenue size was used. With input from its independent compensation consultant, the Compensation and Talent Committee considered such market data and industry practices during its annual review of the competitiveness of our compensation levels and the appropriate mix of compensation elements for our named executive officers, as well as in connection with hiring, promotion and retention decision-making during the year. This market data provided the committee a reference point, which was one of several factors that it used to make compensation decisions as outlined above.
Proxy Peer Group Companies for Benchmarking Pay and Incentive Design
The proxy peer group companies that the Compensation and Talent Committee selected and used for comparative pay and incentive design purposes for fiscal 2025 consisted of technology companies that compete with us for talent and have the size (primarily based on revenue) and business characteristics that we believe are comparable to ours. Like us, many companies included in our proxy peer group are included in the Dow Jones U.S. Technology Hardware & Equipment Index.
In choosing companies for our proxy peer group, the Compensation and Talent Committee focused primarily on industry, talent market and revenue size. Revenue is a commonly used proxy for organizational size and complexity and is typically stable from year-to-year, making it a valuable metric when selecting peers for executive compensation purposes. As part of its decision process, the committee also referenced other metrics for informational purposes, including comparative market capitalization and profitability metrics. Following its annual review, the committee changed the proxy peer group for fiscal 2025, as reflected in the table below:

Pre-Separation Peer Group
Continuing Peers
Advanced Micro Devices, Inc.
Analog Devices, Inc.
Applied Materials, Inc.
Broadcom Inc.
Hewlett Packard Enterprise Company
KLA Corporation
Lam Research Corporation
Microchip Technology Inc.
Micron Technology, Inc.
Motorola Solutions, Inc.
NetApp, Inc.
NXP Semiconductors N.V.
ON Semiconductor Corporation
QUALCOMM Incorporated
Seagate Technology Holdings Plc
Texas Instruments Incorporated
Added in 2025
Amkor Technology, Inc.
Marvell Technology, Inc.
Xerox Holdings Corporation
Removed in 2025
Cisco Systems, Inc.
GlobalFoundries Inc.
NVIDIA Corporation

Executive Compensation	47

Post-Separation Peer Group Reassessment for Fiscal 2026
In anticipation of the Separation, the Compensation and Talent Committee assessed peer group alignment with our go-forward business, competitive talent landscape and size on the basis of both revenue and market capitalization. Based on this evaluation, in March 2025, the Compensation and Talent Committee made a number of changes, as reflected in the table below.

Post-Separation Peer Group

Removed post-Separation

- Advanced Micro Devices, Inc.
- Analog Devices, Inc.
- Broadcom Inc.
- Hewlett Packard Enterprise Company
- Marvell Technology, Inc.
- Microchip Technology Inc.
- Micron Technology, Inc.
- NXP Semiconductors N.V.
- ON Semiconductor Corporation
- QUALCOMM Incorporated
- Texas Instruments Incorporated

Retained Peers

- Amkor Technology, Inc.
- Applied Materials, Inc.
- KLA Corporation
- Lam Research Corporation
- Motorola Solutions, Inc.
- NetApp, Inc.
- Seagate Technology Holdings Plc
- Xerox Holdings Corporation

Added post-Separation

- Amphenol Corporation
- Arista Networks, Inc.
- Ciena Corporation
- Coherent Corp.
- Corning Incorporated
- Emerson Electric Co.
- Juniper Networks, Inc.
- Keysight Technologies, Inc.
- Logitech International S.A.
- Pure Storage, Inc.
- Teledyne Technologies Incorporated
- Zebra Technologies Corporation

Consideration of Say-on-Pay Results and Stockholder Feedback
We value the opinions of our stockholders regarding our executive compensation policies and practices and regularly engage with our stockholders throughout the year. At our 2024 Annual Meeting, approximately 92% of the votes cast on our advisory say-on-pay proposal were voted in favor of our executive compensation policies and practices. As such, we did not make any further changes to our fiscal 2025 executive compensation program specifically in response to the 2024 say-on-pay advisory vote.

48	Western Digital 2025 Proxy Statement

Fiscal 2025 Decisions and Outcomes
Base Salary

Continuing Named Executive Officers	Base Salary Level(1) ($)
Irving Tan(2)	1,000,000
Kris Sennesael	715,000
Vidyadhara K. Gubbi	500,000
Ahmed M. Shihab	615,000
Cynthia L. Tregillis	575,000
Former Named Executive Officers
David V. Goeckeler	1,300,000
Wissam G. Jabre	725,000
Don R. Bennett	525,000
Robert W. Soderbery	750,000
(1)For each continuing named executive officer, reflects annualized base salary in effect at the end of fiscal 2025; for each former named executive officer, reflects annualized base salary in effect immediately prior to departure or, in the case of Mr. Bennett, cessation of interim service.
(2)Mr. Tan is based in Singapore and is paid in Singapore Dollars (“SGD”). His base salary level reflects the amount approved in U.S. dollars (“USD”) by the Compensation and Talent Committee at the time he was appointed CEO in January 2025, which was then converted to SGD 1,358,700 using an exchange rate of 1.3587, the average for December 2024.
Short-Term Incentives
Fiscal 2025 Target Incentive Award Opportunities

Continuing Named Executive Officers	Annual Target Incentive Award Opportunity(1) (as Percentage of Base Salary)
Irving Tan	150%
Kris Sennesael	100%
Vidyadhara K. Gubbi	100%
Ahmed M. Shihab	100%
Cynthia L. Tregillis	100%
Former Named Executive Officers
David V. Goeckeler	175%
Wissam G. Jabre	120%
Don R. Bennett	120%
Robert W. Soderbery	120%
(1)For each continuing named executive officer, reflects annual target incentive opportunity in effect at the end of fiscal 2025; for each former named executive officer, reflects annual target incentive opportunity in effect immediately prior to departure or, in the case of Mr. Bennett, cessation of interim service. Payout opportunity, if any, will be based on actual eligible earnings paid in fiscal 2025, and is prorated in the case of newly hired executives.

Executive Compensation	49

Fiscal 2025 STI Design and Performance
As outlined in the section entitled “—Fiscal 2025 Program Changes to Support the Separation,” the Compensation and Talent Committee updated the STI design for fiscal 2025 to utilize two six-month performance periods to enable goal-setting in alignment with the Separation timeline.
(1)First half fiscal 2025 performance targets were set in August 2024 and second half fiscal 2025 performance targets were set in March 2025 immediately following completion of the Separation.
The cash conversion cycle metric measures the length of time it takes to convert our working capital investments into cash, which the Compensation and Talent Committee believes complements non-GAAP operating income by focusing our executive officers on both profitability and managing working capital (inventory, receivables and payables) to generate cash. The emissions metric aligns our executive officers’ compensation to progress on our Scope 1 and Scope 2 emissions reduction targets.
The individual performance modifier includes execution and leadership goals tailored for each executive. This modifier is designed such that it cannot increase an award payout if our non-GAAP operating income performance does not meet at least the threshold performance level; however, it can reduce the payout under these circumstances. The Compensation and Talent Committee determined that the individual performance modifier provides greater flexibility, individual accountability and precision in aligning incentives with each executive’s specific contributions to critical strategic, operational and leadership objectives.
Fiscal 2025 Corporate Performance
The Compensation and Talent Committee approved fiscal 2025 performance targets that incentivized our named executive officers to improve our profitability, increase efficiency in converting working capital investments into cash, reduce emissions and achieve individual execution and leadership goals.
When the Compensation and Talent Committee approved fiscal 2025 performance targets in August 2024, the Separation was expected to occur in the second quarter of fiscal 2025. The Separation created significant logistical complexities given the anticipated annual performance impacts for a new Western Digital and the transition of certain executives to Sandisk upon completion of the Separation. In this context, the committee determined for fiscal 2025 only to shift from an annual performance period to two six-month performance periods to enable rigorous goal-setting in alignment with the anticipated Separation timeline.
As part of the review of how to effectively align our STI through the Separation, the Compensation and Talent Committee set tailored metric weightings for each half of fiscal 2025. For the second half of fiscal 2025, the committee increased the weighting of non-GAAP operating income (from 45% to 60%) and correspondingly decreased the cash conversion cycle weighting (from 45% to 30%) to further emphasize our focus on profitability through the transition period. Both metrics required improvement compared to actual fiscal 2024 results for our executive officers to achieve target performance expectations, and in the case of non-GAAP operating income, for each six-month period, meaningful improvement over annual fiscal 2024 performance was required to achieve any payout. The committee also continued to incorporate a robust emissions target that aligned with our publicly disclosed commitments regarding our Scope 1 and Scope 2 emissions reductions.

50	Western Digital 2025 Proxy Statement

Performance Metric	Weighting	Threshold	Target	Max	Actual	Achievement %	Final Achievement %
First Half
Non-GAAP Operating Income					$1,748	134%	128.5%
Cash Conversion Cycle					105 days	120%
Scope 1 and Scope 2 Emissions					240,142 MT	118%

Second Half
Non-GAAP Operating Income					$1,328	145.2%	160.8%
Cash Conversion Cycle					56 days	190%
Scope 1 and Scope 2 Emissions					176,570 MT	166.9%

Executive Compensation	51

Fiscal 2025 Individual Performance Modifier
Executive STI payouts were subject to a +/-25% modifier based on individual performance for the first and second half of fiscal 2025. For executives other than our CEO, individual performance and the resulting individual performance modifier percentage are based on the CEO’s recommendations and assessment of the applicable executive’s performance against his or her objectives.
CEO Individual Performance
Mr. Tan’s key objectives for the first half focused on Separation events, including: (i) ensuring resources were in place to support both organizational structures; (ii) systems, processes and procedures were duplicated; and (iii) necessary steps were taken to ensure two fully operational organizations were in place once the Separation occurred.
For the second half, Mr. Tan’s key objectives included: (i) achievement of financial targets (revenue, gross margin, and operating income); (ii) establishing his new leadership team; (iii) executing the HDD technology and product road map; and (iv) establishing relationships and engaging with key customers and investors.
The CEO’s individual performance results are based on the Compensation and Talent Committee’s holistic assessment of performance against the CEO’s objectives, which for Mr. Tan included establishing his new leadership team. Based on all of these inputs, the committee determines and approves the CEO’s individual performance modifier percentage. Performance on non-financial goals was assessed qualitatively, without assigning specific weighting to any individual item. The committee assigned Mr. Tan a 125% individual performance modifier for the first half and 112.5% for the second half based on strong performance against his key objectives.
FISCAL 2025 STI PAYOUTS
The table below shows the inputs used for the calculation of the actual STI payouts for the first and second half of fiscal 2025 for each eligible NEO. For the first half corporate performance achievement, the actual corporate performance achievement against goals was 128.5%. However, management requested and the Compensation and Talent Committee approved applying negative discretion to reduce the actual corporate performance achievement to 78.7%. This harmonized the payout percentage of the NEOs with the broader organization. The sum of the first and second half payouts is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

	First Half			Second Half
	Corporate Performance(1)	Individual Modifier(1)	Payout ($)	Corporate Performance(1)	Individual Modifier(1)	Payout ($)

Continuing Named Executive Officers
Irving Tan(2)	78.7%	125%	446,922	160.8%	112.5%	1,291,281
Kris Sennesael(3)	—	—	—	160.8%	100%	132,660
Vidyadhara K. Gubbi	78.7%	112.5%	129,486	160.8%	106.25%	390,984
Ahmed M. Shihab(3)	—	—	—	160.8%	100%	266,248
Cynthia L. Tregillis	78.7%	125%	224,749	160.8%	110%	508,530

Former Named Executive Officers
David V. Goeckeler(4)	78.7%	115.8%	1,035,122	N/A	N/A	299,073
Wissam G. Jabre(5)	78.7%	105%	357,555	—	—	—
Don R. Bennett	78.7%	115%	134,061	160.8%	100%	418,668
Robert W. Soderbery(6)	78.7%	100%	368,259	100%	100%	14,835
(1)The percentages reflect the level of corporate performance achieved for the applicable period, as well as the assigned individual performance modifiers for each NEO, as described above.
(2)Mr. Tan is based in Singapore and is paid in SGD. Amounts paid were converted to USD using 0.74184 and 0.78214, the average exchange rate for January and July 2025, respectively.
(3)Mr. Sennesael and Mr. Shihab joined our company in May and March 2025, respectively, and therefore received a prorated portion of their second half fiscal 2025 STI award.
(4)Mr. Goeckeler received a prorated portion of his second half fiscal 2025 STI award as determined by Sandisk based on Sandisk performance achievements. The prorated portion reflects Mr. Goeckeler’s second half fiscal 2025 service to our company prior to the Separation.
(5)Mr. Jabre forfeited the unearned portion of his second half fiscal 2025 STI award upon his voluntary termination of employment with our company in February 2025.

52	Western Digital 2025 Proxy Statement

(6)Mr. Soderbery received a prorated portion of his second half fiscal 2025 STI award based on 100% achievement of his target opportunity under the STI plan as described in the section entitled “—Potential Payments upon Termination or Change in Control—Terminations of Employment.”
Long-Term Incentives: Fiscal 2025 Equity Awards
In light of the transformational changes that occurred at Western Digital over the course of fiscal 2025, equity awards granted during 2025 for many named executive officers varied from our typical annual LTI award structure and timing. The table below outlines equity awards granted during 2025.
The target values granted to named executive officers with respect to each category of award is set forth below.
Annual LTI Awards

Continuing Named Executive Officers	Total LTI Target Grant Value ($)(1)	LTI Vehicle Mix
		PSUs	RSUs
Irving Tan	4,500,000	—	100%
Vidyadhara K. Gubbi	1,000,000	—	100%
Cynthia L. Tregillis	2,012,500	—	100%
Former Named Executive Officers
David V. Goeckeler	16,250,000	60%	40%
Wissam G. Jabre(2)	4,350,000	50%	50%
Don R. Bennett	711,000	—	100%
Robert W. Soderbery	4,500,000	50%	50%
(1)The differences between the target grant values approved by the Compensation and Talent Committee (as reflected in the table above) and the grant date fair values of the awards as determined for financial reporting purposes (as reflected in the “Fiscal 2023-2025 Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below) are attributable to financial accounting rules, including the use of a Monte Carlo simulation to determine the grant date fair value of the PSUs. In addition, under financial accounting rules, the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are determined annually by the committee for each annual performance period. Accordingly, only the grant date fair value for the portion attributable to fiscal 2025 is reflected in the “Fiscal 2023-2025 Summary Compensation Table” and the “Grants of Plan-Based Awards Table” for this portion of the award.
(2)Mr. Jabre forfeited all unvested equity upon his voluntary termination of employment with our company in February 2025.
Promotion Awards

Named Executive Officer	Total Promotion Target Grant Value ($)	Vehicle Mix
		PSUs	RSUs
Irving Tan(1)	6,500,000	60%	40%
Vidyadhara K. Gubbi	2,000,000	—	100%
Cynthia L. Tregillis	1,000,000	—	100%
(1)Because the adjusted free cash flow and non-GAAP EPS targets for the PSU portion of this award were not established until August 2025, in accordance with financial accounting rules—which provide that the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established—the PSU portion of this award is not reflected in the “Fiscal 2023-2025 Summary Compensation Table” or “Grants of Plan-Based Awards Table.”

Executive Compensation	53

New Hire Awards
The offer letters provided to Mr. Sennesael and Mr. Shihab upon joining Western Digital included non-recurring new hire awards to incentivize each executive to join Western Digital’s executive leadership team and to compensate them for awards each was forfeiting in departing his respective prior employer. The form and amount of these non-recurring awards were determined following the Compensation and Talent Committee’s thorough consideration of each executive’s skills and experience, potential contributions to Western Digital, the compensation received by the new executive’s predecessor at Western Digital (if applicable), their competitive opportunities and compensation at their prior employers, and market compensation for similar roles provided by peer companies.
Apart from these new hire grants, Mr. Sennesael and Mr. Shihab did not receive any other equity awards during fiscal 2025. The following table summarizes Mr. Sennesael’s and Mr. Shihab’s new hire awards. For each executive, the make-whole components noted approximated the value of incentive awards forfeited from their prior employers.

Named Executive Officer	Cash Sign-On Bonus (Make-Whole) ($)	New Hire Equity Target Grant Value ($)	Vehicle Mix
			PSUs	RSUs
Kris Sennesael(1)	2,000,000	10,000,000	20%	80%
Ahmed M. Shihab(2)	1,500,000	7,000,000	—	100%
(1)The cash and RSU components of Mr. Sennesael’s award were provided to replace forfeited compensation from his prior employer. The cash sign-on award was awarded in a single installment in June 2025, and is subject to repayment if Mr. Sennesael departs prior to the second anniversary of the award grant date. Because the targets for the PSU portion of this award were established in August 2025, in accordance with financial accounting rules—which provide that the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established—the PSU portion of this award is not reflected in the “Fiscal 2023-2025 Summary Compensation Table” or “Grants of Plan-Based Awards Table.”
(2)The cash sign-on bonus and approximately $1.7 million of the RSU value granted to Mr. Shihab were provided to replace forfeited compensation from his prior employer. The cash sign-on bonus will be paid in March 2026 and 50% of the cash sign-on bonus will be subject to repayment if Mr. Shihab departs within one year of payment.
Mr. Sennesael’s and Mr. Shihab’s offer letters also established baseline target long-term equity incentive values to be granted as part of our fiscal 2026 annual LTI awards. These target values were $5,250,000 for Mr. Sennesael and $3,500,000 for Mr. Shihab.
Long-Term Incentives: PSU Design and Performance
As outlined above, our PSU awards utilize annual financial metrics for each year within the performance period, with annual achievements for each year of the performance period averaged to determine the combined payout percentage. This payout percentage is then modified upwards or downwards based on relative TSR (or, in the case of our fiscal 2023-2025 PSUs, three-year stock price CAGR) measured over the full performance period. The relative TSR modifier compares our three-year TSR performance to the median company in the index based on three-year TSR performance. If our TSR performance exceeds the TSR of the median company by 50 percentage points or more, the PSU payout is modified by +10%; if our TSR performance is lower than the median company by 50 percentage points or more, the PSU payout is modified by -10%. Straight line interpolation will be used for performance between those points to determine the PSU payout modifier. In the event our absolute TSR performance is negative, the relative TSR modifier may not increase the PSU payout and can only be used to decrease such payout.
The Compensation and Talent Committee chose the S&P 500 Information Technology Index constituents for the relative TSR peer group, consistent with our prior year design, because our company is a member of the index, and it also includes a majority of our proxy peers. The index includes companies that our stockholders review in comparing our relative performance and reflects input from our stockholders that they prefer that we use an industry peer set for relative TSR versus a broad-based index such as the S&P 500 Index. The committee determined that using this index provides for an objectively constituted benchmark and provides greater continuity over three-year performance periods than our smaller peer group, which reconstitutes because of mergers and acquisitions on occasion. We review the composition of our peer group and the index periodically to ensure we are using the most appropriate benchmark as our strategy and the market evolves. Our executive officers generally must remain employed through the entire performance period to earn and vest in the awards.

54	Western Digital 2025 Proxy Statement

Fiscal 2025 Performance Period PSU Goals
The Compensation and Talent Committee approves rigorous performance targets for each performance period, which are typically approved in August of each fiscal year. Accordingly, in August 2024, the Committee set the following fiscal 2025 revenue and non-GAAP EPS goals for our fiscal 2023-2025, fiscal 2024-2026 and fiscal 2025-2027 PSUs:

Financial Metrics	Threshold (50%) ($)	Target (100%) ($)	Max (200%) ($)	Payout
FY2025 Revenue (50%) (in millions)	14,465	17,018	19,571	100%
FY2025 Non-GAAP EPS (50%)	3.18	6.36	8.27	100%
The Separation took place during the third quarter of fiscal 2025, fundamentally altering our business and, as a result, pre-Separation performance goals including the three-year stock price CAGR were no longer meaningful without adjustments to reflect the impact of the Separation. Additionally, the named executive officers who received fiscal 2025-2027 PSU awards did not remain executives of Western Digital after the Separation and, therefore, could not influence performance outcomes thereafter. Taking these factors into account, as well as the executives’ diligence, effort and commendable performance in challenging market conditions, the Compensation and Talent Committee, consistent with the terms of the 2021 Long-Term Incentive Plan, determined that the fiscal 2025 performance period metrics for all outstanding PSU awards would be deemed achieved at 100% of target. For the stock price CAGR, it was also determined that it would be measured based on two-year stock price performance ending fiscal 2024.

FY 2023
FY 2024
FY 2025
FY 2026
FY 2027
Three-Year Average Payout % (0%-200%)
108%
Fiscal 2023-2025 PSU Awards
One-Year Revenue and non-GAAP EPS
Payout 0%
One-Year Revenue and non-GAAP EPS
Payout 149%
One-Year Revenue and non-GAAP EPS
Payout 100%
×
Two-Year Stock Price CAGR
130%
Three-Year Average Payout % (0%-200%)
TBD
Fiscal 2024-2026 PSU Awards
One-Year Revenue and non-GAAP EPS
Payout 149%
One-Year Revenue and non-GAAP EPS
Payout 100%
One-Year Revenue and non-GAAP EPS
Payout TBD
×
Three-Year Relative TSR Modifier
(+/-10%)
Three-Year Average Payout % (0%-200%)
TBD
Fiscal 2025-2027 PSU Awards
One-Year Revenue and non-GAAP EPS
Payout 100%
One-Year Revenue and non-GAAP EPS
Payout TBD
One-Year Revenue and non-GAAP EPS
Payout TBD
×
Three-Year Relative TSR Modifier
(+/-10%)

Termination-Related Compensation
As noted above, Mr. Soderbery’s employment with our company was terminated in January 2025. Mr. Soderbery received severance benefits in accordance with our Executive Severance Plan, as outlined in the section entitled “—Potential Payments upon Termination or Change in Control—Terminations of Employment.”

Executive Compensation	55

Fiscal 2026 Decisions
Fiscal 2026 Compensation Program Changes
Following completion of the Separation, the Compensation and Talent Committee reviewed our fiscal 2026 program design to ensure the performance metrics underpinning our annual and long-term incentive programs align with our go-forward strategic business objectives as a standalone HDD business. Following this review, the committee approved a number of changes as outlined below.

Pay Element	Fiscal 2026	Key Changes

Short-Term Incentives (STI)
One-year measurement of:
●Non-GAAP operating income (70%)
●Revenue (30%)
●Individual Performance Modifier (+/- 20%)
●No upward adjustments if non-GAAP operating income is below minimum level
●STI capped at 200%

Returned to one-year measurement period
Revenue replaced cash conversion cycle
Lowered individual performance modifier to +/- 20% and lowered overall payout max to 200% (from 250%)
Emissions were removed as a stand-alone metric and will now be reflected in individual performance modifiers for applicable NEOs and non-GAAP operating income weighting increased to 70% (from 60%)

Long-Term Incentives (LTI)
PSU/ RSU Mix:
50% / 50% (60% PSUs / 40% RSUs for CEO); RSUs vest with respect to 25% after one year and 6.25% quarterly thereafter
Annual performance periods with final payout based on three-year average achievement
Metrics:
●Adjusted free cash flow (50%)
●Non-GAAP EPS (50%)
●3-Year relative TSR modifier (+/- 10%)
●No upward adjustments if absolute TSR is negative
Adjusted free cash flow replaced revenue (which moved to the STI as noted above)

56	Western Digital 2025 Proxy Statement

Other Program Features and Policies

Perquisites
We provide our executive officers with limited perquisites and other personal benefits, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes) and, in very limited circumstances, tax gross-ups for certain payments. Any tax gross-ups paid to our named executive officers are disclosed in our “Fiscal 2023-2025 Summary Compensation Table.”
Company policy permits our CEO to use private aircraft to maximize his business availability and productivity. Our CEO is permitted to include a non-business guest on such business flights.

401(k) Plan Benefits
We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 85% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for any matching contributions. Our executive officers participate in our 401(k) Plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities
Our executive officers and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to our Deferred Compensation Plan on behalf of participants in fiscal 2025.

Severance Protections
Outside a change in control context, we view severance protections as appropriate only in the event the employment of an executive officer is involuntarily terminated without “cause.” These severance payments and benefits are appropriate considering severance protections available to executive officers in the companies in our proxy peer group and are an important component of each executive officer’s overall compensation.

Change in Control Protections
A transaction involving a change in control of our company creates uncertainty regarding the continued employment of our executive officers. To encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections under our Change in Control Severance Plan. We also provide these severance protections to help ensure that our executive officers can objectively evaluate change in control transactions that may be in the best interests of our stockholders despite the potential negative consequences such transactions may have on them personally. Benefits under our Change in Control Severance Plan require a “double-trigger” (qualifying termination in connection with a change in control) for payment and the plan does not provide any tax gross-up payments for participants.
Please see the section entitled “—Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to our named executive officers in connection with their termination of employment or a change in control of our company.

Executive Compensation	57

Employment
Agreements
None of our executive officers is currently party to an employment agreement with us.

Compensation
Recovery
(Clawback) Policy
Our Board of Directors has adopted a compensation recovery (clawback) policy consistent with the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq listing standards, a copy of which is publicly filed with our 2025 Annual Report on Form 10-K.

Misconduct
Policies
We maintain several policies relating to employee misconduct. In the event an executive officer’s employment is terminated for cause due to their misconduct or violation of company policy, among other reasons, they will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance payments or benefits.

Policies Prohibiting
Hedging, Pledging
and Short Sale
or Derivative
Transaction
Our insider trading policy prohibits our executive officers (as well as our other employees and members of our Board of Directors) from engaging in hedging transactions or speculative transactions involving our company’s securities and from pledging company securities. Prohibited transactions include hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of our company’s securities, short sales, transactions in derivative securities, such as publicly traded options, related to our company’s securities and margining our company’s securities in a margin account or otherwise pledging company securities as collateral for a loan.

Equity Award Grant Practices
Equity awards are discretionary and are generally granted to our named executive officers in August of each year. In certain circumstances, including the hiring or promotion of an officer, the Compensation and Talent Committee may approve grants to be effective at other times. We do not currently grant stock options to our employees. The Compensation and Talent Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in fiscal 2025, and our company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Executive Stock
Ownership
Guidelines
We maintain executive stock ownership guidelines covering our executive officers, including our named executive officers, to help link the interests of our stockholders with those of our executive officers. The guidelines provide that each executive officer must achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the officer’s base salary in effect upon the date he or she first becomes subject to the guidelines shown below.

Position	Multiple
CEO	6 x Salary
CFO	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, RSUs, PSUs, deferred stock units and common stock beneficially owned by the executive officer all count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. All of our current executive officers who are subject to these guidelines have achieved their required ownership level as of the date of this Proxy Statement.

58	Western Digital 2025 Proxy Statement

Executive Compensation Tables and Narratives
Fiscal 2023-2025 Summary Compensation Table
The following table presents information regarding compensation earned for fiscal 2025, 2024 and 2023 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Irving Tan Chief Executive Officer	2025	835,751	61,005	(5)	8,487,926	2,123,138	26,549	11,534,369
Kris Sennesael Executive Vice President and Chief Financial Officer	2025	82,500	2,000,000	(6)	7,999,981	132,660	1,650	10,216,791
Vidyadhara K. Gubbi Executive Vice President and Chief of Global Operations	2025	423,846	—		3,165,490	520,470	8,579	4,118,385
Ahmed M. Shihab Executive Vice President and Chief Product Officer	2025	165,577	—		6,999,974	266,248	4,967	7,436,766
Cynthia L. Tregillis Executive Vice President, Chief Legal Officer and Secretary	2025	573,077	—		3,146,200	733,279	9,473	4,462,029
David V. Goeckeler Former Chief Executive Officer	2025	804,038	2,600,000	(7)	20,182,423	1,334,195	10,800	24,931,456
	2024	1,245,192	—		12,033,939	4,326,875	84,766	17,690,772
	2023	1,144,231	—		9,881,692	—	5,769	11,031,692
Wissam G. Jabre Former Executive Vice President and Chief Financial Officer	2025	500,000	—		6,164,910	357,555	16,338	7,038,803
	2024	622,596	—		3,254,203	1,552,391	10,154	5,439,344
	2023	572,115	250,000	(8)	3,207,172	—	194,835	4,224,122
Don R. Bennett Senior Vice President, Finance and Former Interim Chief Financial Officer	2025	437,692	300,000	(9)	844,693	552,729	26,180	2,161,294
Robert W. Soderbery Former Executive Vice President and General Manager, Flash Business	2025	377,115	—		5,544,995	368,259	1,952,013	8,242,382
	2024	707,269	—		2,965,053	1,665,954	10,350	5,348,626
	2023	649,923	—		2,530,139	—	3,277	3,183,339
(1)Salaries for Messrs. Goeckeler, Jabre and Soderbery reflect salary paid through their respective dates of termination.
(2)The amounts shown reflect the aggregate grant date fair value of stock awards granted in the applicable fiscal year computed in accordance with ASC Topic 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K. For PSU awards, amounts include the grant date fair value of the 2025-2027 PSUs, 2024-2026 PSUs and the 2023-2025 PSUs, in each case, as related to the fiscal 2025 performance period because only the annual targets for such performance periods were established in fiscal 2025, and thus, such portions of the awards are deemed granted for financial accounting purposes during fiscal 2025. The grant date fair value of the remaining PSUs under the 2025-2027 and 2024-2026 PSU awards will be reflected in the Summary Compensation Table in future fiscal years corresponding to when the associated annual targets are established and such portions are deemed granted for financial accounting purposes.
In connection with the Separation, PSU award performance for the fiscal 2025 performance period was deemed earned at target. These modifications to PSU awards resulted in a one-time accounting modification charge under applicable accounting rules for our named executive officers who did not transition to Sandisk. The amounts shown include the one-time accounting modification charge recognized by our company related to these PSU award adjustments. No expense was recognized by our company with respect to the modification of the PSU awards held by our named executive officers who did transition to Sandisk in connection with the Separation.
The following amounts represent the grant date fair value of PSU awards granted to our named executive officers during fiscal 2023, 2024 and 2025 assuming the probable outcome of the awards on the grant date and assuming maximum performance under the awards deemed granted during fiscal 2025. We considered the probable outcome of the awards based on the target level of performance for PSUs except for PSUs that are subject to relative TSR or stock price CAGR conditions, which were determined using a Monte Carlo simulation. As stated above, for the 2025-2027, 2024-2026 PSUs and 2023-2025 PSUs, the grant date fair values for the fiscal 2025 performance period of such PSUs have been included because such portions of the awards are deemed granted in fiscal 2025 for financial accounting purposes. The dollar value of the awards included in the Summary Compensation Table for the year of grant is based on the probable outcome of the awards on the grant date and do not reflect actual payouts.

Executive Compensation	59

	Grant Date Fair Value of PSU Awards Based on Probable Outcome on the Grant Date for:						Grant Date Fair Value of PSU Awards at Maximum Performance for:
	2023 ($)	2024 ($)		2025 ($)			2025 ($)
		2023-2025 PSUs	2024-2026 PSUs	2023-2025 PSUs	2024-2026 PSUs	2025-2027 PSUs	2023-2025 PSUs	2024-2026 PSUs	2025-2027 PSUs
Named Executive Officer		2024 Performance Period		2025 Performance Period			2025 Performance Period
Irving Tan	—	—	—	999,436	—	—	2,998,309	—	—
Kris Sennesael	—	—	—	—	—	—	—	—	—
Vidyadhara K. Gubbi	—	—	—	119,171	—	—	357,513	—	—
Ahmed M. Shihab	—	—	—	—	—	—	—	—	—
Cynthia L. Tregillis	—	—	—	96,301	—	—	288,902	—	—
David V. Goeckeler	3,851,500	2,931,373	3,102,574	5,140,286	5,254,707	3,287,487	15,420,857	11,560,354	7,232,472
Wissam G. Jabre	957,196	732,843	646,375	1,285,071	1,094,754	733,381	3,855,214	2,408,458	1,613,439
Don R. Bennett	—	—	—	96,301	—	—	288,902	—	—
Robert W. Soderbery	755,146	578,151	611,906	1,013,730	1,036,374	758,641	3,041,191	2,280,023	1,669,010
(3)Reflects each named executive officer’s STI payout for the corresponding fiscal year. Mr. Goeckeler’s amount reflects a prorated portion of his STI payout earned for the second half of fiscal 2025 determined based on his time employed with our company prior to his resignation at the time of the Separation.
(4)The table below summarizes the amounts reported in the “All Other Compensation” column for each of our named executive officers for fiscal 2025:

Name	Company Contribution to CPF ($) (a)	Perquisites ($) (b)	Severance ($)		401(k) Plan Company Matching Contributions ($)
Irving Tan	15,434	11,115	—		—
Kris Sennesael	—	—	—		1,650
Vidyadhara K. Gubbi	—	—	—		8,579
Ahmed M. Shihab	—	—	—		4,967
Cynthia L. Tregillis	—	—	—		9,473
David V. Goeckeler	—	—	—		10,800
Wissam G. Jabre	—	11,180	—		5,158
Don R. Bennett	—	13,583	—		12,597
Robert W. Soderbery	—	—	1,952,013	(c)	—
(a)Reflects company Central Provident Fund (“CPF”) contributions payable to all Singapore employees in accordance with Singapore law.
(b)For Mr. Tan, reflects company paid global health plan coverage ($6,159) and life insurance ($5,004). For Mr. Jabre, reflects company paid financial planning services ($7,786) and life insurance ($3,394). For Mr. Bennett, reflects company paid financial planning services ($9,378) and life insurance ($4,205).
(c)Mr. Soderbery received $1,500,000 in cash severance, $388,409 in RSU acceleration and $49,129 in continuation of benefits. Mr. Soderbery also received a prorated portion of the second half fiscal 2025 portion of his STI award in the amount of $14,835.
(5)In December 2024, Mr. Tan received a 13th month bonus payable to all Singapore employees in the amount of one month of his base salary. Amounts paid to Mr. Tan were converted from SGD to USD using an exchange rate of 0.777, the average for June 2025.
(6)In connection with his appointment as Executive Vice President and CFO, in May 2025, Mr. Sennesael received a sign-on cash award.
(7)In connection with the Separation, Mr. Goeckeler was awarded a cash-based transaction completion payment equal to two-times his fiscal 2025 base salary.
(8)In connection with his appointment as Executive Vice President and CFO, in February 2022, Mr. Jabre received a sign-on cash award of $500,000, half of which was paid in fiscal 2022 and the other half paid in fiscal 2023.
(9)In connection with the Separation, Mr. Bennett received a Separation recognition award of $50,000, 40% of which was paid in October 2024 and 60% of which was paid in March 2025, and a key talent recognition award of $100,000 in March 2025. In connection with Mr. Bennett’s appointment as our interim CFO, he received a cash retention award of $300,000, half of which was paid in February 2025 and the other half paid in August 2025.

60	Western Digital 2025 Proxy Statement

Fiscal 2025 Grants of Plan-Based Awards Table
The following table presents information regarding all grants of plan-based awards made to our named executive officers during fiscal 2025.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Irving Tan	STI		37,500	1,500,000	3,750,000	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	6,118	12,236	36,708	—	999,436
	RSUs(3)	8/21/24	—	—	—	—	—	—	69,198	4,499,946
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	16,612	388,561
	RSUs(5)	3/03/25	—	—	—	—	—	—	55,307	2,599,983
Kris Sennesael	STI		17,875	715,000	1,787,500	—	—	—	—	—
	RSUs(6)	5/12/25	—	—	—	—	—	—	171,784	7,999,981
Vidyadhara K. Gubbi	STI		12,500	500,000	1,250,000	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	730	1,459	4,377	—	119,171
	RSUs(3)	8/21/24	—	—	—	—	—	—	15,377	999,966
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	1,981	46,359
	RSUs(7)	3/03/25	—	—	—	—	—	—	42,544	1,999,994
Ahmed M. Shihab	STI		15,375	615,000	1,537,500	—	—	—	—	—
	RSUs(7)	3/17/25	—	—	—	—	—	—	156,424	6,999,974
Cynthia L. Tregillis	STI		14,375	575,000	1,437,500	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	590	1,179	3,537	—	96,301
	RSUs(3)	8/21/24	—	—	—	—	—	—	30,947	2,012,483
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	1,601	37,420
	RSUs(7)	3/03/25	—	—	—	—	—	—	21,272	999,996
David V. Goeckeler	STI		56,875	2,275,000	5,687,500	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	31,466	62,932	188,796	—	5,140,286
	2024-2026 PSUs(8)	8/21/24	—	—	—	37,984	75,968	167,130	—	5,254,707
	2025-2027 PSUs(9)	8/21/24	—	—	—	24,989	49,977	109,949	—	3,287,487
	RSUs(3)	8/21/24	—	—	—	—	—	—	99,953	6,499,943
Wissam G. Jabre	STI		31,719	1,268,750	3,171,875	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	7,867	15,733	47,199	—	1,285,071
	2024-2026 PSUs(8)	8/21/24	—	—	—	7,914	15,827	34,819	—	1,094,754
	2025-2027 PSUs(9)	8/21/24	—	—	—	5,575	11,149	24,528	—	733,381
	RSUs(3)	8/21/24	—	—	—	—	—	—	33,446	2,174,994
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	21,358	876,710

Executive Compensation	61

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Bennett	STI		15,750	630,000	1,575,000	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	590	1,179	3,537	—	96,300
	RSUs(3)	8/21/24	—	—	—	—	—	—	10,933	710,973
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	1,601	37,420
Robert W. Soderbery	STI		22,500	900,000	2,250,000	—	—	—	—	—
	2023-2025 PSUs(2)	8/21/24	—	—	—	6,206	12,411	37,233	—	1,013,730
	2024-2026 PSUs(8)	8/21/24	—	—	—	7,492	14,983	32,963	—	1,036,374
	2025-2027 PSUs(9)	8/21/24				5,767	11,533	25,373	—	758,641
	RSUs(3)	8/21/24	—	—	—	—	—	—	34,599	2,249,973
	PSUs - Spin(4)	2/21/25	—	—	—	—	—	—	14,133	486,277
(1)The amounts shown reflect the grant date fair value of the award computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K. The grant date fair value for the PSU awards, at the probable outcome, is based on the value of our common stock on (i) August 21, 2024 for the 2025 performance period under the 2023-2025 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $81.68 per share, (ii) August 21, 2024 for the 2025 performance period under the 2024-2026 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $69.17 per share, and (iii) August 21, 2024 for the 2025 performance period under the 2025-2027 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $65.78 per share, based on certain assumptions.
(2)Represents the 2025 annual performance period portion of the PSU award granted to the named executive officer for the three-year performance period covering fiscal 2023 through 2025, subject to cliff vesting on August 20, 2025, based on our achievement of specified revenue and non-GAAP EPS performance goals and absolute stock price CAGR that correspond to specific payout percentages ranging between 0% and 300% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the Compensation and Talent Committee for each of fiscal years 2023, 2024 and 2025. Accordingly, the grant date fair value for the portion attributable to fiscal 2025 annual targets of such award is reflected.
(3)Represents an annual LTI RSU award granted to the named executive officer, which is scheduled to vest with respect to 25% on the first anniversary of the grant date and 6.25% quarterly thereafter for three years.
(4)In connection with the Separation, PSU award performance for the fiscal 2025 performance period was deemed earned at target. These modifications to PSU awards resulted in a one-time accounting modification charge under applicable accounting rules for our named executive officers who did not transition to Sandisk.
(5)Represents an RSU award granted to the named executive officer, which is scheduled to vest with respect to 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.
(6)Represents an RSU award granted to the named executive officer, which is scheduled to vest with respect to 21.875% on November 20, 2025, 21.875% on May 20, 2026, 31.25% on May 20, 2027 and 25% on May 20, 2028.
(7)Represents an RSU award granted to the named executive officer, which is scheduled to vest with respect to 33.33% on the first anniversary of the grant date and 8.33% quarterly thereafter.
(8)Represents the 2025 annual performance period portion of the LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2024 through 2026, subject to cliff vesting on August 25, 2026, based on our achievement of specified revenue and non-GAAP EPS performance goals and relative TSR modifier that correspond to specific payout percentages ranging between 0% and 220% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the Compensation and Talent Committee for each of fiscal years 2024, 2025 and 2026. Accordingly, only the grant date fair value for the portion attributable to fiscal 2025 annual targets is reflected.

62	Western Digital 2025 Proxy Statement

(9)Represents the 2025 annual performance period portion of the LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2025 through 2027, subject to cliff vesting on August 21, 2027, based on our achievement of specified revenue and non-GAAP EPS performance goals and relative TSR modifier that correspond to specific payout percentages ranging between 0% and 220% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the Compensation and Talent Committee for each of fiscal years 2025, 2026 and 2027. Accordingly, only the grant date fair value for the portion attributable to fiscal 2025 annual targets is reflected.
Description of Compensation Arrangements for Named Executive Officers
Non-Equity Incentive Plan Compensation and Awards
Our named executive officers are eligible to receive cash incentive awards on an annual basis under the STI plan. See the section entitled “Executive Compensation—Compensation Discussion and Analysis” for a more detailed description of the STI plan.
Equity-Based Awards
Each RSU and PSU award reported in the “Fiscal 2025 Grants of Plan-Based Awards Table” was granted by the Compensation and Talent Committee under, and is subject to, the terms of our 2021 Long-Term Incentive Plan.
Our named executive officers are not entitled to voting rights with respect to their stock units (PSUs and RSUs). However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid stock unit (whether vested or not) held as of the record date for the dividend payment, which will not be payable until the award vests.
Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in the section entitled “—Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at Fiscal 2025 Year-End Table
The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of June 27, 2025. The amount shown for the market value of the stock awards is based on the closing price of our common stock ($63.29) and Sandisk common stock ($47.15) on June 27, 2025.
Impact of the Separation on Outstanding Equity Awards
The values reported in the table below represent the values of such outstanding stock awards after giving effect to the Separation. Outstanding, unvested stock awards held by our employees, including our named executive officers, were adjusted to maintain the economic value of their awards immediately prior to the Separation. The adjustments were accomplished by providing additional equity to holders of awards pursuant to the capitalization adjustment terms of our 2021 Long-Term Incentive Plan. Mr. Goeckeler’s PSU awards for future fiscal year performance periods of such awards were converted to RSU awards at target value upon completion of the Separation in connection with his resignation from his position with our company and transition to Sandisk. Mr. Goeckeler also received Sandisk RSUs converted from his outstanding, unvested RSUs based on the same Separation distribution ratio that applied generally to our stockholders – consistent with the treatment of all former employees at the level of vice president or above who transitioned to Sandisk.
For more information, see the section entitled “—Compensation Discussion and Analysis—Fiscal 2025 Overview—Program Changes to Support the Separation.”

Executive Compensation	63

			Option Awards				Stock Awards
Name	Grant Date	Ticker	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Irving Tan	8/20/2022	WDC	—	—	—	—	16,688	(1)	1,056,184	—		—
		WDC	—	—	—	—	57,676	(2)	3,650,314	—		—
	8/25/2023	WDC	—	—	—	—	72,534	(1)	4,590,677	—		—
	6/20/2024	WDC	—	—	—	—	104,893	(3)	6,638,678	—		—
	8/21/2024	WDC	—	—	—	—	100,681	(1)	6,372,100	—		—
	3/3/2025	WDC	—	—	—	—	55,400	(4)	3,506,266	83,101	(5)	5,259,462
Kris Sennesael	5/12/2025	WDC	—	—	—	—	172,074	(6)	10,890,563	43,019	(7)	2,722,673
Vidyadhara K. Gubbi	8/27/2021	WDC	—	—	—	—	824	(1)	52,151	—		—
	8/20/2022	WDC	—	—	—	—	5,972	(1)	377,968	—		—
		WDC	—	—	—	—	6,878	(2)	435,309	—		—
	8/25/2023	WDC	—	—	—	—	20,721	(1)	1,311,432	—		—
	4/20/2024	WDC	—	—	—	—	9,251	(4)	585,496	—		—
	8/21/2024	WDC	—	—	—	—	22,373	(1)	1,415,987	—		—
	3/3/2025	WDC	—	—	—	—	42,616	(8)	2,697,167	—		—
Ahmed M. Shihab	3/17/2025	WDC	—	—	—	—	156,688	(8)	9,916,784	—		—
Cynthia L. Tregillis	8/27/2021	WDC	—	—	—	—	677	(1)	42,847	—		—
	8/20/2022	WDC	—	—	—	—	4,824	(1)	305,311	—		—
		WDC	—	—	—	—	5,559	(2)	351,829	—		—
	8/25/2023	WDC	—	—	—	—	17,612	(1)	1,114,663	—		—
	1/20/2024	WDC	—	—	—	—	36,524	(1)	2,311,604	—		—
	8/21/2024	WDC	—	—	—	—	45,027	(1)	2,849,759	—		—
	3/3/2025	WDC	—	—	—	—	21,308	(8)	1,348,583	—		—
David V. Goeckeler	8/27/2021	WDC	—	—	—	—	5,939	(1)	375,879	—		—
	8/27/2021	SNDK	—	—	—	—	1,977	(9)	93,216
	8/25/2022	WDC	—	—	—	—	39,396	(1)	2,493,373	—		—
		WDC	—	—	—	—	204,218	(2)	12,924,957	—		—
		SNDK	—	—	—	—	81,076	(9)	3,822,733	—		—
	8/25/2023	WDC	—	—	—	—	85,608	(1)	5,418,130	—		—
		WDC	—	—	—	—	292,103	(10)	18,487,199	—		—
		SNDK	—	—	—	—	125,726	(9)	5,927,981	—		—
	8/21/2024	WDC	—	—	—	—	100,122	(1)	6,336,721	—		—
		WDC	—	—	—	—	150,183	(11)	9,505,082	—		—
		SNDK	—	—	—	—	83,293	(9)	3,927,265
Don R. Bennett	8/27/2021	WDC	—	—	—	—	727	(1)	46,012	—		—
	8/20/2022	WDC	—	—	—	—	4,824	(1)	305,311	—		—
		WDC	—	—	—	—	5,559	(2)	351,829	—		—
	8/25/2023	WDC	—	—	—	—	13,985	(1)	885,111	—		—
	8/21/2024	WDC	—	—	—	—	15,907	(1)	1,006,754	—		—
Robert W. Soderbery(12)	8/25/2023	WDC	—	—	—	—	—		—	32,847	(13)	2,078,887
	8/21/2024	WDC	—	—	—	—	—		—	8,611	(14)	544,990

64	Western Digital 2025 Proxy Statement

(1)This RSU award is scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares quarterly thereafter until the award is fully vested on the fourth anniversary of the grant date.
(2)Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remained subject to a service requirement through August 20, 2025.
(3)This RSU award is scheduled to vest 12.5% on the 15-month anniversary of the grant date and then 12.5% quarterly thereafter.
(4)This RSU award is scheduled to vest in substantially equal annual installments over two years.
(5)This PSU award is scheduled to vest on August 21, 2027 based on achievement of annual company performance targets set during the two-year performance period covering fiscal 2026 through 2027. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 220% of the target number of stock units subject to the awards. Although the fiscal 2026 and 2027 performance targets were not set during or prior to fiscal 2025 (and thus such portions were not deemed granted during fiscal 2025), the stock units relating to such portions have been included above. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award.
(6)This RSU award is scheduled to vest with respect to 21.875% on November 20, 2025, 21.875% on May 20, 2026, 31.25% on May 20, 2027 and 25% on May 20, 2028.
(7)This PSU award is scheduled to vest on August 26, 2028 based on achievement of annual company performance targets set during the three-year performance period covering fiscal 2026 through 2028. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 220% of the target number of stock units subject to the awards. Although the performance targets were not set during fiscal 2025 (and thus such portions were not deemed granted during fiscal 2025), the stock units relating to such portions have been included above. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award.
(8)This RSU award is scheduled to vest with respect to 33.33% on the first anniversary of the grant date and 8.33% quarterly thereafter.
(9)This Sandisk RSU award was provided in connection with the Separation and is scheduled to vest based on continued service to Sandisk.
(10)Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remained subject to a service requirement through August 25, 2026.
(11)Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remained subject to a service requirement through August 21, 2027.
(12)In connection with the termination of Mr. Soderbery’s employment, these awards reflect the pro rata portion of the award subject to open performance-based vesting conditions.
(13)This PSU award is scheduled to vest on August 25, 2026 based on achievement of revenue and non-GAAP EPS annual targets set for the three-year performance period covering fiscal 2024 through 2026. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 220% of the target number of stock units subject to the awards. Although the fiscal 2026 performance targets were not set during fiscal 2025 (and thus such portions were not deemed granted during fiscal 2025), the stock units relating to such portions have been included above. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award.
(14)This PSU award is scheduled to vest on August 21, 2027 based on achievement of revenue and non-GAAP EPS annual targets set for the three-year performance period covering fiscal 2025 through 2027. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 220% of the target number of stock units subject to the awards. Although the fiscal 2026 and 2027 performance targets were not set during fiscal 2025 (and thus such portions were not deemed granted during fiscal 2025), the stock units relating to such portions have been included above. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award.

Executive Compensation	65

Fiscal 2025 Option Exercises and Stock Vested Table
The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2025. There were no stock option award exercises in fiscal 2025.

		Stock Awards
Name	Ticker	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Irving Tan	WDC	242,415		12,294,274
Kris Sennesael	WDC	—		—
Vidyadhara K. Gubbi	WDC	53,280		3,055,071
Ahmed M. Shihab	WDC	—		—
Cynthia L. Tregillis	WDC	35,071		2,085,526
David V. Goeckeler	WDC	322,831		20,054,299
	SNDK	15,526		666,987
Wissam G. Jabre	WDC	68,570		4,662,401
Don R. Bennett	WDC	23,100		1,428,086
Robert W. Soderbery	WDC	100,099	(2)	6,400,896
(1)The value realized on the vesting of stock awards (and corresponding dividend equivalents) is based on the closing price of our common stock and Sandisk common stock on the applicable vesting date (or, for PSUs, the applicable payment date) of the awards.
(2)Includes RSUs that vested and PSU awards that were earned, as applicable, in fiscal 2025, but as to which settlement was made after the end of fiscal 2025. The value realized for these awards is based on the closing price of our common stock on the applicable named executive officer’s termination date for RSUs and fiscal year end for PSUs.

66	Western Digital 2025 Proxy Statement

Fiscal 2025 Non-Qualified Deferred Compensation Table
We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal 2023-2025 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, retirement, disability or death. Emergency hardship withdrawals are also permitted under the plan.
The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2025, including as to RSUs and PSUs that vested but as to which payment was deferred until after fiscal 2025.

Name	Executive Contributions in 2025 ($)		Registrant Contributions in 2025 ($)	Aggregate Earnings in 2025 ($)(1)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 27, 2025 ($)(2)
Irving Tan	—		—	—		—	—
Kris Sennesael	—		—	—		—	—
Vidyadhara K. Gubbi	576,700		—	453,210	(3)	—	4,119,454
Ahmed M. Shihab	—		—	—		—	—
Cynthia L. Tregillis	—		—	—		—	—
David V. Goeckeler	—		—	—		—	—
Wissam G. Jabre	—		—	—		—	—
Don R. Bennett	551,822		—	222,686	(3)	—	2,348,848
Robert W. Soderbery	1,603,918	(4)	—	784,014	(5)	—	2,387,932
(1)The amounts reported are not considered to be at above-market rates under applicable SEC rules and were therefore not included in the “Fiscal 2023-2025 Summary Compensation Table” above.
(2)The balances reported represent compensation already reported in the “Fiscal 2023-2025 Summary Compensation Table” above and its equivalent table in prior years’ proxy statements, as applicable, except for the earnings on contributions that are not considered to be at above-market rates and for amounts earned while the individual was not a named executive officer.
(3)Reflects the aggregate earnings due to market fluctuations in each individual’s Deferred Compensation Plan account.
(4)This amount shown reflects the value, based on the closing price of our common stock on the applicable vest date, of Mr. Soderbery’s PSUs earned in fiscal 2025, but as to which settlement was made after the end of fiscal 2025 in accordance with the terms of the award.
(5)Reflects the change in value between the vesting date and the last day of fiscal 2025, based on the closing prices of our common stock on those dates, of Mr. Soderbery’s PSUs earned in accordance with the terms of the award and Code Section 409A requirements.
Potential Payments upon Termination or Change in Control
Change in Control—Termination without Cause or For Good Reason
Our named executive officers may be entitled to severance benefits under our Change in Control Severance Plan. Generally, the severance benefits are payable if we terminate the named executive officer’s employment without “cause” or the named executive officer voluntarily terminates employment for “good reason” within 12 months after a change in control.
For these purposes:
●“Change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our Board of Directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of our company
●“Cause” generally means the commission of certain crimes by the executive officer, the executive officer’s willful engagement in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy
●“Good reason” generally means a material diminution in the executive officer’s authority, duties or responsibilities, a material diminution in the executive officer’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under our Change in Control Severance Plan

Executive Compensation	67

For each of our named executive officers, the severance benefits generally consist of the following as a “Tier 1” participant:
●A lump sum payment equal to two times the sum of the executive officer’s annual base compensation plus the target STI as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive officer’s employment with us, whichever is higher, plus any earned but not yet paid STI payments in respect of completed performance periods
●100% vesting of any unvested outstanding equity awards granted to the executive officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the agreement providing for a change in control)
●A lump sum payment equal to the applicable COBRA premium payments for a period of 24 months following the executive officer’s termination
Involuntary Termination without Cause—No Change in Control
Our Executive Severance Plan, in conjunction with the terms and conditions of our equity awards, provides the following severance benefits to our named executive officers as Tier 1 participants in the event their employment is terminated without “cause” (generally as defined above).
●A lump sum cash payment of the executive officer’s monthly base salary multiplied by 24 months
●Any earned but not yet paid STI payments in respect of completed performance periods and a pro rata STI payment based on the number of days in the applicable performance period during which the executive officer was employed at target performance
●For PSU awards, a prorated portion of the PSUs subject to the award will remain outstanding and vest, if at all, based on actual achievement of the performance goals over the entire performance period
●For RSU awards, acceleration of vesting of a prorated amount of RSUs
●Outplacement services at our expense for 12 months following the executive officer’s termination of employment
●A lump sum payment equal to the applicable COBRA premium payments for a period of 18 months following the executive officer’s termination
Payment of severance benefits under our Change in Control Severance Plan and Executive Severance Plan is conditioned upon the executive officer’s execution of a valid and effective release of claims. In addition, no executive officer is entitled to a duplication of benefits under our Executive Severance Plan and any other severance plan, including our Change in Control Severance Plan.
Qualified Retirement
For RSUs granted prior to the fiscal 2022 annual grant, in the event an executive officer meets certain retirement criteria, the vesting of a pro rata portion of the RSUs will accelerate. RSUs granted beginning with the fiscal 2022 annual grant no longer contained the acceleration benefit for an eligible retirement.
A pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period.
To be eligible for retirement, the executive officer must have five years of credited service with us and must also be at least age 55 at the time of retirement and his or her age plus total years of credited service must be at least 70.
Death
In the event of an executive officer’s death, the vesting of a pro rata portion of the RSUs granted prior to our fiscal 2025 grant will accelerate and a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period. For RSUs, beginning with our fiscal 2025 annual grant, 50% of the outstanding RSUs will accelerate upon an executive officer’s death. The executive officer would also be eligible for a pro rata STI payout based on the number of days in the applicable performance period during which the executive officer was employed, subject to actual corporate performance and no individual modification.

68	Western Digital 2025 Proxy Statement

Termination for Cause/Misconduct
In the event an executive officer’s employment is terminated for cause due to, among other reasons, the executive officer’s misconduct or violation of company policy, the executive officer will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance benefits.
Calculation of Potential Payments upon Termination or Change in Control
The table below presents our estimate of the benefits payable to Messrs. Tan, Sennesael, Gubbi and Shihab and Ms. Tregillis (see “Terminations of Employment” below for a summary of their actual termination benefits, as applicable), under the arrangements described above based on the following assumptions:
●Qualifying termination of employment and/or change in control occurred on June 27, 2025
●The price per share of our common stock is equal to the closing price of our common stock on June 27, 2025 ($63.29), the last trading day in fiscal 2025
●In the case of a change in control, our company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction
●Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above

Name	Compensation Element	Change in Control–No Termination (Awards Not Assumed) ($)(1)	Change in Control–With Termination Without Cause or For Good Reason ($)	Involuntary Termination Without Cause–No Change in Control ($)(2)	Qualified Retirement ($)(2)(3)	Death ($)(2)
Irving Tan	Cash Severance	—	5,000,000	3,500,000
	RSU Acceleration(4)	25,814,232	25,814,232	8,099,734	—	11,122,205
	PSU Acceleration(5)	5,259,462	5,259,462	—	—	—
	Continuation of Benefits(6)	—	33,701	22,615	—	—
	Value of Outplacement Services	—	—	—	—	—
	TOTAL	31,073,694	36,107,395	11,622,349	—	11,122,205
Kris Sennesael	Cash Severance	—	2,860,000	2,145,000	—	—
	RSU Acceleration(4)	10,890,563	10,890,563	463,219	—	5,445,282
	PSU Acceleration(5)	2,722,673	2,722,673	—	—	—
	Continuation of Benefits(6)	—	53,940	36,197	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	13,613,236	16,527,176	2,647,616	—	5,445,282
Vidyadhara K. Gubbi	Cash Severance	—	2,000,000	1,500,000	—	—
	RSU Acceleration(4)	6,875,493	6,875,493	1,314,671	435,309	2,782,355
	PSU Acceleration(5)	—	—	—	—	—
	Continuation of Benefits(6)	—	61,330	41,156	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	6,875,493	8,936,823	2,859,027	435,309	2,782,355
Ahmed M. Shihab	Cash Severance	—	2,460,000	1,845,000	—	—
	RSU Acceleration(4)	9,916,784	9,916,784	931,113	—	4,958,392
	PSU Acceleration(5)	—	—	—	—	—
	Continuation of Benefits(6)	—	77,787	52,199	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	9,916,784	12,454,571	2,831,512	—	4,958,392

Executive Compensation	69

Name	Compensation Element	Change in Control–No Termination (Awards Not Assumed) ($)(1)	Change in Control–With Termination Without Cause or For Good Reason ($)	Involuntary Termination Without Cause–No Change in Control ($)(2)	Qualified Retirement ($)(2)(3)	Death ($)(2)
Cynthia L. Tregillis	Cash Severance	—	2,300,000	1,725,000	—	—
	RSU Acceleration(4)	8,324,567	8,324,567	1,342,608	—	2,691,724
	PSU Acceleration(5)	—	—	—	—	—
	Continuation of Benefits(6)	—	89,669	60,172	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	8,324,567	10,714,236	3,130,980	—	2,691,724
Don R. Bennett	Cash Severance	—	1,732,500	1,417,500	—	—
	RSU Acceleration(4)	2,595,003	2,595,003	641,950	351,829	931,186
	PSU Acceleration(5)	—	—	—	—	—
	Continuation of Benefits(6)	—	51,972	34,648	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	2,595,003	4,379,475	2,097,298	351,829	931,186
(1)None of our named executive officers’ equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs) assuming that the awards were to be terminated in connection with the change in control and the Compensation and Talent Committee had not provided for the assumption, substitution or other continuation of the awards.
(2)For the PSU awards, where applicable, the amounts are prorated and assume achievement at 100% of the target level of performance for the performance period or, if applicable, the credited amount.
(3)As of June 27, 2025, only Mr. Gubbi and Mr. Bennett met the requirements for a “qualified retiree” with respect to certain equity awards.
(4)The amounts shown are based on the intrinsic value of the portion of the RSU award that would have accelerated as of June 27, 2025. These intrinsic values were based on the closing price of our common stock on June 27, 2025 ($63.29). These amounts also include accrued dividend equivalents with respect to the portion of the RSU that would have accelerated as of June 27, 2025.
(5)The amounts shown represent the target number of PSUs subject to the award that would have remained outstanding and eligible to vest in connection with the termination event and are based on the intrinsic value of those stock units as of June 27, 2025. These intrinsic values were calculated by multiplying (i) the closing price of our common stock on June 27, 2025 ($63.29), by (ii) the target number of PSUs or, if applicable, the credited amount, that would have remained outstanding and eligible to vest as of June 27, 2025. These amounts also include accrued dividend equivalents with respect to the portion of the PSU that would have remained outstanding and eligible to vest as of June 27, 2025.
(6)For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the named executive officer will find other employment or discount rates for determining present value.
Terminations of Employment
In connection with the Separation, Mr. Goeckeler resigned from his position with our company and became the chief executive officer of Sandisk. Mr. Jabre voluntarily terminated employment with our company in February 2025. Neither received severance benefits in connection with their terminations.
Mr. Soderbery received Tier 1 severance benefits consistent with the terms of our Executive Severance Plan in connection with involuntary termination of his employment with our company, effective January 2, 2025. Mr. Soderbery received $1,500,000 in cash severance, $388,409 in RSU acceleration and $49,129 in continuation of benefits. The value of his PSUs that remained outstanding and eligible to vest was approximately $3,366,842. Mr. Soderbery also received a prorated portion of the second half fiscal 2025 portion of his STI award in the amount of $14,835.

70	Western Digital 2025 Proxy Statement

CEO Pay Ratio
SEC rules require us to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of the “median compensated” employee of all our employees (the “Median Compensated Employee”), other than our CEO.
This pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. Because SEC rules for identifying the Median Compensated Employee and calculating the CEO pay ratio based on the Median Compensated Employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have very different global workforce strategies, employment and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating and reporting their CEO pay ratio.
In identifying our Median Compensated Employee for our fiscal 2025 CEO pay ratio, we used “Target Total Cash,” which includes base salary or base wages and target cash incentives. For hourly employees, we calculated base wages based on a reasonable estimate of hours worked during fiscal 2025 and the relevant employee’s hourly wage rate as in effect on April 1, 2025. For salaried employees, we calculated base salary using the relevant employee’s annual salary level as in effect on April 1, 2025. We annualized Target Total Cash for all permanent employees who did not work the full fiscal 2025.
To identify our Median Compensated Employee for fiscal 2025, we used our global employee population effective as of April 1, 2025. As of this date, our employee population was 41,009 employees, with approximately 88% of those employees located in Asia, approximately 0.3% of those employees located in Europe, the Middle East and Africa and approximately 11.7% of those employees located in the United States. Most of our employees in Asia are employed in our factories. This total includes all regular, part-time, supplemental and temporary employees with no exclusions.
The Median Compensated Employee for fiscal 2025 was an Operator 1, Manufacturing, in Malaysia. We calculated the Median Compensated Employee’s annual total compensation in the same manner as our CEO’s total compensation is calculated and reported above in the “Fiscal 2023-2025 Summary Compensation Table.” The fiscal 2025 annual total compensation for the Median Compensated Employee was calculated at $8,740, and our CEO’s annual total compensation was $11,547,685. The resulting ratio of annual total compensation of our CEO to our Median Compensated Employee for fiscal 2025 was 1,321 to 1.

Executive Compensation	71

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship between executive “compensation actually paid” (as computed in accordance with SEC rules) and certain financial performance measures. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, please see the section entitled “—Compensation Discussion and Analysis” beginning on page 38.
The following tables and related disclosures provide information about (i) the total compensation of our principal executive officer (“PEO”) and our non-PEO named executive officers (collectively, the “Other NEOs”) as presented in the “Fiscal 2023-2025 Summary Compensation Table” above and its equivalent table in prior years’ proxy statements; (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K under the Exchange Act; (iii) certain financial performance measures; and (iv) the relationship between the “compensation actually paid” to those financial performance measures.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average Summary Compensation Table for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(2)	Western Digital TSR(3)	DJ US Technology, Hardware & Equipment Index TSR(4)	Net Income (in millions)(5)	Revenue (in millions)(6)
	Goeckeler	Tan	Goeckeler	Tan
2025	$24,931,456	$11,534,369	$42,539,122	$15,514,058	$6,239,493	$4,248,317	$198	$352	$1,643	$9,520
2024	$17,690,772		$55,036,294		$3,495,976	$6,888,700	$179	$316	$(765)	$6,317
2023	$11,031,692		$(3,260,510)		$3,412,774	$623,444	$89	$208	$(902)	$6,255
2022	$32,137,338		$(9,097,124)		$8,508,836	$(79,686)	$102	$138	$1,546	$18,793
2021	$17,093,364		$54,954,119		$8,238,315	$15,461,336	$165	$157	$821	$16,922
(1)Mr. Tan was appointed PEO effective February 21, 2025. Mr. Goeckeler was our PEO from the start of fiscal 2025 through February 21, 2025, and for each of the other years presented. The Other NEOs were: (i) for fiscal 2025, Messrs. Sennesael, Gubbi, Shihab, Jabre, Bennett and Soderbery and Ms. Tregillis; (ii) for fiscal 2024 and fiscal 2023, Messrs. Jabre, Soderbery, Ray and Sivaram; (iii) for fiscal 2022, Messrs. Jabre, Sivaram, Soderbery and Ray and Robert Eulau (our former CFO); and (iv) for fiscal 2021, Messrs. Sivaram, Soderbery, Ray and Eulau. The dollar amounts reported are the amounts reported for the PEO, or the average of the amounts reported for the Other NEOs, for each of the corresponding fiscal years in the “Total” column in our applicable Summary Compensation Table.
(2)The following table describes the adjustments, each of which is prescribed by the SEC rules, to calculate the “compensation actually paid” amounts from the Summary Compensation Table for each fiscal year. The Summary Compensation Table amounts and the “compensation actually paid” amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable fiscal years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act. As reflected in the table below, pursuant to the applicable rules, the amounts in the “Stock Awards” column in the applicable Summary Compensation Table are subtracted from the amounts in the “Total” column and the values reflected in the table below are added or subtracted, as applicable.

72	Western Digital 2025 Proxy Statement

	Fiscal 2025
	PEO (Goeckeler)	PEO (Tan)	Other NEOs
Adjustments to Summary Compensation Table Total ($)(a)	24,931,456	11,534,369	6,239,493
Adjustments for stock awards and option awards:
(Deduct): Stock awards and option awards totals as included in the Summary Compensation Table Total for the covered fiscal year	(20,182,423)	(8,487,926)	(4,838,035)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	29,582,253	9,861,721	4,323,058
Add/(Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(4,406,656)	(1,171,340)	(235,433)
Add/(Deduct): Change as of the last day of the covered fiscal year (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	11,853,813	3,724,824	508,187
(Deduct): For awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year, the fair values as of the last day of the prior fiscal year	—	—	(1,792,482)
Add: Fair value as of the vesting date for awards granted and vested during the covered fiscal year	666,987	—	29,234
Add: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	93,692	52,410	14,295
“Compensation Actually Paid” Amounts (as calculated)	42,539,122	15,514,058	4,248,317
(a)Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. The amounts shown with respect to our Other NEOs are the average amounts for such Other NEOs, as a group.
(3)TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between our share price at the end of each fiscal year shown and the beginning of the measurement period by (b) our share price at the beginning of the measurement period.
(4)The peer group used for this purpose is the Dow Jones U.S. Technology Hardware & Equipment Index.
(5)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable fiscal year. Net Income in 2021 to 2022 includes Sandisk, which separated from Western Digital in 2025. To account for the Separation of Sandisk in 2025, we recast net income for 2023 and 2024 to remove costs associated with discontinued operations. The net income amount for fiscal year 2022 has been updated to reflect the revised amount, as a result of the restatement of previously reported financial information to certain errors we identified during fiscal 2024.
(6)The dollar amounts reported represent the amount of revenue reflected in our audited financial statements for the applicable fiscal year. Revenue in 2021 to 2022 includes Sandisk, which separated from Western Digital in 2025. To account for the Separation of Sandisk in 2025, we recast revenue for 2023 and 2024 to remove costs associated with discontinued operations.
Financial Performance Measures
As described in greater detail under “—Compensation Discussion and Analysis,” our executive compensation programs reflect a pay-for-performance philosophy. The metrics that we use for both our short- and long-term incentives are selected to incentivize our named executive officers to create value for our stockholders. We will continue to evolve our financial performance measures in alignment with our business strategy to maintain a strong focus on long-term stockholder value creation. The most important financial performance measures used to link executive compensation actually paid to our named executive officers to our company’s performance for the most recent fiscal year, are as follows:
●Revenue
●Non-GAAP EPS
●Non-GAAP Operating Income

Executive Compensation	73

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in greater detail under “—Compensation Discussion and Analysis,” our executive compensation programs reflect a pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with our performance, all those measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular fiscal year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Revenue and net income in fiscal 2021 to fiscal 2022 includes Sandisk, which separated from Western Digital in fiscal 2025. To account for the Separation of Sandisk in fiscal 2025, we recast revenue for fiscal 2023 and fiscal 2024 to remove costs associated with discontinued operations.
COMPENSATION ACTUALLY PAID VS. TSR

Compensation Actually Paid to PEO (Goeckeler)	Compensation Actually Paid to PEO (Tan)

Average Compensation Actually Paid to Non-PEO NEOs	WDC Total Shareholder Return

DJ US Tech, Hardware & Equip Total Shareholder Return
COMPENSATION ACTUALLY PAID VS. NET INCOME

Compensation Actually Paid to PEO (Goeckeler)	Compensation Actually Paid to PEO (Tan)

Average Compensation Actually Paid to Non-PEO NEOs	GAAP Net Income

74	Western Digital 2025 Proxy Statement

COMPENSATION ACTUALLY PAID VS. REVENUE

Compensation Actually Paid to PEO (Goeckeler)	Compensation Actually Paid to PEO (Tan)

Average Compensation Actually Paid to Non-PEO NEOs	Revenue

75

ESPP Proposal

PROPOSAL 3
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2005 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY 8 MILLION THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN
At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”). The amended and restated version of the ESPP (the “Amended and Restated ESPP”) was adopted, subject to stockholder approval, by our Board of Directors on August 27, 2025. Under the Internal Revenue Code, we may not increase the ESPP share limit without stockholder approval.
●We are seeking to increase shares available for issuance under the ESPP by 8 million shares. There are no other material changes as a result of the Amended and Restated ESPP. The 8 million shares requested represent 2.3% of the number of shares of common stock issued and outstanding as of September 8, 2025.
●This is a broad-based equity compensation plan: more than 99% of purchases under the plan in fiscal 2025 were by non-executive officers.
●The requested additional shares for the Amended and Restated ESPP are expected to cover grants for approximately 4 to 6 years based on current grant practices and other factors.
Our Board of Directors recommends a vote FOR this Proposal 3 to approve the amendment and restatement of the 2005 Employee Stock Purchase Plan

Summary Description of the Plan
The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the Amended and Restated ESPP, which has been included as Appendix B to the version of this Proxy Statement filed with the SEC. As used below, references to the ESPP also refer to the Amended and Restated ESPP.
Purpose
The purpose of the ESPP is to provide an incentive for present and future eligible employees of our company and our participating subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in our company through the purchase of common stock. The ESPP is designed to align the interests of employees with those of our stockholders by fostering a sense of ownership and encouraging long-term commitment to our success. Our Board of Directors believes that continued implementation of the ESPP supports our long-term growth strategy by directly linking employee incentives to stockholder value creation.
Operation of the ESPP
The ESPP operates in a series of periods referred to as “Offering Periods.” We will establish the duration of each Offering Period in advance of that Offering Period. However, an Offering Period may not be longer than 24 months. We may provide for a new Offering Period to start before an Offering Period in progress has ended, but no one participant may participate in more than one Offering Period at the same time.

76	Western Digital 2025 Proxy Statement

On the first day of each Offering Period (referred to as the “Enrollment Date”), each eligible employee who has timely filed a valid election to participate in the ESPP for that Offering Period is granted an option to purchase shares of our common stock. Participants may designate in their election the percentage of their compensation to be withheld from their pay during that Offering Period for the purchase of stock under the ESPP. Participants’ contributions under the ESPP are credited to a bookkeeping account in their name. Participants generally may elect to terminate their contributions to the ESPP at any time during an Offering Period. Participants also generally may elect to increase or decrease the rate of their contributions to the ESPP up to four times in a calendar year. Amounts contributed to the ESPP constitute general corporate assets of our company and may be used for any corporate purpose.
An Offering Period may consist of one or more periods referred to as “Exercise Periods.” The last day of each Exercise Period is referred to as an “Exercise Date.” Each option granted under the ESPP for an Offering Period is automatically exercised on each Exercise Date that occurs within that Offering Period. The number of shares acquired by participants upon exercise of their option is determined by dividing the participant’s account balance under the ESPP as of the Exercise Date by the Exercise Price for that Offering Period. We establish the methodology for setting the Exercise Price in an Offering Period in advance of that Offering Period. The administrator of the ESPP may set the Exercise Price at any price, except that in no event may the Exercise Price be lower than the lesser of (i) 85% of the fair market value of a share of our common stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of our common stock on the applicable Exercise Date. Participant accounts are reduced upon exercise of their options by the amount used to pay the Exercise Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the ESPP.
Eligibility
Only certain employees are eligible to participate in the ESPP. To be eligible to participate in an Offering Period, on the Enrollment Date of that period an individual must:
●be employed by our company or one of our subsidiaries that has been designated as a participating subsidiary; and
●be customarily employed for more than twenty hours per week and more than five months in a calendar year.
An employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the ESPP would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code, would not be eligible to participate in the ESPP. As of June 27, 2025 approximately 39,967 employees of our company and our subsidiaries, including all of the named executive officers who then remained employed by our company, were eligible to participate in the ESPP.
Limits on Authorized Shares; Limits on Contributions
Currently, a maximum of 44,296,610 shares of our common stock are available for delivery under the plan. As of June 27, 2025, a total of 3,961,426 shares of our common stock remained available for issuance under the ESPP. If stockholders approve this Proposal 3, the number of shares available for issuance under the Amended and Restated ESPP will be increased by an additional 8 million shares, from 44,296,610 shares to 52,296,610 shares.
Participation in the ESPP is also subject to the following limits:
●Participants cannot contribute more than 10% of their compensation to the purchase of stock under the ESPP in any one payroll period.
●Participants cannot be granted an option under the ESPP for an offering period with respect to a number of shares of our common stock that exceeds five times the number of shares determined by dividing (i) $40,000 by (ii) the fair market value of a share of our common stock on the Enrollment Date multiplied by 85% (or the applicable percentage used to calculate the Exercise Price for that Offering Period).
●Participants cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the ESPP for each calendar year in which such option is outstanding.
●Participants will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of our company or one of our subsidiaries or to the extent it would exceed certain other limits under the Internal Revenue Code.

ESPP Proposal	77

Our company has the flexibility to change the 10% contribution limit referred to above and the maximum limit on the number of shares that may be acquired by any individual during an Offering Period or Exercise Period under the ESPP referred to above from time to time without stockholder approval. However, we cannot increase the aggregate number of shares available for delivery under the ESPP without stockholder approval, other than to reflect stock splits and similar adjustments as described below. The $25,000 and the 5% ownership limitations referred to above are required under the Internal Revenue Code.
Adjustments
The number and kind of shares available under the ESPP, as well as purchase prices and share limits under the ESPP, are subject to adjustment in the case of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.
Termination of Participation
A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the ESPP. A participant’s participation in the ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by our company or one of our participating subsidiaries or the participant is no longer scheduled to work more than twenty hours per week or more than five months in a calendar year.
If a participant’s participation in the ESPP terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.
Transfer Restrictions
Participants rights with respect to options or the purchase of shares under the ESPP, as well as contributions credited to their accounts, may not be transferred, assigned, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.
Administration
The ESPP is administered by our Board or by a committee appointed by our Board. Our Board has appointed the Compensation and Talent Committee as the current administrator of the ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the ESPP, to determine which (if any) of our company’s subsidiaries may be participating subsidiaries whose employees may participate in the ESPP, and to construe and interpret the ESPP. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of the ESPP. Decisions of the administrator with respect to the ESPP are final and binding on all persons.
No Limit on Other Plans
The ESPP does not limit the ability of our Board or any committee of our Board of Directors to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

78	Western Digital 2025 Proxy Statement

Amendments
Our Board of Directors generally may amend or suspend the ESPP at any time and in any manner. No amendment, suspension or termination of the ESPP may have a material adverse effect on the then-existing rights of any participant during an Exercise Period without the participant’s written consent, but our Board may amend, suspend or terminate the ESPP as to any outstanding options granted under the ESPP for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the participants to whom such options were granted. Stockholder approval for an amendment to the ESPP will only be required to the extent required by law or applicable stock exchange rules, or as necessary to meet the requirements of Section 423 of the Internal Revenue Code in order to preserve the intended tax consequences of the ESPP.
Termination
Our Board of Directors may terminate the ESPP at any time. The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.
Material U.S. Federal Income Tax Consequences of Awards Under the Plan
The material U.S. federal income tax consequences of the Amended and Restated ESPP under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the ESPP. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences. As used below, references to the ESPP also refer to the Amended and Restated ESPP.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s ESPP contributions are deducted from compensation that is taxable to the participant and for which we are generally entitled to a tax deduction.
Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. We will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of: (i) two years after the Enrollment Date of the Offering Period in which the participant acquired the shares; or (ii) one year after the Exercise Date on which the participant acquired the shares.
If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of: (i) the amount by which the fair market value of the shares on the Enrollment Date of the Offering Period in which the participant acquired the shares exceeded the purchase price of the shares; or (ii) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. We will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

ESPP Proposal	79

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the Exercise Date on which the participant acquired the shares and the purchase price paid for the shares, and we will generally be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Exercise Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Exercise Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. We will not be entitled to a tax deduction with respect to any capital gain realized by the participant.
Specific Benefits Under the Amended and Restated ESPP
The benefits that will be received by or allocated to eligible employees under the Amended and Restated ESPP cannot be determined at this time because whether an eligible employee will participate, and the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed above) as to an eligible employee who elects to participate in the ESPP, is entirely within the discretion of each individual participant.
If the share increase reflected in this Proposal 3 had been in effect in fiscal 2025, we do not expect that the number of shares purchased by participants in the plan during fiscal 2025 would have been materially different than the number of shares that were actually purchased.
For Exercise Periods ending in fiscal 2025, 2024 and 2023, the number of shares of our common stock purchased under the ESPP were 1,966,159 shares, 2,374,439 shares and 2,663,083 shares, respectively. However, because the number of shares purchased under the ESPP in any particular period may change based on any number of variables, including, without limitation, changes in the fair market value of our common stock, the number of eligible employees who elect to participate in the ESPP and the amount of payroll deductions elected by the eligible employees who participate, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment is approved by stockholders or how long the additional 8 million shares proposed to be authorized under the ESPP will last, but we expect the additional 8 million shares proposed to be authorized under the Amended and Restated ESPP will last 4 to 6 years based on current practices and other factors.

80	Western Digital 2025 Proxy Statement

Aggregate Past Purchases Under the Amended and Restated ESPP
As of September 8, 2025, 40,335,184 shares of our common stock had been purchased under the ESPP. The closing price of our common stock on the Nasdaq Stock Market on September 8, 2025 was $93.29 per share. The following number of shares had been purchased under the ESPP as of that date by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the ESPP in Fiscal 2025	Aggregate Number of Shares Purchased Under the ESPP in All Completed Purchase Periods
Named executive officers:
Irving Tan Chief Executive Officer	—	—
Kris Sennesael Executive Vice President and Chief Financial Officer	—	—
Vidyadhara K. Gubbi Executive Vice President and Chief of Global Operations	498	7,988
Ahmed M. Shihab Executive Vice President and Chief Product Officer	—	—
Cynthia L. Tregillis Executive Vice President, Chief Legal Officer and Secretary	406	5,149
David V. Goeckeler Former Chief Executive Officer	—	—
Wissam G. Jabre Former Executive Vice President and Chief Financial Officer	90	1,900
Don R. Bennett Senior Vice President, Finance and Former Interim Chief Financial Officer	330	18,852
Robert W. Soderbery Executive Vice President and General Manager, Flash Business	—	2,159
All current executive officers (6 persons)	1,272	30,340
All non-employee directors (7 persons)	—	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	1,964,467	40,281,933
Registration with the SEC
We intend to file with the SEC a registration on Form S-8 covering the additional shares reserved for issuance under the ESPP in November 2025.

ESPP Proposal	81

Board Recommendation and Vote Required for Approval
Board Recommendation
Our Board of Directors recommends a vote FOR this Proposal 3 to approve the Amended and Restated ESPP.
Vote Required for Approval
The affirmative vote of a majority of the voting power of shares of our Voting Stock (as described in the section entitled “Additional Information—General Information About the Annual Meeting—Who Can Vote”) represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 3 is required for approval of the Amended and Restated ESPP. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 3 unless specified otherwise.
Our Board of Directors believes that the Amended and Restated ESPP will promote our interests and our stockholders’ interests and will help us continue to be able to attract, retain and reward persons important to our success.
All of our executive officers would be eligible for awards under the Amended and Restated ESPP and thus have a personal interest in the approval of the Amended and Restated ESPP.

82	Western Digital 2025 Proxy Statement

Equity Compensation Plan Information
The following table gives information with respect to our equity compensation plans as of June 27, 2025. These plans include our 2021 Long-Term Incentive Plan, our prior 2017 Performance Incentive Plan and our 2005 Employee Stock Purchase Plan, each of which has or had been approved by our stockholders. We may not grant additional equity awards under our 2017 Performance Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	10,062,229 (1)	—	23,608,745 (2)
Total	10,062,229	—	23,608,745
(1)This amount includes: (i) 9,453,356 shares of our common stock subject to outstanding RSUs awarded under our 2021 Long-Term Incentive Plan and 149,384 shares of our common stock subject to outstanding RSUs awarded under our 2017 Performance Incentive Plan; (ii) a maximum of 386,739 PSUs (including a target number of 175,790 PSUs) subject to open performance-based vesting conditions under our 2021 Long-Term Incentive Plan; and (iii) 72,750 shares of our common stock subject to deferred stock units.
(2)Of these shares, as of June 27, 2025, 19,647,319 remained available for future issuance under our 2021 Long-Term Incentive Plan and 3,961,426 remained available for future issuance under our 2005 Employee Stock Purchase Plan, including 915,549 shares subject to purchase during the purchase period in effect as of June 27, 2025. No new awards may be made under any other equity compensation plans.

83

Stock Ownership Information
Security Ownership by Principal Stockholders and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 8, 2025, by: (i) each person known by us to own beneficially more than 5% of our outstanding common stock; (ii) each director and each nominee for election as a member of our Board of Directors; (iii) each of our named executive officers; and (iv) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Stockholders:
The Vanguard Group (3) 100 Vanguard Blvd., Malvern, PA 19355	38,579,938	11.9%
FMR LLC(4) 245 Summer Street, Boston, MA 02210	33,239,191	9.5%
BlackRock, Inc.(5) 50 Hudson Yards, New York, NY 10001	27,712,800	8.5%
Managed Account Advisors LLC(6) 101 Hudson Street, 9th Floor, Jersey City, NJ 07302	22,178,966	6.4%
JPMorgan Chase & Co.(7) 383 Madison Avenue, New York, NY 10179	18,496,725	5.3%
Directors:
Kimberly E. Alexy(8)	25,722	*
Martin I. Cole	44,044	*
Tunç Doluca(9)	32,375	*
Bruce E. Kiddoo	—	*
Matthew E. Massengill(10)	58,176	*
Roxanne Oulman	—	*
Stephanie A. Streeter	34,022	*
Named Executive Officers:
Irving Tan	292,066	*
Kris Sennesael	—	*
Vidyadhara K. Gubbi	43,357	*
Ahmed M. Shihab	—	*
Cynthia L. Tregillis	30,030	*
David V. Goeckeler(11)	558,587	*
Wissam G. Jabre(12)	122,828	*
Don R. Bennett	50,105	*
Robert W. Soderbery(13)	44,748	*
All Directors and Current Executive Officers as a group (13 persons)(14)	613,937	*
*    Represents less than 1% of the outstanding shares of our common stock.
(1)Shares subject to RSU awards scheduled to vest within 60 days after September 8, 2025 are deemed outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 8, 2025 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those stock units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. As of September 8, 2025, no director or executive officer held stock options.

84	Western Digital 2025 Proxy Statement

(2)Except as otherwise noted below, we determine applicable percentage ownership based on 344,080,824 shares of our common stock outstanding as of September 8, 2025. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(3)Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group. According to the schedule, as of December 29, 2023, Vanguard has shared voting power with respect to 399,706 shares of our common stock, sole dispositive power with respect to 37,220,133 shares of our common stock and shared dispositive power with respect to 1,359,805 shares of our common stock.
(4)Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on August 6, 2025, by FMR LLC. According to the schedule, as of June 30, 2025, FMR LLC has sole voting power with respect to 31,525,543.49 shares of our common stock and sole dispositive power with respect to 33,239,190.60 shares of our common stock.
(5)Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 25, 2024, by BlackRock, Inc. According to the schedule, as of December 31, 2023, BlackRock has sole voting power with respect to 25,595,776 shares of our common stock and sole dispositive power with respect to 27,712,800 shares of our common stock.
(6)Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on August 14, 2025, by Managed Account Advisors LLC. According to the schedule, as of June 30, 2025, Managed Account Advisors LLC has sole dispositive power with respect to 22,176,462 shares of our common stock and shared dispositive power with respect to 2,504 shares of our common stock.
(7)Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on April 22, 2025, by JPMorgan Chase & Co. According to the schedule, as of March 31, 2025, JPMorgan Chase & Co. has sole voting power with respect to 14,802,736 shares of our common stock, shared voting power with respect to 61,445 shares of our common stock, sole dispositive power with respect to 18,453,543 shares of our common stock, and shared dispositive power with respect to 32,872 shares of our common stock.
(8)Ms. Alexy’s shares are held in a family trust account in which Ms. Alexy has voting and/or investment power.
(9)Mr. Doluca’s shares are held in a family trust account in which Mr. Doluca has voting and/or investment power.
(10)Mr. Massengill’s shares are held in a family trust account in which Mr. Massengill has voting and/or investment power. Includes 20,750 shares representing deferred stock units credited to an account in our deferred compensation plan as of September 8, 2025. Deferred stock units are payable in an equivalent number of shares of our common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.
(11)Mr. Goeckeler voluntarily terminated employment with our company at the time of the Separation, and the amount beneficially owned is based on information provided by Mr. Goeckeler as of the end of fiscal 2025.
(12)Mr. Jabre voluntarily terminated employment with our company in February 2025, and the amount beneficially owned is based on information provided by Mr. Jabre as of the end of fiscal 2025.
(13)Mr. Soderbery terminated employment with our company in January 2025 and the amount beneficially owned is based on information provided by Mr. Soderbery as of the end of fiscal 2025.
(14)Includes 18,370 shares of our common stock that may be acquired within 60 days after September 8, 2025 through the vesting of RSUs by our current executive officers and 20,750 shares of our common stock representing deferred stock units as described in footnote 10 above.
As of September 8, 2025, there were 235,000 shares of our Series A Preferred Stock outstanding, all of which were beneficially owned by Elliott Investment Management L.P. through Devonian ICAV and Elliott Associates, L.P., which held 159,800 and 75,200 shares, respectively, as of September 8, 2025. Devonian ICAV is managed by Elliott Investment Management L.P., its investment advisor. Elliott Investment Management GP LLC is the General Partner of Elliott Investment Management L.P. Paul E. Singer is the Managing Member of Elliott Investment Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities held by Devonian ICAV. Mr. Singer disclaims any beneficial ownership of the securities reported by Devonian ICAV other than to the extent of any pecuniary interest Mr. Singer may have therein, directly or indirectly. Elliott Associates, L.P. is managed by Elliott Investment Management L.P., its investment advisor. Elliott Investment Management GP LLC is the General Partner of Elliott Investment Management L.P. Paul E. Singer is the Managing Member of Elliott Investment Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities held by Elliott Associates, L.P. Mr. Singer disclaims any beneficial ownership of the securities reported by Elliott Associates, L.P. other than to the extent of any pecuniary interest Mr. Singer may have therein, directly or indirectly.
For additional information regarding the voting and conversion rights of our Series A Preferred Stock, see the section entitled “Additional Information—General Information About the Annual Meeting—Who Can Vote.”

85

Audit Committee Matters

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
●Our Board of Directors is seeking stockholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026
●We expect representatives of KPMG LLP to be present at the Annual Meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions
Our Board of Directors recommends a vote FOR the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026

KPMG LLP has served as our independent auditors since 1970. The Audit Committee has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending July 3, 2026. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our stockholders. If a majority of the voting power of shares of our Voting Stock (as described in the section entitled “Additional Information—General Information About the Annual Meeting—Who Can Vote”) represented at the Annual Meeting and entitled to vote do not ratify this appointment, the committee will reconsider its appointment of KPMG LLP and will either continue to retain KPMG LLP or appoint a different firm. In addition, even if stockholders ratify the committee’s selection, the committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of our company and our stockholders.
Following are the fees paid by us to KPMG LLP for fiscal 2025 and 2024:

Description of Professional Service	Fiscal 2025 ($)	Fiscal 2024 ($)
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements(1)	13,030,647	9,818,851
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(2)	2,330,739	4,175,940
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(3)	1,900,000	1,916,184
All Other Fees — products and services other than those reported above	—	—
(1)Audit Fees for fiscal 2025 were higher than for fiscal 2024 primarily as a result of additional professional services performed by KPMG LLP in connection with the Separation.
(2)Audit-Related Fees for fiscal 2025 and 2024 consisted of assurance and review services related to strategic initiatives.
(3)Tax Fees in fiscal 2025 and 2024 consisted of tax compliance assistance and related services and transfer pricing review.
The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. At least annually, KPMG LLP provides a description of all audit and permissible non-audit services expected to be performed during the year and specific fee estimates for each such service, which must be pre-approved by the Audit Committee. KPMG LLP periodically reports to the Audit Committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and permissible non-audit services and associated fees that were not pre-approved by the Audit Committee, up to a maximum amount of fees per audit or permissible non-audit service. The Chair is required to report any decisions to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed by KPMG LLP during fiscal 2025 and 2024 were pre-approved by the Audit Committee in accordance with its pre-approval policy and as required by applicable SEC rules.

86	Western Digital 2025 Proxy Statement

Vote Required for Approval
The affirmative vote of a majority of the voting power of shares of our Voting Stock (as described in the section entitled “Additional Information—General Information About the Annual Meeting—Who Can Vote”) represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 4 is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 4 unless specified otherwise.
Report of the Audit Committee
The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 27, 2025. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
Dear Fellow Stockholders,
The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee is also responsible for overseeing our Enterprise Risk Management process on behalf of our Board. Accordingly, the Audit Committee oversees certain risk topics and allocates oversight responsibility for other risk topics among our Board and its other committees. The Audit Committee acts pursuant to a written charter. Our Board originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the charter on February 14, 2022. A copy of the amended charter is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC and qualifies as an “independent” director under applicable rules of the Nasdaq Stock Market and the SEC.
Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm since 1970, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon.
The Audit Committee is solely and directly responsible for the appointment, compensation, retention and oversight of Western Digital’s independent registered public accounting firm and regularly solicits and evaluates feedback from both management and the auditor in carrying out this responsibility. In conjunction with the rotation of the independent registered public accounting firm’s lead engagement partner, which occurs at least every five years, the Audit Committee is involved in the selection of KPMG LLP’s lead engagement partner. The next mandatory rotation for KPMG LLP’s lead engagement partner is scheduled to occur in fiscal 2030. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Audit Committee Matters	87

During fiscal 2025, the Audit Committee met a total of 11 times. During fiscal 2025, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. As part of these discussions, the Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended June 27, 2025 with management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Board, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
The Audit Committee has also received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee reviewed and evaluated KPMG LLP’s lead engagement partner and also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services. Based upon such reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 27, 2025, as filed with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending July 3, 2026. The members of the Audit Committee believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm is in the best interests of Western Digital and its stockholders.
THE AUDIT COMMITTEE

KIMBERLY E. ALEXY Chair	MARTIN I. COLE	BRUCE E. KIDDOO	ROXANNE OULMAN

88	Western Digital 2025 Proxy Statement

Additional Information
General Information About the Annual Meeting
Virtual Annual Meeting
The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/WDC2025.
Attendance and Participation at the Virtual Annual Meeting
●We believe that the virtual format of the Annual Meeting will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual format of the Annual Meeting increases our ability to engage with all stockholders, regardless of size, resources or physical location.
●Attendance at the Annual Meeting is open to the public online at www.virtualshareholdermeeting.com/WDC2025, but only stockholders of record or beneficial owners as of September 22, 2025, the record date, or those holding a valid legal proxy for the Annual Meeting are entitled to vote or ask questions via the online virtual platform for the Annual Meeting.
●To participate in the Annual Meeting by voting or asking questions, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
●We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing or logging in to the Annual Meeting, please call the technical support number displayed on the login page of the online virtual annual meeting platform.
Questions at the Virtual Annual Meeting
During the Annual Meeting, we will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be published and answered on our website following the meeting with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Who Can Vote
Only holders of record of shares of our common stock and Series A Preferred Stock at the close of business on September 22, 2025, the record date, will be entitled to notice of and to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote per share of common stock held as of the record date and each holder of our Series A Preferred Stock is entitled to a number of votes per share of Series A Preferred Stock equal to the largest number of whole shares of common stock into which all shares of the Series A Preferred Stock held as of the record date are convertible. At the close of business on the record date, 342,795,534 shares of our common stock were outstanding and 235,000 shares of our Series A Preferred Stock were outstanding.

Additional Information	89

The number of votes that can be cast by holders of our Series A Preferred Stock at the Annual Meeting is based on all shares of the Series A Preferred Stock held as of the record date that would be convertible into shares of common stock. The number of votes is calculated by dividing (i) the sum of the original stated value of the outstanding Series A Preferred Stock (plus unpaid compounded dividends and accrued but unpaid dividends) up to, but excluding, the record date by (ii) a minimum conversion price of approximately $32.03. As of the record date, the number of votes represented by the outstanding Series A Preferred Stock was 8,379,488 shares of common stock, and therefore equals 35.66 votes per share of Series A Preferred Stock.
Our common stock together with our Series A Preferred Stock is referred to herein as “Voting Stock.” Our Voting Stock votes together as a single class on all of the proposals listed in the Notice of Annual Meeting of Stockholders and on any other matter except as otherwise provided in the Certificate of Designations for our Series A Preferred Stock. Shares of treasury stock are not entitled to vote at the Annual Meeting.
Voting Your Proxy
At the Annual Meeting
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the “stockholder of record” and you have the right to vote your shares electronically at the Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in your own name, you are a “beneficial stockholder” and you may also vote your shares electronically at the Annual Meeting. If you choose to do so, you can vote by following the instructions provided when you log in to the online virtual annual meeting platform. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Without Attending the Annual Meeting
You may also direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the “Notice of Internet Availability of Proxy Materials” (which we also refer to as the “Notice”), or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided by your bank, broker, trustee or other nominee.
Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote electronically should you decide to attend the Annual Meeting.
If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Voting Deadline
If you are a stockholder of record, please submit your proxy by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 19, 2025 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares.
Revoking Your Proxy
You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary (see page 93 for contact information), or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone.

90	Western Digital 2025 Proxy Statement

A previously submitted proxy will not be voted if the stockholder of record who executed it attends the Annual Meeting and votes the shares represented by the proxy electronically at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee or by attending the Annual Meeting and voting electronically. Please note that attending the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions should be submitted by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 19, 2025.
Quorum
The holders of a majority in voting power of the shares of Voting Stock outstanding on the record date and entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any postponements or adjournments thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Abstentions and Broker Non-Votes
Abstentions
Shares voting “ABSTAIN” on any of the proposals at the Annual Meeting are treated differently depending on the specific proposal.
●Proposal 1: Abstentions will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election.
●Proposals 2, 3 and 4: We treat abstentions as shares present or represented and entitled to vote on these proposals, so abstaining has the same effect as a vote “against” these proposals.
Broker Non-Votes
If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 4 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, all other proposals to be voted on at the Annual Meeting are considered non-routine matters. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 4, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 4 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will have no effect in determining the outcome of each such proposal.
Voting Results
We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the date of the Annual Meeting.

Additional Information	91

Costs of Proxy Solicitation
The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and our 2025 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers and regular employees who will not receive any additional compensation for such solicitation. We also engaged Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, NY 10036, to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Okapi Partners against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.
Attending the Annual Meeting
Anyone may attend the Annual Meeting online at www.virtualshareholdermeeting.com/WDC2025, but you are only entitled to participate in the Annual Meeting, including asking questions and voting at the meeting, if you were a stockholder of record or a beneficial stockholder as of the close of business on September 22, 2025, the record date, or you hold a valid legal proxy for the Annual Meeting. To participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Submission of Stockholder Proposals and Director Nominations
Proposals for Inclusion in Proxy Materials
For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2026 Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices no later than June 8, 2026 and must comply with Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2026 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2026 Annual Meeting.
Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials
If you intend to nominate an individual for election to our Board of Directors at our 2026 Annual Meeting or wish to present a proposal at the 2026 Annual Meeting but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 23, 2026 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 22, 2026 (the 90th day prior to the first anniversary of the Annual Meeting).
Notwithstanding the foregoing, in the event that we change the date of the 2026 Annual Meeting to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2026 Annual Meeting and no later than the close of business on the later of 90 days prior to the date of the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is made.

92	Western Digital 2025 Proxy Statement

The written notice must also satisfy the information and other specified requirements set forth in Section 2.11 of our Bylaws. In accordance with our Bylaws, the foregoing deadline and notice requirements set forth in Section 2.11 of our Bylaws are also intended to apply to and satisfy the deadline and notice requirements set forth in paragraph (b) of Rule 14a-19 under the Exchange Act with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the company’s nominees at the 2026 Annual Meeting.
Written notice of any stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our Bylaws will be disregarded and not be acted upon at the 2026 Annual Meeting.
Nomination of Director Candidates for Inclusion in Proxy Materials (Proxy Access)
If you intend to nominate a director candidate pursuant to the proxy access process set forth in Section 2.14 of our Bylaws, you, or a group of not more than 20 stockholders, must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years and give written notice of the nomination to our Secretary at our principal executive offices no earlier than the close of business on May 9, 2026 (the 150th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders) and no later than the close of business on June 8, 2026 (the 120th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders).
Notwithstanding the foregoing, in the event that we change the date of the 2026 Annual Meeting to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 150 days prior to the date of the 2026 Annual Meeting and no later than the close of business on the later of 120 days prior to the date of the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is made.
Use of the proxy access process is subject to all eligibility, procedural and disclosure requirements set forth in Section 2.14 of our Bylaws.
Eliminating Duplicative Proxy Materials
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

Additional Information	93

Availability of Annual Report
Our 2025 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2025 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2025 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2025 Annual Report (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary at our principal executive offices:

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119
Communication with Our Company
Stockholders or other interested parties who wish to communicate with us may do so by mail to our Secretary at our principal executive offices. The name of any specific intended management or Board recipient(s) should be noted in the communication, including whether the communication is intended only for our Chair of the Board or non-employee directors. See also the section entitled “Corporate Governance Matters—Board Processes and Policies—Communicating with Directors.”

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

A-1	Western Digital 2025 Proxy Statement

Appendix A—Non-GAAP Financial Measures
We have disclosed in this Proxy Statement financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are not alternatives for measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. We believe the presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring our performance and comparing it against prior periods. These non-GAAP measures are used by management for assessing our financial performance and as a measurement of our performance for incentive compensation purposes. These measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
The Compensation and Talent Committee used non-GAAP operating income as a pre-established performance goal under the STI plan for fiscal 2025 and non-GAAP diluted income per common share (which we also refer to as non-GAAP EPS) as a pre-established performance goal under the fiscal 2023-2025, fiscal 2024-2026 and fiscal 2025-2027 PSU awards. In accordance with the pre-established terms of the STI and PSU awards, these non-GAAP performance measures excluded certain material or unusual items that we believe are not indicative of the underlying performance of our business as detailed below.
Reconciliations of Non-GAAP Financial Measures
The following non-GAAP measures (namely, non-GAAP gross profit and non-GAAP operating income) exclude certain expenses, gains and losses that we believe are not indicative of our core operating results or because they are consistent with the financial models and estimates published by many analysts who follow our company and our peers. As further detailed below, the expenses, gains and losses excluded from the following non-GAAP measures consist of stock-based compensation expense; charges related to a litigation matter; business realignment charges; expenses related to our strategic review; and other adjustments.
The following tables present reconciliations of our non-GAAP gross profit and non-GAAP operating income to the most directly comparable GAAP measures:

(in millions, unaudited)	Year Ended June 27, 2025	Year Ended June 28, 2024
Revenue	$9,520	$6,317
Reconciliation of non-GAAP gross profit
GAAP gross profit	$3,692	$1,773
Stock-based compensation expense	34	36
Litigation matter	19	—
Other	4	2
Non-GAAP gross profit	$3,749	$1,811

GAAP gross margin(1)	38.8%	28.1%
Non-GAAP gross margin(1)	39.4%	28.7%

Reconciliation of non-GAAP operating income
GAAP operating income (loss)	$2,334	$(403)
Stock-based compensation expense	167	202
Litigation matter	(179)	291
Business realignment charges	(6)	209
Strategic review	—	38
Other	10	6
Non-GAAP operating income	$2,326	$343
(1)GAAP and non-GAAP gross margin are calculated by dividing GAAP and non-GAAP gross profit, respectively, by revenue.

Appendix A—Non-GAAP Financial Measures	A-2

Explanations of Adjustments to Non-GAAP Measures
As detailed above, we exclude the following items from our non-GAAP financial measures:
Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside the company’s control, the company believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against the company’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.
Litigation matter. The company had recognized expenses related to a previous judgment in a patent litigation matter, which consisted of an award of damages, prejudgment interest, and estimated plaintiff legal costs. The company had also recognized post-judgment interest in interest and other expense, net as well as expenses in its cost of revenue related to the amortization of patent licenses that the company has capitalized related to this litigation matter. The company has since entered into a settlement agreement with the plaintiff, which resulted in the reversal of a portion of these charges for the three and nine months ended March 28, 2025. The company believes these charges and reversals do not reflect the company’s operating results and that they are not indicative of the underlying performance of its business. For further information regarding the litigation matter, see Note 17 to the notes to consolidated financial statements included in the company’s Annual Report on Form 10-K, filed with the SEC on August 14, 2025.
Business realignment charges. From time to time, in order to realign the company’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, the company may terminate employees or restructure its operations. From time to time, the company may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, the company may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods. These charges or credits are inconsistent in amount and frequency, and the company believes they are not indicative of the underlying performance of its business.
Strategic review. The company incurred expenses associated with its review of strategic alternatives that resulted in the separation of its HDD and Flash business units to create two independent, public companies. The company believes these charges do not reflect the company’s operating results and they are not indicative of the underlying performance of its business.
Other adjustments. From time to time, the company sells or impairs investments or other assets that are not considered necessary to its business operations, or incurs other charges or gains that the company believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

B-1	Western Digital 2025 Proxy Statement

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan
The Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan, as amended and restated from time to time (the “Plan”) shall be established and operated in accordance with the following terms and provisions.
1.DEFINITIONS.
As used in the Plan the following terms shall have the meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Committee” means the committee appointed by the Board to administer the Plan as described in Section 4 below.
(d)“Common Stock” means the common stock, $0.01 par value, of the Company.
(e)“Company” means Western Digital Corporation, a Delaware corporation.
(f)“Continuous Employment” means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. If a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have had a break in Continuous Employment for purposes of the Plan at the time the Participating Subsidiary ceased to be a Subsidiary, unless such person continues as an Employee in respect of another Company entity.
(g)“Eligible Compensation” means, with respect to each Participant for each pay period, the full salary and wages paid to such Participant by the Company or a Participating Subsidiary, including commissions, bonuses (to the extent not excluded below), overtime pay and shift differentials. Except as otherwise determined by the Committee, “Eligible Compensation” does not include
(i)any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,
(ii)any automobile or relocation allowances (or reimbursement for any such expenses),
(iii)any amounts paid that are non-regularly scheduled items of compensation (for example, starting bonus, finder’s fee, or other special bonuses),
(iv)any amounts realized under or with respect to any qualified or non-qualified stock options or any other equity-based awards, or
(v)any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125.
(h)“Eligible Employee” means an Employee who is
(i)customarily employed for at least twenty (20) hours per week and more than five months in a calendar year, and
(ii)eligible to participate in the Plan as described in Section 5 below.
If any person is (a) an Employee due to any classification or reclassification of the person as an employee or common-law employee of the Company or one of its Participating Subsidiaries by reason of action taken by any tax or other governmental authority, or (b) an Employee who has a written employment agreement providing that the Employee shall not participate in the Plan until at least two (2) years of Continuous Employment, then such Employee must be employed for at least two (2) years by the Company or one of its Participating Subsidiaries as well as meet the criteria set forth above in subsections (i) and (ii) in

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan	B-2

order to be an Eligible Employee. “Eligible Employee” shall not include an Employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the Plan would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. Any exclusions under this Section 1(h) shall be applied in an identical manner to all Employees who are granted options under the Plan, to the extent required pursuant to Treasury Regulation Section 1.423-2(e).
(i)“Employee” means each person currently employed by the Company or one of its Participating Subsidiaries. It shall not include any person who is recorded on the books and records of the Company or one of its Participating Subsidiaries as an independent contractor or consultant or a worker provided by a temporary staffing agency.
(j)“Enrollment Date” means the first day of each Offering Period.
(k)“Exercise Date” means one or more dates during an Offering Period, as established by the Committee in accordance with Section 6 hereof, on which options to purchase Common Stock granted under the Plan shall be exercised as provided in Section 11 hereof.
(l)“Exercise Period” means one or more periods during an Offering Period, the duration of which shall be established by the Committee in accordance with Section 6 hereof, during which payroll deductions are accumulated for purposes of purchasing Common Stock under the Plan on each Exercise Date.
(m)“Exercise Price” means the price per share of shares offered in a given Offering Period determined as provided in Section 10 below.
(n)“Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date (or New Exercise Date, as the case may be), the closing price (in regular trading) of such Common Stock on the NASDAQ Stock Market (or, if the Common Stock is not then traded on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”)). In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, or New Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price (in regular trading) of a share of the Common Stock on the Exchange for the next preceding day on which sales of Common Stock were made. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Committee for purposes of the option in the circumstances.
(o)“New Exercise Date” means the new exercise date set by the Board in the case of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or other entity in certain circumstances as described in Section 16(b).
(p)“Offering Period” means a period of time with respect to which options are granted under the Plan, the time and duration of which shall be established by the Committee in accordance with Section 6.
(q)“Parent” means any corporation, domestic or foreign, which owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests of the Company and that otherwise qualifies as a “parent corporation” within the meaning of Section 424(e) of the Code or any successor thereto.
(r)“Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.
(s)“Participating Subsidiary” means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.
(t)“Plan” means this Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan.
(u)“Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.
2.PURPOSE OF THE PLAN.
The purpose of the Plan is to provide an incentive for present and future Employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

B-3	Western Digital 2025 Proxy Statement

3.SHARES RESERVED FOR THE PLAN.
(a)There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 52,296,610 shares of Common Stock, subject to adjustment as provided in Section 16 below. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.
(b)From time to time and without stockholder approval, the Committee may fix a maximum limit on the number of shares that may be acquired by any individual during an Exercise Period under the Plan, which limit shall be effective no earlier than the first Offering Period that commences after the determination of such limit by the Committee; provided, however, that any adjustment to such limit pursuant to Section 16 shall apply to any Exercise Period in progress at the time such adjustment is made.
4.ADMINISTRATION OF THE PLAN.
(a)The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons.
(b)The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.
(c)Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.
5.ELIGIBILITY TO PARTICIPATE IN THE PLAN.
Subject to limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.
6.OFFERING PERIODS.
During the term of the Plan, the Company will grant options to purchase shares of Common Stock in each Offering Period to all Participants in that Offering Period. The Committee shall determine from time to time, subject to the requirements of Section 423 of the Code, when Offering Periods will be offered during the term of the Plan and shall establish the Enrollment Date(s), the number and duration of the Exercise Period(s), and the Exercise Date(s) for each such Offering Period, which determinations shall be effective no earlier than the first Offering Period that commences after they are made by the Committee and provided, however, that no Offering Period may exceed twenty-four (24) months in duration. To the extent consistent with Section 423 of the Code, the Committee may provide for a new Offering Period to commence prior to the termination of one or more preceding Offering Periods.
7.ELECTION TO PARTICIPATE IN THE PLAN.
(a)Each Eligible Employee may elect to participate in an Offering Period by completing an enrollment agreement on a form approved by and in a manner prescribed by the Committee (or its delegate) or, if the Committee does not require enrollment forms, by otherwise completing such enrollment procedures as the Committee may prescribe. Such agreement must be filed with the Company or such other procedures must be completed, as applicable, prior to the applicable Enrollment Date, unless the Committee establishes an earlier deadline for filing the enrollment form for all Eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Enrollment Date of such Offering Period, such Eligible Employee is not participating in any prior Offering Period which is continuing at the time of such proposed enrollment.

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan	B-4

(b)Payroll deductions for a Participant shall commence on the first payroll date on or following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 13.
(c)Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the “Prior Offering Period”) shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.
(d)In its discretion, the Committee may determine (with such determination to be effective no earlier than the first Offering Period that commences after such determination by the Committee) that the participation of all Participants on an Exercise Date in an Offering Period that includes more than one Exercise Period shall terminate and such Participants shall be enrolled in a new Offering Period commencing immediately following such Exercise Date if, during such Offering Period, the Fair Market Value determined as of such Exercise Date within such Offering Period is lower than the Fair Market Value determined as of the Enrollment Date of such Offering Period. In such event, each of such Participants shall be deemed for purposes of this Plan (i) to have elected to participate in such new Offering Period, and (ii) to have authorized the same payroll deduction for such new Offering Period as was in effect for such Participant immediately prior to the termination of the prior Offering Period.
8.PAYROLL DEDUCTIONS.
(a)All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount up to 10% (or such other limit as the Committee may establish prior to the start of the applicable Offering Period) of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The Committee also may prescribe other limits, rules or procedures for payroll deductions. Unless otherwise provided by the Committee, the amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant’s Eligible Compensation.
(b)All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
(c)A Participant may discontinue participation in the Plan as provided in Section 13. Unless otherwise provided by the Committee in advance of an Offering Period, a Participant may at any time during the Offering Period (but no more than four times in any calendar year) reduce or increase (subject to the limitations of Section 8(a) above) the rate of his or her payroll deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participant’s payroll deductions shall be effective as soon as administratively feasible following receipt by the Company of the Participant’s change notice, but in no event later than the second payroll date of the Company (or Participating Subsidiary, as the case may be) applicable to the Participant following the date that the Participant files the change notice with the Company. Any such increase in the rate of a Participant’s payroll deductions shall be effective as of the first date of the next Exercise Period within such Offering Period (or, if such election is made in the final Exercise Period of such Offering Period, the Enrollment Date of the next Offering Period).
9.GRANT OF OPTIONS.
(a)On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3, 9(b) and 18 hereof, each Participant shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of shares of the Common Stock determined by dividing such Participant’s payroll deductions accumulated during the Exercise Period ending on such Exercise Date by the Exercise Price for such Exercise Period (determined as provided in Section 10 below), provided that the number of shares subject to the option shall not exceed five (5) times the number of shares determined by dividing (i) $40,000, by (ii) the Fair Market Value of a share of the Common Stock on the Enrollment Date multiplied by the percentage (not less than 85%) used to calculate the Exercise Price for that Offering Period.
(b)Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase

B-5	Western Digital 2025 Proxy Statement

stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or any Subsidiary of the Company, or (ii) which permits such Participant’s rights to purchase stock under all employee stock purchase plans of the Company, its Subsidiaries and any Parent to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such option is outstanding at any time. For purposes of the foregoing clause (ii), a right to purchase stock accrues when it first becomes exercisable during the calendar year.
10.EXERCISE PRICE.
The Committee shall establish from time to time the method for determining the Exercise Price for each Offering Period under the Plan in accordance with this Section 10, which determination shall be effective no earlier than the first Offering Period that commences after such determination is made by the Committee. In making its determination, the Committee may provide that the Exercise Price for an Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, or (2) the Fair Market Value of a share of Common Stock on the applicable Exercise Date, or (3) the lesser of the Fair Market Value of a share on the Enrollment Date of such Offering Period or the Fair Market Value of a share on the applicable Exercise Date. Notwithstanding anything to the contrary in the preceding provisions of this Section 10, in no event shall the Exercise Price per share be less than the par value of a share of Common Stock.
11.EXERCISE OF OPTIONS.
Unless a Participant withdraws from the Plan as provided in Section 13, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant’s account. Any amount remaining in the Participant’s account after an Exercise Date that is not sufficient to purchase a whole share shall be held in the account until the next Exercise Date. In the event that an Exercise Period has been over-subscribed or that any other applicable Plan limit has been exceeded by a Participant in an Exercise Period, any amount remaining in such Participant’s account shall be refunded to the Participant as soon as administratively practicable after the end of the Offering Period.
12.DELIVERY OF SHARES.
As soon as administratively practicable after the Exercise Date, the Company shall, in its discretion, either deliver to each Participant a certificate representing the shares of Common Stock purchased upon exercise of his or her option, provide for the crediting of such shares of Common Stock in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such shares of Common Stock to a broker or recordkeeping service for the benefit of the Participant. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such shares, the Company will seek to obtain such authority. If the Company is unable to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate or other delivery of such Common Shares, or if for any reason the Company cannot issue or deliver shares of Common Stock and satisfy Section 20(a), the Company shall be relieved from liability to any Participant except that the Company shall return to each Participant to whom such shares of Common Stock cannot be issued or delivered the amount of the balance credited to his or her account that would have otherwise been used for the purchase of such shares.
13.WITHDRAWAL; TERMINATION OF EMPLOYMENT.
(a)A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant’s account under the Plan at any time by giving written notice to the Company. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him or her promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the open enrollment period preceding the commencement of an Exercise Period directing the Company to resume payroll deductions.
(b)Upon termination of the Participant’s Continuous Employment during an Exercise Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account for that Exercise Period will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated as of the date of such termination of Continuous Employment.

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan	B-6

(c)In the event a Participant fails to maintain Continuous Employment for at least twenty (20) hours per week during an Offering Period, the Participant will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.
(d)A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.
14.TRANSFERABILITY.
Neither payroll deductions credited to a Participant’s account nor options to purchase Common Stock granted under the Plan may be transferred, assigned, pledged or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. Options granted under the Plan are exercisable during a Participant’s lifetime only by the Participant.
15.REPORTS.
Individual accounts will be maintained for each Participant in the Plan. Statements of account will be made available to Participants promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share Exercise Price, the number of shares purchased and the remaining cash balance, if any.
16.ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
(a)Subject to Section 16(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of options (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding options, and (3) the Exercise Price of any outstanding options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding options.
(b)In the event of the proposed dissolution or liquidation of the Company, each Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; or other event in which the Company does not survive or does not survive as a public company in respect of its Common Stock), then, unless the Committee provides that each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or entity or a parent or subsidiary of such successor corporation or entity, each Exercise Period then in progress shall be shortened and a new Exercise Date shall be set by the Committee to occur upon or immediately prior to such transaction or event (the “New Exercise Date”), as of which date the Plan and any Exercise Period and related Offering Period then in progress will terminate. The New Exercise Date shall be on or before the date of consummation of the transaction and the Committee shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date (to the extent administratively practicable), that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 13. The Exercise Price on the New Exercise Date shall be determined as provided in Section 10 hereof, and for purposes of determining such Exercise Price, the New Exercise Date shall be treated as the “Exercise Date.”
(c)In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 16, and the Committee’s actions hereunder shall be conclusive and binding on all persons. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 16.

B-7	Western Digital 2025 Proxy Statement

17.AMENDMENT OF THE PLAN.
The Board may at any time, or from time to time, amend or suspend the Plan, in whole or in part and without notice. Stockholder approval for any amendment shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of the Plan. No options may be granted during any suspension of the Plan or after a termination of the Plan pursuant to Section 18(b) below, but the Committee will retain jurisdiction as to options then outstanding in accordance with the terms of the Plan. No amendment, suspension or termination pursuant to this Section 17 or Section 18 shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any right or benefits of such Participant or obligations of the Company under any option granted under the Plan prior to the effective date of such change; provided that the Board may amend, suspend or terminate the Plan as to any outstanding options granted under the Plan for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the Participants to whom such options were granted. In no event shall changes contemplated by Section 7(d) or Section 16 be deemed to constitute changes or amendments requiring Participant consent.
18.TERMINATION OF THE PLAN.
The Plan and all rights of Employees hereunder shall terminate:
(a)on the Exercise Date that Participants would become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan if the final sentence in this Section 18 were not applied; or
(b)at any time, at the discretion of the Board.
In the event that the Plan terminates under circumstances described in Section 18(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.
19.NOTICES.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
20.CONDITIONS UPON ISSUANCE OF SHARES.
(a)The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state, local and foreign laws, rules and regulations, and to such approvals by any listing, regulatory or governmental agency as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, and as a condition precedent to the exercise of his or her option, provide such assurances and representations to the Company or one of its Subsidiaries as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
(b)The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal, state or local income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company shall have the right at its option to (1) require the Participant to pay or provide for payment of the amount of any taxes which the Company or any Subsidiary may be required or permitted to withhold with respect to such event or (2) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or any Subsidiary may be required or permitted to withhold with respect to such event. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.
21.EMPLOYEES’ RIGHTS.
(a)Nothing in the Plan (or in any other document related to the Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 21(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract.

Appendix B—Amended and Restated 2005 Employee Stock Purchase Plan	B-8

(b)No Participant or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company or any Subsidiary by reason of any option hereunder. Neither the provisions of the Plan (or of any other document related to the Plan), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.
(c)A Participant will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. Except as expressly required by Section 16(a) or otherwise expressly provided by the Committee, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
22.MISCELLANEOUS.
(a)The Plan, the options granted hereunder and any other documents related to the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.
(b)If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.
(c)Captions and headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of the Plan or any provision hereof.
(d)The adoption of the Plan shall not affect any other Company or Subsidiary compensation or incentive plans in effect. Nothing in the Plan will limit or be deemed to limit the authority of the Board or Committee (1) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary (with or without reference to the Common Stock), or (2) to grant or assume options (outside the scope of and in addition to those contemplated by the Plan) in connection with any proper corporate purpose, to the extent consistent with any other plan or authority. Benefits received by a Participant under an option granted pursuant to the Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides or authorizes in writing.
(e)The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the Plan.
As Amended August 6, 2012, August 5, 2015, August 2, 2018, August 25, 2022, May 28, 2025 and August 27, 2025.

Principal Executive Offices
Western Digital Corporation
5601 Great Oaks Parkway
San Jose, CA 95119
Phone: 408.717.6000

Investor Relations
Website: investor.wdc.com
E-mail: investor@wdc.com
Phone: 408.717.9765

Worldwide Websites
westerndigital.com
wd.com

Transfer Agent and Registrar
Equiniti Trust Company, LLC
28 Liberty Street, Floor 53
New York, NY 10005
Website: equiniti.com/us/ast-access
Phone: 800.937.5449

Independent Registered Public
Accounting Firm
KPMG LLP

Stock Exchange Listing
Western Digital's common stock
trades on the Nasdaq Global Select
Market® under the symbol WDC

Western Digital, the Western Digital design, the Western Digital logo and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. All other marks are the property of their respective owners.
© 2025 Western Digital Technologies, Inc. All rights reserved.

Western Digital.

Western Digital

WESTERN DIGITAL CORPORATION
5601 GREAT OAKS PARKWAY
SAN JOSE, CA 95119

SCAN TO VIEW MATERIALS & VOTE

You are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WDC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed below in the box marked by the arrow available and follow the instructions when you log in to the virtual meeting platform.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 19, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V80192-P36445 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTERN DIGITAL CORPORATION

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Kimberly E. Alexy	☐	☐	☐
1b. Martin I. Cole	☐	☐	☐
1c. Tunç Doluca	☐	☐	☐
1d. Bruce E. Kiddoo	☐	☐	☐
1e. Matthew E. Massengill	☐	☐	☐
1f. Roxanne Oulman	☐	☐	☐
1g. Stephanie A. Streeter	☐	☐	☐
1h. Irving Tan	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and 2025 Annual Report are available at investor.wdc.com.

You can also view these materials at www.proxyvote.com by using the control number printed in the box marked by an arrow on the reverse side.

V80193-P36445

WESTERN DIGITAL CORPORATION
5601 Great Oaks Parkway
San Jose, CA 95119

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Martin I. Cole and Cynthia L. Tregillis, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock and Series A Convertible Perpetual Preferred Stock of Western Digital Corporation held of record by the undersigned on September 22, 2025, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 20, 2025, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement for the Annual Meeting, which is being delivered herewith.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" each of the eight nominees named in Proposal 1 and "FOR" Proposals 2, 3 and 4. Whether or not direction is made, each of the Proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)